Exhibit 2.1

EXECUTION VERSION

TRANSACTION AGREEMENT

BY AND BETWEEN

CAPGEMINI S.E.

AND

WNS (HOLDINGS) LIMITED

DATED AS OF

JULY 6, 2025

i

ii

ANNEXES

Annex A – Definitions

Annex B – Company Directors

EXHIBITS

Exhibit A – Scheme of Arrangement

iii

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”) is made and entered into as of July 6, 2025, by and between CAPGEMINI S.E., a société européenne organized under the laws of France (the “Buyer”), and WNS (HOLDINGS) LIMITED, a public limited company incorporated under the laws of Jersey (the “Company” and, together with the Buyer, the “Parties”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

RECITALS

WHEREAS, the Parties intend that the Company Shares will be acquired by the Buyer on the terms and subject to the conditions set out in this Agreement with the effect that the Buyer will acquire the entire issued and to be issued share capital of the Company (the “Transaction”), pursuant to the Scheme of Arrangement;

WHEREAS, the board of directors of the Buyer has (i) determined that this Agreement and the Transaction are in the corporate interest (intérêt social) of the Buyer, (ii) approved the Transaction on the terms and subject to the conditions set forth herein, and (iii) approved and authorized the execution, delivery and performance of this Agreement;

WHEREAS, the Company Board of Directors has (i) determined that this Agreement and the Transaction are advisable and in the best interests of its respective shareholders, (ii) approved the Transaction on the terms and subject to the conditions set forth herein, (iii) adopted and approved this Agreement, and (iv) recommended that the shareholders of the Company approve the Scheme of Arrangement and pass the Company Shareholder Resolutions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Buyer to enter into this Agreement, the Directors have entered into and delivered to the Buyer voting and support agreements in connection with the transactions contemplated hereby, pursuant to which such Persons have agreed, among other things, to vote all Company Shares beneficially owned by each of them in favor of the approval of the Scheme of Arrangement at the Scheme Meeting and the passing of the Company Shareholder Resolutions at the Company GM (the “Irrevocable Undertakings”); and

WHEREAS, the Company and the Buyer desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and intending to be legally bounding hereby, the Company, and the Buyer agree as follows:

ARTICLE I

THE TRANSACTION

Section 1.1 The Transaction. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of Jersey, including the Companies Law, and the terms of the Scheme of Arrangement: (i) all of the Company Shares then outstanding shall be transferred from the Scheme Shareholders to the Buyer (or an Affiliate of the Buyer designated by the Buyer in accordance with the terms of the Scheme of Arrangement); and (ii) the Scheme Shareholders shall be entitled in accordance with the terms of the Scheme of Arrangement to receive an amount in cash, without interest and subject to any withholding of Taxes pursuant to Section 2.4, equal to $76.50 per Company Share that is outstanding immediately prior to the Effective Time (the “Per Share Consideration”).

Section 1.2 Closing. The closing of the Transaction (the “Closing”) shall take place via electronic document exchange or at the offices of Latham & Watkins LLP located at 1271 Avenue of the Americas New York, NY 10020, on the fifth (5th) Business Day following the date on which the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing (which shall include the condition set out in Section 7.1(c)), but subject to the satisfaction or waiver of such conditions at the Closing) occurs or such other time as the Company and the Buyer may agree with the consent of the Court (if required), or at such other place, date and time as the Parties may agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.” On the Closing Date, the Company shall deliver, or cause to be delivered, a copy of the Court Order to the Registrar of Companies in Jersey for registration. The Closing shall be deemed to have occurred at the Effective Time on the Closing Date.

Section 1.3 Effective Time. On the Closing Date, the Scheme of Arrangement shall become effective at such time as an Act of the Royal Court of Jersey (the “Court”) sanctioning the Scheme of Arrangement (such order, the “Court Order”) has been delivered to the Registrar of Companies in Jersey for registration (such date and time is hereinafter referred to as the “Effective Time”).

ARTICLE II

TRANSFER OF COMPANY SHARES; PAYMENT PROCEDURES

Section 2.1 Transfer of Company Shares. At the Effective Time, the Company Shares then outstanding shall be transferred from the Scheme Shareholders in accordance with the provisions of the Scheme of Arrangement, this Section 2.1 and Section 2.2, and the Scheme Shareholders shall cease to have any rights with respect to the Company Shares except their rights under the Scheme of Arrangement, including the right to receive, in exchange for each Company Share, the Per Share Consideration. At the Effective Time, or as promptly as reasonably practicable thereafter but on the day of the occurrence of the Effective Time, the Company’s Register of Members will be updated in accordance with the provisions of the Scheme of Arrangement to reflect the transfer of the Company Shares under the Scheme of Arrangement to the Buyer (or an Affiliate of the Buyer designated by the Buyer prior to the filing of the Scheme of Arrangement with the Court), following which the Company shall be a wholly-owned subsidiary of the Buyer or such Affiliate of the Buyer.

Section 2.2 Payment Procedures.

(a) Settlement via the Paying Agent.

(i) Prior to the Closing, the Buyer shall (A) select an internationally recognized bank or trust company reasonably acceptable to the Company to act as paying agent for the payment of the Aggregate Consideration (the “Paying Agent”) and (B) enter into an agreement (such agreement, the “Paying Agent Agreement”), in form and substance reasonably acceptable to the Company, with the Paying Agent. The Buyer shall pay all costs, fees and expenses incurred in connection with the retention and engagement of the Paying Agent. On the Closing Date, substantially concurrently with the Effective Time, the Buyer shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the Scheme Shareholders, cash in an amount equal to the Aggregate Consideration to which the Scheme Shareholders are entitled pursuant to Section 1.1. All cash deposited with the Paying Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Payment Fund.”

(ii) As promptly as reasonably practicable after the Effective Time, and in any event within three (3) Business Days after the Effective Time, the Buyer shall direct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Company Shares (the “Certificates”) or non-certificated Company Shares represented by book-entry (the “Book-Entry Shares”) that is entitled to receive the Per Share Consideration pursuant to Section 1.1 a letter of transmittal, which shall be in such form and have such other provisions as the Buyer and the Paying Agent may reasonably specify. The Paying Agent Agreement shall require that each holder of Company Shares that have been converted into the right to receive the Per Share Consideration shall be entitled to receive the Per Share Consideration (less any required deductions as provided in Section 2.4) in respect of each of the Company Shares represented by a Certificate, within two (2) Business Days upon delivery to the Paying Agent of a duly completed and validly executed letter of transmittal, or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, and, in each case, delivery to the Paying Agent of such other documents as may be reasonably requested by the Paying Agent. The Paying Agent shall accept such letters of transmittal, “agent’s message” with respect to Book-Entry Shares or other documents upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect orderly payments of the Per Share Consideration in accordance with normal exchange practices. Payment of the Per Share Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered. Each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Per Share Consideration as contemplated by this Article II, without interest thereon. Any portion of the Payment Fund which has not been transferred to the holders of Company Shares within twelve (12) months of the Effective Time shall be delivered to the Buyer or its designee(s) promptly upon request by the Buyer, it being understood that no such delivery shall affect any legal right that a Scheme Shareholder may have to receive the Per Share Consideration pursuant to Section 1.1. None of the Buyer, the Company or the Paying Agent or any of their respective Affiliates or Representatives or agents shall be liable to any Person in respect of any Per Share Consideration (or dividends or distributions with respect thereto) from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(b) At the Effective Time, the share transfer books of the Company shall be closed and thereafter (other than to record the transfer of Company Shares to the Buyer or its designate in accordance with this Agreement) there shall be no further registration of transfers of Company Shares on the records of the Company. From and after the Effective Time, the holders of Certificates or Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to Company Shares formerly represented thereby except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Buyer, the Company or the Paying Agent for any reason, they shall be cancelled and converted as provided in this Agreement.

(c) In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof (such affidavit to be in a form reasonably satisfactory to the Buyer and the Paying Agent), the Per Share Consideration payable in respect thereof pursuant to Section 1.1; provided, however, that Buyer may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such reasonable and customary amount as the Buyer may direct as indemnity against any claim that may be made against the Buyer and their respective Subsidiaries or the Paying Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 2.3 Treatment of Company RSUs.

(a) At the direction of the Buyer (which is hereby given), upon the Effective Time, each Company RSU that is outstanding and unvested as of immediately prior to the Effective Time and that is not cancelled and converted into the right to receive the Company Incentive Consideration (as defined below) in accordance with Section 2.3(b) shall automatically and without further action on the part of the Buyer, the Company or the applicable holder of such Company RSU be amended to provide for a contractual right to receive a cash payment in an amount equal to the product of (i) the Per Share Consideration, multiplied by (ii) the number of Company Shares subject to such Company RSU (with any performance-based vesting conditions applicable to such Company RSU deemed earned assuming maximum achievement of all applicable performance goals) (each, a “Modified Unvested Award”). Each Modified Unvested Award shall remain subject to the same vesting terms and conditions that applied to the corresponding Company RSU immediately prior to the Effective Time (other than performance-vesting conditions) and shall become payable to the holder thereof in accordance with the original vesting schedule applicable to the corresponding Company RSU (including, without limitation any applicable accelerated vesting provisions), without interest and less any applicable Taxes and other applicable deductions consistent with past practice.

(b) Effective as of the Effective Time and without any further action on the part of the Company, Buyer or any holder of Company RSUs, (i) each award of Company RSUs which is vested (or becomes vested by virtue of the Transaction) and which is outstanding as of immediately prior to the Effective Time, and (ii) subject to execution of a written acknowledgment by the holder of Company RSUs of the treatment of Company RSUs set forth in this Section 2.3 (which shall be limited in substance to acknowledging and agreeing to the RSU treatment hereunder and shall not create any restrictive covenants or modify any other agreements with any Company RSU holder), a copy of which will be provided to Buyer for its reasonable review and comment no later than ten (10) Business Days prior to its delivery to the holders of Company RSUs, 20% of each tranche of each award of Company RSUs (based on maximum vesting for performance-vesting Company RSUs) that is unvested and outstanding as of immediately prior to the Effective Time shall, in each case, be automatically cancelled and converted into the right of the holder thereof to receive an amount in cash, equal to the product of (i) the Per Share Consideration, multiplied by (ii) the number of Company Shares subject to such Company RSU (based on maximum vesting for performance-vesting Company RSUs), without interest and less any applicable Taxes and other applicable deductions (the “Company Incentive Consideration”).

(c) From and after the Effective Time, such holders of Company RSUs shall cease to have any rights with respect thereto, other than the right to receive the Company Incentive Consideration in accordance with this Section 2.3. Except as otherwise agreed between the Parties, at or as soon as reasonably practicable following the Effective Time, the Company or the applicable Company Subsidiary shall satisfy through its payroll systems or standard accounts payable procedures, as applicable, all amounts in respect of the Company Incentive Consideration payable pursuant to Section 2.3(a) to the applicable recipients thereof no later than the first payroll date to occur at least ten (10) Business Days following the Effective Time. All amounts required to be paid to holders of Company RSUs pursuant to Section 2.3(a) shall be less any applicable withholding Taxes and other applicable deductions.

(d) Prior to the Effective Time, the Company Board of Directors (or, if appropriate, any duly authorized committee thereof administering the applicable Company Share Plan) shall adopt such resolutions, provide any required notice, obtain any required holder written consents and take such other actions as may be required to provide for the treatment set forth in this Section 2.3 in respect of the Company RSUs and to terminate each Company Share Plan, in each case, effective upon the Effective Time; provided that the foregoing actions shall be subject to the Buyer’s prior review.

Section 2.4 Withholding.

(a) On or prior to the Closing Date, the Company shall, so far as the Company is aware, provide to the Buyer a list of Scheme Shareholders who hold more than 5% of the Company Shares at any time in the twelve (12) months preceding the Closing Date or hold the right of management or control in relation to the Company in the twelve (12) months preceding the Closing Date.

(b) No Taxes shall be deducted or withheld under the IT Act from the Per Share Consideration paid or payable to any Small Shareholder or Indian Resident Shareholder pursuant to this Agreement so long as such Small Shareholder or Indian Resident Shareholder furnishes a self-declaration to the Buyer (which for the purpose of Scheme Shareholders who are required to furnish the letter of transmittal referred to in Section 2.2(a)(ii), shall be included in such letter of transmittal) and in such form as shall be agreed between the Buyer and the Company confirming such Small Shareholder or Indian Resident Shareholder’s status as such.

(c) Subject to Section 2.4(b), each of the Buyer, the Company, any of their respective Affiliates, and any other Person remitting funds, as applicable, shall be entitled to deduct and withhold from any consideration or other amount otherwise payable pursuant to this Agreement or the Scheme of Arrangement such amounts, if any, as it is required to be deducted and withheld under applicable Law as may be reasonably determined by the Buyer, the Company, any of their respective Affiliates or any other Person remitting the funds, as applicable. Any amounts that are so deducted or withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, provided however, that prior to withholding any amounts pursuant to this Section 2.4, the Buyer shall take into account all information, declarations, claims for treaty benefits, and documentation furnished by a Scheme Shareholder (to the reasonable satisfaction of the Buyer) in determining Taxes, if any, that are required to be deducted and withheld from the Per Share Consideration payable to such Scheme Shareholder. Provided further that in a case of a Small Shareholder or Indian Resident Shareholder who does not furnish a self-declaration as provided for in Section 2.4(b), the Buyer may exercise its discretion, acting reasonably, to withhold Taxes, if any, that are deductible in accordance with the IT Act from the Per Share Consideration payable to such Small Shareholder or Indian Resident Shareholder.

(d) For the avoidance of doubt, if the Buyer does not receive from a Specific Shareholder all such relevant information, declarations, and documentation as may be necessary in determining Taxes, if any, that are required to be deducted and withheld from the Per Share Consideration payable to such Specific Shareholder, the Buyer shall compute and withhold the Taxes in accordance with the IT Act (as may be determined by the Buyer acting reasonably and based on the information available with the Buyer) from the Per Share Consideration payable to such Specific Shareholder.

(e) If any deductions or withholdings are required by applicable Law, the Buyer shall timely remit such amount to the relevant Governmental Entity and undertake applicable compliances (including filing of withholding tax return and issuance of a valid withholding tax certificate issued in Form 16A under (Indian) Income Tax Rules, 1962 confirming the deduction and deposit of Taxes withheld under the IT Act).

(f) The Company shall reasonably co-operate with the Buyer to facilitate communications with the Scheme Shareholders in respect of the information documentation and declarations as set out in Sections 2.4(b) and 2.4(d) above.

Section 2.5 Company and Buyer Actions Prior to and at Closing.

(a) Not less than five (5) Business Days prior to the Closing Date, the Buyer shall notify the Company in writing of (i) any directors, secretaries or corporate administrators to resign from the Company Board of Directors or their position as secretary or corporate administrator (as applicable) and (ii) any replacements to be appointed to the Company Board of Directors or the position of secretary or corporate administrator (as applicable) with effect from the Effective Time.

(b) On or prior to the Closing Date, the Company shall procure that a meeting of the Company Board of Directors (or a duly authorized committee thereof) is held at which resolutions are passed (conditional upon the delivery of the Court Order to the Registrar of Companies in Jersey for registration and effective as of the Effective Time) approving:

(i) the transfer to the Buyer of the Company Shares provided to be transferred under the Scheme of Arrangement and the registration as a member of such person(s) in accordance with the Scheme of Arrangement in respect of such Company Shares;

(ii) the removal or resignation of the directors of the Company notified by the Buyer to the Company;

(iii) the removal or resignation of the secretary or corporate administrator to the Company (if determined and notified by the Buyer to the Company); and

(iv) the appointment of such persons as the Buyer shall determine as the directors of the Company notified by the Buyer to the Company.

(c) On or prior to the Closing Date, the Company shall:

(i) deliver to the Buyer a certified copy of the resolutions referred to in Section 2.5(b);

(ii) deliver to the Buyer a letter of resignation (or evidence of removal) from each director who resigns (or is removed) in accordance with Section 2.5(b)(ii);

(iii) deliver to the Buyer a letter of resignation (or evidence of removal) from each relevant person who resigns (or is removed) in accordance with Section 2.5(b)(iii); and

deliver to the Buyer all Certificates received by the Company in respect of the Company Shares (if any) transferred to the Buyer in accordance with the Scheme of Arrangement; provided that to the extent any such Certificates are received after the Closing Date, delivery to the Buyer shall be made as promptly as reasonably practicable thereafter.

(d) On or prior to the Closing Date, Buyer shall deliver to the Company a certified copy of the resolutions of the Board of Directors of the Buyer adopting resolutions (i) determining that this Agreement and the Transaction are in the corporate interest (intérêt social) of the Buyer, (ii) approving the Transaction on the terms and subject to the conditions set forth therein, and (iii) authorizing the execution, delivery and performance of this Agreement.

(e) The Company shall procure a valuation report issued by a Big Four Accounting Firm on reliance basis and in a form reasonably acceptable to the Buyer as of the specified date, setting out the value derived by the Company from India in accordance with section 9(1)(i) of the IT Act read with Rule 11UB and Rule 11UC of Income Tax Rules, 1962. For the purposes of the valuation report, the Company shall furnish all such information as required by the Big Four Accounting Firm and which is accurate in all material respects.

Section 2.6 Further Assurances. If at any time before or after the Effective Time, the Buyer or the Company reasonably believes that any further instruments, deeds, documents, conveyances or assignments are reasonably necessary to consummate the Transaction, including to effect the conveyance of the Company Shares to the Buyer in accordance with the Scheme, then the Buyer and the Company and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary to consummate the Transaction and to carry out the intent and purposes of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered to Buyer by Company at the time of entering into this Agreement (the “Company Disclosure Schedule”) (it being understood that any disclosure set forth in one section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent the qualifying nature of such disclosure with respect to such other section or subsection is reasonably apparent on the face of such disclosure) or as disclosed in the Company SEC Documents (so long as such documents are publicly available via the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system at least two (2) Business Days prior to the date of this Agreement, or have been made available to the Buyer) and other than any statements (i) solely in the “Risk Factors” sections of such Company SEC Documents, except to the extent such information consists of factual or historical statements and (ii) in any forward-looking statements in such Company SEC Documents or other disclosures that are cautionary, predicative, forward-looking or that speculate about future developments, it being understood that any matters disclosed in such filings shall not be deemed disclosed for purposes of Section 3.1, Section 3.2(a), Section 3.3, Section 3.18 and Section 3.21, the Company hereby represents and warrants to the Buyer as of the date hereof and as of the Closing as follows (provided, however, for the avoidance of doubt, that none of the representations and warranties contained herein shall be considered covenants of the Company):

Section 3.1 Qualification, Organization, etc. Each of the Company and each Company Subsidiary is a legal entity duly organized, validly existing and, where relevant, in good standing under the Laws of its respective jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is duly licensed or qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties, or conduct of its business, requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the extent not publicly available, the Company has made available to the Buyer true and complete copies of the certificate of incorporation, by-laws or other equivalent organizational documents of the Company as amended through and as in effect as of the date of this Agreement (the “Company Governing Documents”). The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents in any material respect. The organizational documents of each Company Subsidiary are in full force and effect and the Company Subsidiaries are not in violation of their respective organizational documents in any material respect.

Section 3.2 Share Capital.

(a) As of the close of business on June 30, 2025 (such date and time, the “Company Capitalization Date”), (i) an aggregate of 42,893,906 Company Shares were issued (of which (A) none were held in treasury and (B) 42,893,906 Company Shares were outstanding and held by Company Shareholders), (ii) unvested Company RSUs for a total of 1,973,649 Company Shares (assuming achievement of all applicable performance goals at the maximum level of performance) were outstanding, (iii) vested but unexercised Company RSUs for a total of 1,160,368 Company Shares were outstanding, (iv) 50,000 Company Shares were reserved for issuance but not yet granted pursuant to the Company’s 2016 Incentive Award Plan (as amended and restated as of July 15, 2021) and the Company’s Second Amended and Restated 2006 Incentive Award Plan, and (v) no Company Shares were held by Company Subsidiaries. All of the outstanding Company Shares are validly issued, fully paid and non-assessable. From the Company Capitalization Date to the date of this Agreement, the Company has not issued any Company Shares except pursuant to the settlement of vested Company RSUs outstanding as of the Company Capitalization Date. Except as set forth in this Section 3.2(a), and for changes since the Company Capitalization Date resulting from the vesting or settlement of Company RSUs, in each case in accordance with their terms, as of the date of this Agreement, the Company has no shares or other equity interests in issue.

(b) Each of the outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries has been duly authorized and validly issued in compliance with applicable Law and its organizational documents and is fully paid and nonassessable and owned solely by the Company or by a direct or indirect wholly-owned Company Subsidiary, free and clear of all Liens (other than any Liens under applicable securities Laws or organizational documents of such entity). All transfers of outstanding shares of capital stock or other equity securities of each of the Company Subsidiaries in India have been undertaken in all material respects in compliance with applicable Law, including such transfers being duly taken on record and registered by the board of directors of the Company Subsidiaries in India, and the Company Subsidiaries in India have maintained all relevant share transfer deeds (in case of physical transfer of outstanding shares of capital stock or other equity securities) in all material respects and filed all prescribed forms with the applicable Governmental Entity in relation to such transfers, in accordance with applicable Law.

(c) Except for the Company RSUs or as set forth in Section 3.2(c) of the Company Disclosure Schedule there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments, derivative instruments or other similar rights that obligate the Company or any Company Subsidiary to (i) issue, transfer or sell any shares in the capital or other equity interests of the Company or any Company Subsidiary or securities convertible into, or exchangeable for, such shares or equity interests (in each case other than to the Company or a wholly-owned Company Subsidiary); (ii) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment; or (iii) redeem or otherwise acquire any such shares in its capital or other equity interests.

(d) Neither the Company nor any Company Subsidiary has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company Shareholders or any Company Subsidiary on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the shares of capital stock or other equity interest of the Company or any Company Subsidiary.

(f) Section 3.2(f) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) each Company Subsidiary and the ownership interest of the Company (either by itself or through any other wholly-owned Company Subsidiary, directly or indirectly) in each Company Subsidiary and (ii) any other Person in which the Company or any of the Company Subsidiaries own capital stock or other equity interest.

(g) Except for the Company RSUs or as set forth in Section 3.2(g) of the Company Disclosure Schedule there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, puts, commitments, derivative instruments or rights of any kind that obligate the Company or any Company Subsidiary to (i) provide a capital contribution to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person that is not a Company Subsidiary; or (ii) make any payment to any Person the value of which is derived from, or calculated based on, the value of Company Shares or any other equity interests of the Company or any equity interests of any Company Subsidiary.

(h) The Company has made available to the Buyer a true, correct and complete list, as of the Capitalization Date, of (i) the name or employee identification number of each holder of a Company RSU, (ii) the Company Share Plan under which such Company RSU was granted, (iii) the number of outstanding Company RSUs held by such holder (at maximum levels of performance), and (iv) the grant date and vesting schedule of each such Company RSU.

Section 3.3 Corporate Authority Relative to this Agreement, No Violation.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, assuming all Conditions are satisfied (or waived, if permitted), to perform its obligations hereunder and to consummate the Transaction (subject to the terms, conditions and intended operation of this Agreement, and the Scheme). The execution, delivery and performance by the Company of this Agreement and the consummation of the Transaction have been duly and validly authorized by the Company Board of Directors, and, except as contemplated by this Agreement, no other corporate proceedings on the part of the Company or any Company Subsidiary are necessary to authorize the consummation of the Transaction other than the Company Shareholder Approval. As of the date of this Agreement, the Company Board of Directors has adopted resolutions (i) declaring that this Agreement and the consummation of the Transaction are advisable and fair to, and in the best interests of the Company and the Company Shareholders, (ii) approving this Agreement and the Transaction, (iii) authorizing the execution, delivery and performance of this Agreement on its terms, (iv) directing that, subject to this Agreement not having been terminated in accordance with its terms, the Scheme be submitted to the Court and submitted to a vote at the Scheme Meeting and (v) making the Company Board Recommendation. Subject to the Enforceability Exceptions, this Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transaction require no action by or in respect of, or filing with, any Governmental Entity, by the Company or any Company Subsidiary, other than (i) the satisfaction of the conditions set forth in Article VII, (ii) the approval of the Court of the Scheme and the filing of the Court Order, (iii) the filings, consents, approvals, authorizations, clearances or other actions under the Antitrust Laws applicable to the Transaction and the expiration or termination of any applicable waiting periods thereunder, (iv) the filing with the Court of the Scheme Document, (v) compliance with any applicable requirements of the SEC, the NYSE, the Securities Act, the Exchange Act and any other applicable securities laws, (vi) compliance with any applicable requirements of the Jersey Financial Services Commission and (vii) such other actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation of the Transaction do not and will not (i) assuming that the resolutions referred to in Section 3.3(a) are obtained, contravene, conflict with, result in any violation or breach of, or require any notice, consent or waiver under, any provision of the Company Governing Documents or the comparable governing instruments of any Company Subsidiary, (ii) assuming that the consents, approvals and filings referred to in Section 3.3(b) are made and obtained and receipt of the Company Shareholder Approval, contravene, conflict with, result in a violation or breach of, or require any notice, consent or waiver under, any provision of any applicable Law or Order, (iii) assuming that the consents, approvals and filings referred to in Section 3.3(b) are made and obtained and receipt of the Company Shareholder Approval, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration, creation or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under any provision of any material Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, or (iv) result in the creation or imposition of any Lien on any equity interest, asset or property of the Company or any Company Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv) above, as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company, the Company Subsidiaries and any predecessor entities thereto have filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by them with or to the SEC since the Applicable Date (the forms, certifications, statements, reports and documents filed with or furnished to the SEC since the Applicable Date, and prior or subsequent to the date of this Agreement, together with any exhibits and schedules thereto and any information incorporated by reference therein, in each case as amended since the date of their filing and prior to the date hereof, collectively, the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC. Each of the Company SEC Documents, at the time of its filing or being furnished, complied or, if not yet filed or furnished, will at the time of being filed or furnished comply, in each case, in all material respects, with the applicable requirements of the SEC. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company SEC Documents did not, and each Company SEC Document filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, (i) to the knowledge of the Company, there are no outstanding or unresolved comments in any comment letters received by the Company from the SEC and (ii) to the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, inquiry or investigation.

(b) Each of the audited and unaudited annual and quarterly consolidated financial statements included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) fairly presents or, in the case of the Company SEC Documents filed after the date of this Agreement, will fairly present, in each case, in all material respects, in conformity with GAAP or IFRS, as applicable, applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries, as of the dates thereof and their consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended (subject to, in the case of any unaudited financial statements, to the absence of notes and to normal and recurring year-end audit adjustments that are not and will not be material in amount or effect).

(c) Since the Applicable Date, the Company has complied in all material respects with the NYSE requirements.

(d) The Company has complied in all material respects with the requirements of Part 16 of the Companies Law.

Section 3.5 Internal Controls and Procedures. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) that comply in all material respects with the requirements of Rules 13a-15 or 15d-15 of the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Company, each Company Subsidiary, each predecessor entity thereto to which the Sarbanes-Oxley Act was applicable and each of their respective officers and directors in their capacities as such are in compliance with, and, since the Applicable Date, have complied with, the applicable provisions of the Sarbanes-Oxley Act and the Exchange Act, in all material respects. Based on its evaluation of internal controls over financial reporting, the Company’s management has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Applicable Date and prior to the date of this Agreement, neither the Company nor any Company Subsidiary has received or has otherwise obtained knowledge of any complaint, allegation, assertion or claim, in writing, or to the knowledge of the Company, made orally, from or by any source regarding a violation of accounting procedures, internal accounting controls or auditing matters, or compliance with Law, including from any current or former employee of the Company, any Company Subsidiary or predecessor entities thereto, or questionable accounting, auditing or legal compliance matters.

Section 3.6 No Undisclosed Liabilities. There are no obligations or liabilities of the Company or any of Company Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed, reflected or reserved against in the consolidated balance sheet of the Company as of March 31, 2025 (the “Company Balance Sheet Date”), and the notes thereto set forth in the Company’s latest Form 10-K, (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date (none of which relate to breach of contract, breach of warranty, tort, infringement, violation of or liability or obligation under any applicable Law), (iii) liabilities or obligations arising out of this Agreement and the transactions contemplated hereby (and which do not arise out of a breach by the Company of any representation or warranty or covenant in this Agreement) or (iv) liabilities or obligations that would not be, or would not reasonably be expected to be, material to the Company and the Company Subsidiaries taken as a whole.

Section 3.7 Customers. Section 3.7 of the Company Disclosure Schedule sets forth a true, correct and complete list of the top twenty (20) largest customers of the Company (measured by dollar volume of purchases from such customers) for the twelve (12) month period ending on the Company Balance Sheet Date. Between the Company Balance Sheet Date and the date of this Agreement, no such customer has (i) cancelled or terminated its Company Material Contracts with any of the Company or Company Subsidiaries, as applicable, or notified any of the Company or Company Subsidiaries, as applicable, in writing of any intention to do any of the foregoing, (ii) stated its intention to materially reduce or discontinue or otherwise change in a manner materially adverse to the Company or Company Subsidiaries, taken as a whole, the relationship of such customer with the Company or Company Subsidiaries, as applicable, or (iii) to the knowledge of the Company, threatened to do any of the foregoing. As of the date of this Agreement, there are no unresolved material claims or disputes pending between the Company or any of Company Subsidiaries, on the one hand, and any such customers, on the other hand, with respect to any Company Material Contract related thereto.

Section 3.8 Suppliers. Section 3.8 of the Company Disclosure Schedule sets forth a true, correct and complete list of the top ten (10) largest suppliers of the Company (measured by dollar volume of purchases from such suppliers) for the twelve (12) month period ending on the Company Balance Sheet Date. Between the Balance Sheet Date and the date of this Agreement, no such supplier has (i) cancelled or terminated its Company Material Contracts with any of the Company or Company Subsidiaries, as applicable, or notified any of the Company or Company Subsidiaries, as applicable, in writing of any intention to do any of the foregoing, (ii) stated its intention to materially reduce or discontinue or otherwise change in a manner materially adverse to the Company or Company Subsidiaries, taken as a whole, the relationship of such supplier with the Company or Company Subsidiaries, as applicable, or (iii) to the knowledge of the Company, threatened to do any of the foregoing. As of the date of this Agreement, there are no unresolved material claims or disputes pending between the Company or any of Company Subsidiaries, on the one hand, and any such suppliers, on the other hand, with respect to any Company Material Contract related thereto.

Section 3.9 Compliance with Laws; Permits.

(a) Each of the Company, the Company Subsidiaries and any predecessor entities thereto is, and since the Applicable Date has been, in compliance with, in all material respects, and is not, and since the Applicable Date has not been, in default under, or in violation of, in any material respects, any Law or Order applicable to the Company (including in relation to receipt of donations and/or charitable funds by WNS Cares Foundation), such Company Subsidiaries, predecessor entities or any of their respective properties or assets.

(b) The Company, the Company Subsidiaries and any predecessor entities thereto are, and since the Applicable Date have been, in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, exemptions, consents, certificates, registrations, concessions, approvals and orders necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have or have filed such Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, except where the failure to be in full force and effect, in each case, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each Company Subsidiary is in compliance with all Company Permits, except where the failure to be in compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) (i) Neither the Company nor any Company Subsidiary is in default or violation of any term, condition or provision of any Company Permit; and (ii) to the knowledge of the Company, no action or notice has been issued by any Governmental Entity, nor do any conditions or facts exist that may result in revocation of or material amendment to any Company Permit, in each case, except where such default, violation, action, notice, modification, termination or revocation, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Neither the Company nor any Company Subsidiary is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement of or with any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) In relation to the Company Subsidiaries in India, (i) there are no identified “significant beneficial owners” of the respective Company Subsidiaries under applicable Law in India and (ii) none of the Company Subsidiaries in India are required to make any filings with any Governmental Entity in relation to declaration of “significant beneficial owners” under applicable Law in India.

Section 3.10 Environmental Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company, the Company Subsidiaries and any predecessor entities thereto are now, and have been since the Applicable Date, in compliance with all Environmental Laws and Environmental Permits; (b) none of the Company, any Company Subsidiary or any predecessor entities thereto has treated, stored, handled, manufactured, generated, distributed, sold, disposed of or arranged for disposal of, transported, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Substance, in each case as would, or otherwise could reasonably be expected to, result in liability under any Environmental Law; (c) none of the Company, any Company Subsidiary or any predecessor entities thereto has, since the Applicable Date (or earlier to the extent unresolved), received any notice alleging that the Company, any Company Subsidiary or any predecessor entities thereto (i) may be in violation of or subject to liability, under any Environmental Law or relating to any Hazardous Substances, (ii) has any liability or responsibility for conducting any investigation, response, corrective action, or closure at any real property or any other location, or (iii) there is no claim, Proceeding, demand, Lien, Order, investigation or information request current, pending or, to the knowledge of the Company, threatened against the Company, any Company Subsidiary or any predecessor entities thereto, under any Environmental Law or relating to any Hazardous Substances; and (d) neither the Company, any Company Subsidiary nor any predecessor entities thereto has assumed or provided an indemnity with respect to any current or pending obligation or liability of any other Person relating to Environmental Laws or any Hazardous Substances (excluding any indemnities included in Contracts entered into in the ordinary course of business consistent with past practice that are not principally related to environmental liabilities).

Section 3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, correct and complete list of each material Company Benefit Plan (other than (i) offer letters on substantially the form provided to the Buyer that are “at-will,” terminable without more than ninety (90) days’ advance notice or severance, and that do not memorialize or promise any transaction, retention or similar incentives, in each case; provided that the form of such offer letter is set forth in the Disclosure Schedule and any such offer letter that materially deviates from the scheduled form is separately scheduled), (ii) de minimis non-cash perquisites provided at worksites and (iii) statutory plans, programs or arrangements that are required under applicable Law without the Company’s or the applicable Company Subsidiary’s discretion as to the level of benefits. With respect to each Company Benefit Plan, the Company has made available to the Buyer true, correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, the (A) current plan document, including all amendments thereto; (B) the most recent summary or a summary plan description provided to participants; (C) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; (D) the most recently received IRS determination letter (or opinion or advisory letter, if applicable); and (E) all material non-routine correspondence to and from any Governmental Entity in the past three (3) years.

(b) Each Company Benefit Plan has been established, administered and maintained in compliance in all material respects with its terms and with the applicable provisions of ERISA, the Code, the terms of each applicable Collective Bargaining Agreement, and all other applicable Laws, except as would not reasonably be expected to be material to the Company or any Company Subsidiary, taken individually. Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter (or opinion letter, if applicable) from the IRS to the effect that the Company Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification. With respect to each Company Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the IRS, the DOL, the PBGC, the SEC or any other Governmental Entity, or to the participants or beneficiaries of such Company Benefit Plan have been filed or furnished on a timely basis.

(c) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary taken as a whole, (i) all payments or contributions required to have been made with respect to all Company Benefit Plans either have been timely made or have been accrued in accordance with the terms of the applicable Company Benefit Plan and applicable Law; (ii) there have been no non-exempt “prohibited transactions” (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan, and neither the Company nor any Company Subsidiary has engaged in any such prohibited transaction, in any case that have not been corrected in full; and (iii) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Company Benefit Plan.

(d) With respect to each Company Benefit Plan, except as would not reasonably be expected to be material to the Company or any Company Subsidiary taken as a whole, (i) no actions, liens, lawsuits, claims or complaints (other than routine claims for benefits) are pending or, to the knowledge of the Company, threatened; (ii) to the knowledge of the Company, no facts or circumstances exist that would be reasonably be expected to give rise to any such actions, liens, lawsuits, claims or complaints; (iii) no written or oral communication has been received from the PBGC or any other Governmental Entities in respect of any Company Benefit Plan that is a Multiemployer Plan or a plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; (iv) no administrative investigation, audit or other administrative proceeding by the DOL, the PBGC, the IRS or any other Governmental Entity is pending, in progress or, to the knowledge of the Company, threatened; and (v) there are no audits or proceedings initiated pursuant to the Employee Plans Compliance Resolution System, the Voluntary Fiduciary Correction Program or similar proceedings pending with the IRS, DOL or any other Governmental Entity.

(e) Neither the Company nor any Company Subsidiary has incurred any current or projected liability for post-employment health, post-employment medical or post-employment life insurance benefits for any Service Provider, except as may be required under COBRA or other applicable Law, or at the expense of such Service Provider, except as would not reasonably be expected to be material to the Company or any Company Subsidiary taken individually.

(f) No Company Benefit Plan is, and neither the Company nor any of its Company Subsidiaries (including ERISA Affiliates) has, within the previous six (6) years, contributed to, sponsored or maintained (or has been required to contribute to, sponsor or maintain) (i) a defined benefit pension plan (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA or a defined benefit plan subject to Section 412 of the Code or Section 302 of ERISA or any other defined benefit pension plan under any applicable Laws, nor does the Company or any Company Subsidiary have any obligation to fund or contribute to or have any liability (whether current, future or contingent) in relation to such a defined benefit pension plan whether by virtue of being an associated or connected person in accordance with any applicable Laws (including the UK Pensions Act 2004) or otherwise; (ii) a Multiemployer Plan; (iii) a Multiple Employer Plan; or (iv) a MEWA. There is no ERISA Affiliate Liability that could reasonably be expected to be a material liability of the Company or any Company Subsidiary, and to the knowledge of the Company, (A) no event has occurred, and (B) no condition exists, in either case, that could reasonably be expected to result in any ERISA Affiliate Liability that would reasonably be expected to be a material liability to the Company or any Company Subsidiary. No employee of the Company or any of the Company Subsidiaries transferred to the Company or such Company Subsidiary pursuant to the Transfer Regulations who prior to such transfer participated in a defined benefit pension plan that made provision for benefits other than those related to old age, invalidity or death.

(g) To the knowledge of the Company, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) is in documentary compliance with Section 409A of the Code and the guidance provided thereunder, and has been operated and administered in compliance in all material respects with Section 409A of the Code and the guidance provided thereunder.

(h) Except as disclosed in Section 3.11(h) of the Company Disclosure Schedule or as otherwise provided in this Agreement, none of the execution and delivery of this Agreement, shareholder approval of this Agreement or the consummation of the Transaction contemplated by this Agreement could (either alone or in combination with another event) result in (i) any of the following by the Company or any Company Subsidiary with respect to any Service Provider: (A) severance pay upon any termination of employment or service after the date of this Agreement (excluding any severance payment or benefit that would be due without regard to the occurrence or consummation of the Transaction contemplated by this Agreement); (B) any payment, compensation or benefit becoming due, or any increase thereof; (C) the acceleration of the time of payment or vesting of any payment, compensation or benefit; or (ii) the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). Neither the Company nor any Company Subsidiary is a party to or has no obligation, under any Company Benefit Plan or otherwise, to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code. As soon as reasonably practicable following the date hereof, the Company shall make available to the Buyer true and correct copies of preliminary Section 280G calculations (based on the assumptions set forth in the applicable calculations) with respect to each “disqualified individual” (within the meaning of Section 280G of the Code).

(i) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary taken individually: (i) each Company Benefit Plan that is maintained outside of the United States and thus subject to the applicable Law of a jurisdiction other than the United States or that is maintained primarily for the benefit of any Service Provider whose primary work location or residence is outside of the United States (an “International Employee Plan”) has been established, maintained, funded, operated, and administered in compliance with its terms and conditions and with the requirements prescribed by any applicable Laws, (ii) no International Employee Plan has unfunded or underfunded liabilities that as of the Effective Time will not be fully accrued for in its financial statements to the extent required in accordance with applicable accounting requirements, or fully offset by insurance or other funding, and (iii) with respect to each International Employee Plan that is intended to benefit from a favorable tax or social security treatment under applicable Laws, such plan has been established, administered and maintained as to effectively qualify for such favorable treatment, and there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification.

Section 3.12 Labor Matters.

(a) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary taken individually, the Company and the Company Subsidiaries are, and since the Applicable Date, have been, in compliance with all applicable Laws and Collective Bargaining Agreements regarding labor, employment and employment practices, including, but not limited to, all applicable Laws and Collective Bargaining Agreements relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) the Fair Labor Standards Act and applicable state and local wage and hour Laws; (x) hours of work; (xi) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xii) immigration; (xiii) workers’ compensation; (xiv) employee benefits and variable compensation; (xv) background and credit checks; (xvi) working conditions; (xvii) occupational safety and health; (xviii) family and medical leave; (xix) classification of employees; (xx) unfair competition/noncompetition; and (xxi) any employee representation and bargaining or other obligations under applicable Law or Collective Bargaining Agreement.

(b) (i) To the knowledge of the Company, each Service Provider has all work permits, immigration permits, visas or other authorizations required by applicable Law for such Service Provider, in each case, if any, given the duties and nature of such Service Provider’s services, and (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has met all requirements under Laws relating to the employment of foreign citizens and residents, including in the U.S. all requirements of Form I-9 and any E-Verify obligations, and the Company does not employ, and has not during the past three (3) years employed, any person who was not permitted to work in the jurisdiction in which such person was employed.

(c) Except as disclosed in Section 3.12(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any other Collective Bargaining Agreements or has any labor union, trade union, works council or other employee representative body. No labor union, works councils, trade unions or other employee representative bodies or group of employees of the Company has made a pending demand for recognition or certification of a bargaining representative of any such employees in respect of their employment with the Company, and, to the knowledge of the Company, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with or before the National Labor Relations Board or any other labor relations Governmental Entity with respect to representation of any such employees in respect of their employment with the Company or a Company Subsidiary. To the knowledge of the Company, since the Applicable Date, there have been no organizing activities, union election activity or attempts to bargain collectively relating to any employees of the Company or any of its Subsidiaries in respect of their employment with the Company or any Company Subsidiary. Since the Applicable Date, there have been no strikes, work stoppages, slowdowns, picketing, concerted refusal to work overtime, handbilling, demonstrations, leafletting, lockouts, arbitrations or grievances (in each case involving labor matters) or other material labor disputes pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has entered into any agreement, arrangement or understanding, whether written or oral, with any labor union, trade union, works council or other employee representative body for any of its employees that would prevent, impede or delay the consummation of the Transaction contemplated by this Agreement.

(d) Neither the Company nor any of its Subsidiaries are required under applicable Law or Contract to provide notice to, obtain consent from, or enter into any consultation procedure with, any labor union, works council, trade union or similar organization, or individual employee of the Company or any of its Subsidiaries, in connection with the execution of this Agreement or the Transaction contemplated by this Agreement.

(e) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary taken as a whole, since the Applicable Date, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under the WARN Act and the regulations promulgated thereunder or any similar state, local or foreign Law that remains unsatisfied.

(f) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary taken individually, there are no pending or, threatened claims, suits, actions, unfair labor practice charges, complaint, grievances, arbitrations, or other legal proceeding against the Company or any of its Subsidiaries, brought by or on behalf of any current or former employee, applicant for employment, any current or former leased employee, intern, volunteer or “temp” of the Company, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Entity, alleging: (i) violation of any labor or employment Laws; (ii) breach of any Collective Bargaining Agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including, but not limited to, before the Equal Employment Opportunity Commission or similar local entity.

(g) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary taken individually, to the knowledge of the Company, all Service Providers have been properly classified under applicable Law (i) as employees or individual independent contractors, (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the FLSA and state Law), and no such individual has been improperly included or excluded from any Company Benefit Plan, and the Company has not received notice of any pending or threatened inquiry or audit from any Governmental Entity concerning any such classifications, and (iii) each individual who is currently providing services to the Company or a Company Subsidiary through a third-party service provider or provided services to the Company or a Company Subsidiary through a third-party service provider, is not or was not an employee of the Company or a Company Subsidiary.

(h) To the knowledge of the Company, no employee of the Company or any Company Subsidiary at the level of Band E (included) or above is in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or any Company Subsidiary or (ii) to a former employee of any such employee relating (A) to the right of any such employee to be employed by the Company or any Company Subsidiary or (B) to the knowledge or use of trade secrets or proprietary information.

(i) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary taken as a whole, (i) neither the Company nor any Company Subsidiary is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or a Company Subsidiary that involves allegations relating to harassment or discrimination of any kind by either (A) an officer of the Company or a Company Subsidiary or (B) an employee of the Company or a Company Subsidiary at the level of Band E (included) or above or above, and (ii) to the knowledge of the Company, in the last five (5) years, no allegations of harassment or discrimination of any kind have been made against (i) any officer of the Company or a Company Subsidiary or (ii) an employee of the Company or a Company Subsidiary at a level of director or above.

Section 3.13 Absence of Certain Changes or Events.

(a) Since the Company Balance Sheet Date through the date of this Agreement, there has not occurred any Effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since the Company Balance Sheet Date through the date of this Agreement, the business of the Company and the Company Subsidiaries has in each case been conducted, in all material respects, in the ordinary course of business consistent with past practice (other than with respect to, or in connection with, the transactions contemplated hereby).

Section 3.14 Investigation; Litigation. There are no civil, criminal, regulatory, administrative actions, causes of actions, suits, claims, litigation, charges, demands, notices of violation, enforcement actions, hearings, arbitrations, audits, examinations, inquiries, investigations, subpoenas, or other proceedings (“Proceedings”) current, pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, except for those that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Except as set forth on Section 3.14 of the Company Disclosure Schedule or as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (a) there are no, and since April 1, 2024, there has not been any, settlement agreements or similar written agreements between the Company or any Company Subsidiaries and any Governmental Entity and (b) there is no, and since April 1, 2024, there has not been any, outstanding Order of any Governmental Entity against or otherwise affecting the Company or any Company Subsidiaries or any of their properties or assets, except for Orders of general applicability affecting the industry generally in which the Company and Company Subsidiaries operate. Except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, to the knowledge of the Company, (i) no investigation directed or targeted at the Company or any Company Subsidiaries is being conducted by any Governmental Entity and (ii) no such investigation is scheduled or pending. In relation to the summons received from Enforcement Directorate, Government of India on December 20, 2024, WNS Global Services Private Limited, a Company Subsidiary in India, in its response dated January 7, 2025, has provided information which is true, complete and accurate in all respects.

Section 3.15 Tax Matters.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) the Company is resident for Tax purposes only in Jersey and each Company Subsidiary is resident for Tax purposes only in the jurisdictions in which such Company Subsidiary is currently filing Tax Returns (i.e., in the country of their place of incorporation or in branches out of the place of incorporation disclosed in the Company SEC Documents);

(ii) all Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any applicable extensions), and all such Tax Returns are true, complete and accurate;

(iii) each of the Company and the Company Subsidiaries have paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and each of the Company and the Company Subsidiaries has timely withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid by it;

(iv) the accounts of the Company and the Company Subsidiaries make appropriate provision or reserve, in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Company, as applicable, for all Tax assessed or which is reasonably expected to be assessed on the Company or any Company Subsidiary;

(v) except as disclosed in Section 3.15(a)(iv) of the Company Disclosure Schedule, there is no current, pending or threatened in writing audit or other Proceeding with a Governmental Entity with respect to any Taxes or Tax Return of the Company or any Company Subsidiary;

(vi) none of the Company or any Company Subsidiary has agreed to any waiver or extension of any statute of limitations with respect to Taxes or Tax Return or agreed to any extension of time with respect to any Tax collection, assessment or deficiency, which period has not yet expired (other than, in each case, automatic extensions of time to file income Tax Returns entered into in the ordinary course of business);

(vii) no unresolved claim has been made in writing by a Governmental Entity in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or such Company Subsidiary is required to filed Tax Returns in, or subject to taxation by, that jurisdiction;

(viii) neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into on or prior to the Closing Date, (B) any prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (C) a change in the method of accounting made on or prior to the Closing Date or (D) any installment sale or open transaction disposition made on or prior to the Closing Date;

(ix) all transactions and agreements entered into between the Company or any Company Subsidiary on the one hand, and any related party on the other hand, are and have been made on an arm’s-length basis and duly documented pursuant to requirements of the Tax legislation applicable to the Company or any Company Subsidiary;

(x) there are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for the Company Permitted Liens; and

(xi) neither the Company nor any Company Subsidiary has made any election for Pillar 2 Tax purposes.

(b) Neither the Company nor any Company Subsidiary is, or has taken or agreed to take any action or knows of any facts or circumstances that could reasonably be expected to cause the Company (or any of its Subsidiaries) to be, treated as a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or a domestic corporation pursuant to Section 7874 of the Code and the Treasury Regulations promulgated thereunder. Neither the Company nor its Subsidiaries have acquired the stock, equity interests or assets of a “domestic corporation” or “domestic partnership” (in each case, for U.S. federal income tax purposes) in exchange for shares, stock options or equity rights of the Company pursuant to a plan for purposes of Treasury Regulations Section 1.7874-2(c)(4)(iii).

(c) During the three-year period ending on the date hereof, none of the Company or any Company Subsidiary or their respective predecessor entities has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355 of the Code) in a transaction intended or purported to qualify in whole or in part for tax-free treatment under Section 355 of the Code or so much of Section 356 as relates to Section 355 (or any similar provisions of state, local or non-U.S. Law).

(d) None of the Company or any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).

(e) None of the Company or any Company Subsidiary is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary commercial agreements entered into in the ordinary course of business consistent with past practice the primary purposes of which is not related to Taxes).

(f) Except as disclosed in Section 3.15(f) of the Company Disclosure Schedules, no closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), private letter ruling, request for change in method of accounting, or other similar ruling or request has been granted by or issued by, or is pending with, any Governmental Entity that relates to a material amount Taxes or any material Tax Return of the Company or any of its Subsidiaries.

(g) No interest in any Company Subsidiary is a “United States real property interest” within the meaning of Section 897(c) of the Code.

Section 3.16 Intellectual Property; Privacy and IT Assets.

(a) (i) The Company or a Company Subsidiary owns and possesses all right, title and interest in and to the Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary (collectively, “Owned Intellectual Property”) or otherwise possesses a valid and legally enforceable right to use all other Intellectual Property used in the operation of their respective businesses as currently conducted (collectively, the “Company Intellectual Property”), in each case, free and clear of all Liens; (ii) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and correct list of all Owned Intellectual Property which is registered or the subject of an application for registration or issuance is valid, in full force and effect, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto have been duly made; (iii) there are no current, pending or, to the knowledge of the Company, threatened claims, actions or Proceedings against the Company or any Company Subsidiary (x) alleging infringement, misappropriation or other violations by the Company or any Company Subsidiary of any third party’s Intellectual Property or (y) challenging the ownership, validity or enforceability of any Owned Intellectual Property; (iv) the conduct of the businesses of the Company and the Company Subsidiaries has not, since the Applicable Date, infringed, misappropriated or otherwise violated, and does not infringe, misappropriate or otherwise violate, any third party’s Intellectual Property in any material respect; (v) to the knowledge of the Company, no third party has, since the Applicable Date, infringed, misappropriated or violated or is infringing, misappropriating or violating any Owned Intellectual Property; (vi) the Intellectual Property owned by the Company or any of its Subsidiaries is not subject to any outstanding settlement or Order restricting the use, registration, ownership or disposition thereof; (vii) the Company and the Company Subsidiaries have taken commercially reasonable efforts to maintain and protect all Owned Intellectual Property; (viii) to the knowledge of the Company, no present or former employee, officer, or director of the Company or any of its Subsidiaries, or agent or outside contractor or consultant of the Company or any of its Subsidiaries, holds any right, title or interest, directly or indirectly, in whole or in part, to any Company Intellectual Property; (ix) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and Company Subsidiaries have reasonable and appropriate physical, technical, and administrative security measures in place to protect the integrity and security of the Company’s and the Company Subsidiaries’ IT Assets, including Trade Secrets and other data and confidential information to the extent stored or contained therein, and reasonable procedures to back up data and appropriate disaster recovery plans; (x) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, there has been no breach, ransomware attack, cyber incident, or similar disruption affecting IT Assets; any unauthorized access to the IT Assets or any Trade Secrets to the extent stored or contained therein; or any theft, loss or unauthorized disclosures of any data (including but not limited to Trade Secrets and Personal Information to the extent stored or contained therein) held by the Company or any Company Subsidiary that, pursuant to any legal requirement, would require the Company to notify customers or employees of such access; (xi) neither the Company nor any Company Subsidiary is bound by any Contract that, upon consummation of the Transaction, will cause or require the Buyer or the Company or any of their Subsidiaries (other than the Company or any of its Subsidiaries, to the extent so bound prior to the Closing Date) to grant, or cause to be granted, to any third party any right to or with respect to any Company Intellectual Property prior to the Closing Date and (xii) no funding, facilities or resources of a university or other educational institution or Governmental Entity was used in the development of any Company Intellectual Property and no university or other education institution or Governmental Entity has any claim or right in and to any Company Intellectual Property.

(b) The Company Intellectual Property constitutes all Intellectual Property necessary for the conduct of the respective businesses of the Company and the Company Subsidiaries as currently conducted and is sufficient for the Buyer to operate the business of the Company and the Company Subsidiaries from and after the Closing Date in all material respects as operated immediately prior to the Closing Date.

(c) With respect to Software owned or purported to be owned by the Company or any Company Subsidiary (the “Owned Software”), (i) the Company or a Company Subsidiary is in actual possession and control of the applicable source code, object code, notes, documentation, and know-how to the extent required for use, development, enhancement, maintenance and support of such Owned Software, (ii) to the knowledge of the Company, no source code for any Owned Software has been accessed by, disclosed to or used by any escrow agent or a third party, other than an employee or consultant acting on behalf of the Company or any Company Subsidiary under a written agreement that reasonably protects source code for Owned Software and permits such use and access, and (iii) to the knowledge of the Company, no Owned Software included in the Owned Intellectual Property that is distributed, provided or made available to third parties by the Company or its Subsidiaries contains any “open source” Software that is licensed under terms or conditions that require, as a condition of such distribution, provision or availability, that any Owned Software included in such Owned Intellectual Property be (A) made available or distributed to others in source code form, (B) licensed for the purpose of making derivative works, (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (D) redistributable at no charge. All Owned Software is used solely for internal business purposes.

(d) The Company and the Company Subsidiaries each comply, and have at all times during the last three (3) years complied, in all material respects with (i) all applicable Privacy Laws; and (ii) all Company and Company Subsidiary policies or terms of use, and contractual requirements or obligations, that in each case pertain to the data protection or receipt, collection, use, storage, processing, sharing, security, disclosure, or transfer of Personal Information (including any security breach notification requirements).

(e) The Company and each Company Subsidiary have each in the past three (3) years implemented and maintained commercially reasonable, and (where required by applicable Privacy Laws) appropriate, technical and organizational security measures that are designed to protect against the unlawful destruction, theft, loss, or unauthorized processing, access, use, modification, or disclosure of Personal Information in its possession or control. Where required by applicable Privacy Laws, the Company and each Company Subsidiary has, in the past three (3) years, entered into contractual provisions with any entity processing such Personal Information on their behalf requiring that entity to have implemented the same. The Company and each of the Company Subsidiaries carry out penetration tests and vulnerability assessments, and there are no outstanding high risk/critical identified vulnerabilities that have been identified by such tests and assessments.

(f) Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken individually, neither the Company nor any of its Subsidiaries has, in the past three (3) years (i) suffered any unauthorized access, use, or disclosure or other security incidents relating to Personal Information including any that would require notification to individuals or any Governmental Entity or any remedial action under any applicable Privacy Laws or contract; (ii) been subject to any investigations or received written notices alleging non-compliance with applicable Privacy Laws from any Governmental Entity or other Person; (iii) been subject to written claims for compensation for loss or unauthorized disclosure of Personal Information from any Governmental Entity or other Person and, to the knowledge of the Company, there are no known circumstances that would reasonably be expected to result in the issuance of any such notice, complaint, or claim to the Company or any of its Subsidiaries; (iv) been subject to any written pending claims from data subjects regarding the processing of their personal data; or (v) paid any perpetrator or any other third Person for any actual or threatened cyber security incident or cyber attack as defined under applicable Privacy Laws.

(g) The Company and each of its Subsidiaries’ practices relating to the testing, improvement, and development of AI Technologies (including the collection and processing of data by AI Technologies) comply, and have complied in the past three (3) years, in all material respects, with all applicable Laws relating to AI and machine learning and any contractual requirements or obligations that pertain to AI in all material respects.

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each element of the IT Assets is owned, or validly used under a written agreement entered into, by the Company or a Company Subsidiary. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the IT Assets (i) are sufficient for the current needs of the businesses of the Company and the Company Subsidiaries, (ii) since the last three (3) years, have not malfunctioned or failed and (iii) to the knowledge of the Company, are free from any malicious code.

(i) For the purpose of this Section 3.16, the term “processing” shall have the meaning given to it, or any similar term, in Privacy Laws.

Section 3.17 Real Property.

(a) Each material lease, sublease and other agreement which the Company or any Company Subsidiary uses or occupied or has the right to use or occupy any real property (the “Company Leased Real Property”) is valid, binding and in full force and effect in accordance with its terms, subject to the Enforceability Exceptions, and no default in any material respect on the part of the Company or, if applicable, any Company Subsidiary or, to the knowledge of the Company, the landlord thereunder exists with respect to any Company Leased Real Property and, to the knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default. Except as had not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each Company Subsidiary, as applicable, has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the lease, sublease or other agreement applicable thereto, the Company Leased Real Property, free and clear of all Liens, other than any such Lien (i) for Taxes or governmental assessments, charges or claims of payment that are either (A) not yet due and payable (or that may thereafter be paid without penalty) or (B) being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or IFRS, as applicable, on the consolidated financial statements of the Company and the Company Subsidiaries included in the consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Documents (collectively, the “Company Disclosure Documents”); (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising in the ordinary course of business consistent with past practice for amounts which are not overdue for a period of more than 90 days and for which adequate reserves have been established in accordance with GAAP or IFRS, as applicable, on the consolidated financial statements of the Company and the Company Subsidiaries included in the Company Disclosure Documents; (iii) which is disclosed on the most recent (as of the date hereof) consolidated balance sheet of the Company included in the Company Disclosure Documents filed with the SEC prior to the date of this Agreement or notes thereto or securing Indebtedness reflected on such balance sheet; (iv) which was incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet of the Company included in the Company Disclosure Documents filed with the SEC prior to the date of this Agreement; (v) that is an easement, covenant, condition or restriction of record or Lien as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company or any of the Company Subsidiaries; (vi) that is a zoning or other governmentally established Lien as to which no material violation exists or, if such violation exists, as to which the cure of such violation would not materially interfere with the conduct of the business of the Company or any of the Company Subsidiaries; (vii) that is an imperfection of title or license, if any, that does not materially impair the use or operation of any real property to which it relates in the conduct of the business of the Company or any of the Company Subsidiaries; (viii) affecting the underlying fee interest of any Company Leased Real Property or the interest of any sublessor or sublessee of any Company Leased Real Property; or (ix) set forth in Section 3.17(a) of the Company Disclosure Schedule (any such Lien described in any of clauses (i) through (ix), a “Company Permitted Lien”).

(b) None of the Company, or any Company Subsidiary, owns any real property. The Company Leased Real Property are the only material real properties used or occupied by the Company and the Company Subsidiaries, and the Company or any Company Subsidiary (i) has no contractual obligation to purchase any real property and (ii) has not previously owned or occupied any real property in respect of which it has any indebtedness or any material liability.

Section 3.18 Required Vote; Takeover Provisions.

(a) The Company Shareholder Approval is the only vote of holders of securities of the Company required to approve the Scheme and to consummate the Transaction.

(b) There are no Takeover Statutes applicable to the Company, the Company Governing Documents, the Company Shares, the Transaction, the Irrevocable Undertakings or any other transactions contemplated by this Agreement.

Section 3.19 Material Contracts.

(a) Section 3.19 of the Company Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of each Contract, other than any Company Benefit Plan, described below in this Section 3.19(a) under which Company or any Company Subsidiary is bound or to which any of their respective properties or assets is subject, in each case as of the date of this Agreement (all Contracts of the type described in this Section 3.19(a), in each case whether entered into before, on or after the date of this Agreement, being referred to herein as the “Company Material Contracts”):

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) (A) any joint venture Contract, any equity partnership, any material commercial partnership or other similar Contract which is material to the Company and the Company Subsidiaries taken individually and (B) any shareholders, investors rights, registration rights or similar agreement or arrangement relating to the Company or any Company Subsidiary;

(iii) each Contract relating to the acquisition or disposition of any material business (whether by stock, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has any continuing rights or obligations following the date of this Agreement and pursuant to which the Company or any of its Subsidiaries has any continuing indemnification, guarantee, “earn-out” or other contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business consistent with past practice) following the date of this Agreement;

(iv) any Contract which requires a consent of the counterparty(ies) with respect to any “change of control” that would reasonably be expected to be triggered by the Transaction and that would be material for the Company or the Company Subsidiaries;

(v) each Contract under which the Company or any Company Subsidiary (x) is granted any license or other right with respect to any Intellectual Property of a third party (excluding (A) non-exclusive licenses to commercially available software with annual expenditures of less than $3,000,000 in the aggregate, (B) open source software, or (C) non-exclusive grants of rights which are incidental to the applicable Contract) or (y) has granted to a third party any license or other right with respect to any Owned Intellectual Property (excluding non-exclusive licenses granted to (1) customers and third parties in the ordinary course of business, or (2) distributors, suppliers, vendors and service providers solely for use in the performance of services or other obligations on behalf of the Company or any Company Subsidiary in the ordinary course of business) and, in each of (x) and (y) above, which such Contract or Intellectual Property is material to the Company and the Company Subsidiaries, taken as a whole;

(vi) any Contract that includes any Affiliate of the Company as a counterparty or third-party beneficiary and that would be required to be disclosed under Item 404 of Regulation S-K of the SEC;

(vii) any lease, sublease, license or occupancy agreement with respect to a Company Leased Real Property under which the Company or any Company Subsidiaries is a lessee or sublessee and for which the annual base rental payments during the 12-month period ended December 31, 2024 exceeded $3,000,000, or by the terms of such lease or sublease, are reasonably expected to exceed $3,000,000 during the next 12 months;

(viii) between the Company or any of its Subsidiaries, on the one hand, and any current director or officer of the Company or any Person (or any of their Affiliates) beneficially owning five (5) percent or more of the Company Shares, on the other hand, except for any commercial Contracts entered into on arm’s-length terms in the ordinary course of business consistent with past practice and Employee Plans;

(ix) each Contract that (A) limits the freedom of the Company or any Company Subsidiary to compete (1) in any (x) line of business or (y) geographic region (including any Contract that requires the Company or any Company Subsidiary to work exclusively with any Person in any line of business or geographic region, or which by its terms would so limit the freedom of the Buyer or its Subsidiaries after the Effective Time), or (2) with any Person or (3) otherwise restricts the research development, marketing, distribution or sale of any product by the Company and the Company Subsidiaries, (B) contains “most favored nation” pricing provisions from the Company or any of its Subsidiaries or Affiliates in favor of another Person, (C) contains “take or pay” minimum purchase or supply requirements in favor of any Person or (D) grants exclusive rights, rights of first refusal, rights of first negotiation or offer or similar rights to any Person;

(x) each Contract involving the settlement of any Proceeding or threatened Proceeding (or series of related Proceedings) (A) under which the Company or any Company Subsidiary has, or would reasonably be expected to have, any material continuing obligations, liabilities or restrictions outside the ordinary course of business, or involves payments after the date hereof in excess of $3,000,000 or (B) which is material to the Company and the Company Subsidiaries, taken as a whole, and with respect to which material conditions precedent to the settlement have not been satisfied as of the date hereof;

(xi) each material Collective Bargaining Agreement;

(xii) a Government Contract;

(xiii) (A) each loan Contract, promissory note, letter of credit (to the extent drawn), hedging agreements (other than those currency hedging agreements made in the ordinary course of business in accordance with the hedging policy of the Company and Company Subsidiaries) and other evidence of indebtedness for borrowed money in excess of $3,000,000, (B) any mortgages, pledges, royalty, factoring or streaming payments, other/alternative financing arrangements and other evidences of Liens securing such obligations on any real or other property that is material to the Company and the Company Subsidiaries, taken as a whole, (C) any guarantees provided for the benefit of any Person (other than a Company Subsidiary) that is material to the Company and the Company Subsidiaries, taken as a whole (including performance guarantees to any customer or supplier in the ordinary course of business), and (D) standby letters of credit, performance bonds, surety bonds or other similar documents or instruments (including any documents or instruments evidencing off-balance sheet obligations) provided by the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries, taken as a whole;

(xiv) each Contract with the twenty (20) largest customers of the Company (as determined based on annual recurring revenue for the fiscal year ended December 31, 2024);

(xv) each Contract with the ten (10) largest suppliers/vendors of the Company (as determined based on total payments for the fiscal year ended December 31, 2024);

(xvi) each Contract evidencing a capital expenditure for which future payments are required in excess of $3,000,000;

(xvii) each of the Kipi Asset Transfer Agreements; and

(xviii) each Contract committing the Company or any of its Subsidiaries to enter into Contracts of the types described in the foregoing clauses (i) through (xvii).

(b) Neither the Company nor any Company Subsidiary receives any funding from the U.S. federal government.

(c) The Company has made available to the Buyer prior to the date of this Agreement a true and complete copy (including all attachments, schedules and exhibits thereto) of each Company Material Contract as in effect on the date of this Agreement. Except for breaches, violations or defaults which have not had and would reasonably be expected to have a material effect on the Company or any Company Subsidiary, each Company Material Contract is in full force and effect and is a valid and binding Contract of the Company or Company Subsidiaries, as applicable, and, to the knowledge of the Company, of each other party thereto, enforceable against the Company or Company Subsidiary, as applicable, and, to the knowledge of the Company, each other party thereto, in accordance with its terms (except for any Company Material Contract that expired in accordance with its terms or was otherwise amended, modified or terminated after the date of this Agreement in accordance with Section 5.1), and (x) neither the Company nor the Company Subsidiaries, nor (y) to the knowledge of the Company any other party to a Company Material Contract, has (in the case of each of (x) or (y) above) violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of, such Company Material Contract in any material respect, and neither the Company nor the Company Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract. As of the date hereof, neither the Company nor any Company Subsidiary has received any written (or, to the knowledge of the Company, oral) notice of termination or cancelation under any Company Material Contract or received any written or, to the knowledge of the Company, oral notice of breach of or any default under any Company Material Contract, except as would not be, and would not reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.20 Insurance. (a) All material current insurance policies (or replacements thereof) and Contracts of insurance maintained by or for the benefit of the Company and the Company Subsidiaries are in full force and effect and are valid and binding and cover the risks as are customary in all material respects for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any such insurance policies or Contracts (other than in connection with normal renewals of any such insurance policies or Contracts). There are no material claims by the Company or the Company Subsidiaries under any such insurance policies or Contracts.

Section 3.21 Finders and Brokers. Except for the engagement of J.P. Morgan and the fees payable to J.P. Morgan thereunder, neither the Company nor any Company Subsidiary has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transaction.

Section 3.22 Anti-Corruption.

(a) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, during the last six (6) years, neither the Company, any Company Subsidiary nor any predecessor entities thereto, nor any of their respective officers, directors, managers, or employees or, to the knowledge of the Company, any agents, representatives or other persons acting on their behalf, has, in connection with the business of the Company, any Company Subsidiary or predecessor entity, (i) made any unlawful payment or given, offered, promised, authorized, or agreed to give, money or anything else of value, directly or indirectly, to any third party, for the purpose of influencing any action or decision of such third party in his or her official capacity, inducing the third party to use his or her influence with any Governmental Entity to affect or influence any official act, or inducing the third party to use his or her influence with any third party, including any Governmental Entity, to affect or influence any official act, decision or outcome, or (ii) otherwise taken any action in violation of the FCPA or any other applicable Anti-Corruption Legislation.

(b) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, during the last five (5) years, neither the Company nor any Company Subsidiary, nor any director, manager, employee or, to the knowledge of the Company after exercising due care, any agent, representative or other person acting on behalf of the Company, any Company Subsidiary or predecessor entity (acting in their capacity as such) is currently or has during the last five (5) years been subject to any actual, pending, or, to the knowledge of the Company, threatened Proceedings, or made any voluntary disclosures to any Governmental Entity, involving an actual or alleged violation by the Company, any Company Subsidiary or predecessor entity of any Anti-Corruption Legislation.

(c) Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, during the last five (5) years, the Company and each Company Subsidiary have maintained and currently maintain (i) books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and each Company Subsidiary, and (ii) internal accounting controls sufficient to provide reasonable assurances that transactions and access to assets of the Company and each Company Subsidiary are executed in accordance with management’s general or specific authorization.

(d) The Company and each Company Subsidiary have instituted policies and procedures reasonably designed to promote compliance in all material respects with applicable Anti-Corruption Legislation and maintain such policies and procedures in force.

Section 3.23 Sanctions and Anti-Money Laundering Laws. Neither the Company, any Company Subsidiary nor any predecessor entity, nor any director, manager, employee or, to the Knowledge of the Company, agent of the Company, of any Company Subsidiary or of any predecessor entity thereto, (a) is a Sanctioned Person or a Restricted Person, (b) since April 24, 2019, engaged in, or has any plan or commitment to engage in, direct or indirect dealings with any Sanctioned Person or in any Sanctioned Country on behalf of the Company or any Company Subsidiary or predecessor entity, (c) since April 24, 2019, violated, or engaged in any conduct sanctionable under, any Sanctions or Anti-Money Laundering Laws, nor, to the knowledge of the Company, been the subject of any Sanctions-related investigation, inquiry or enforcement action or any allegation of such a Sanctions-related violation or engaged in sanctionable conduct, or (d) made any voluntary, directed or involuntary disclosures to any Governmental Entity involving an actual or alleged violation by the Company, any Company Subsidiary or any predecessor entity of applicable Sanctions. Since April 24, 2019, the Company, each Company Subsidiary and each predecessor entity have in all material respects maintained policies and procedures designed to ensure compliance by the Company, each Company Subsidiary and each predecessor entity, and their respective directors, managers, employees and agents, with applicable Sanctions.

Section 3.24 Export and Import Matters. Except as would not be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company, any Company Subsidiary or predecessor entity, or any director, manager, employee or agent of the Company, any Company Subsidiary or predecessor entity have, in the past five (5) years, (a) committed any violation of Ex-Im Laws, or (b) made any voluntary, directed or involuntary disclosures to any Governmental Entity involving an actual or alleged violation by the Company, any Company Subsidiary or any predecessor entity of applicable Ex-Im Laws. For the past five (5) years, the Company, each Company Subsidiary and each predecessor entity have maintained policies and procedures designed to ensure compliance by the Company, each Company Subsidiary and each predecessor entity, and their respective directors, managers, employees and agents, with applicable Ex-Im Laws.

Section 3.25 TID U.S. Business. Neither the Company nor any Company Subsidiary (a) produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies” or (b) performs the functions as set forth in column 2 of Appendix A to 31 C.F.R. Part 800 with respect to “covered investment-critical infrastructure,” as those terms are defined in 31 C.F.R. Part 800.

Section 3.26 Outbound Investment Rule. Neither the Company, nor any Company Subsidiary, is a “covered foreign person,” as that term is defined in 31 C.F.R. § 850.209. The Transaction will not result in the establishment of a “covered foreign person” or the engagement by a “person of a country of concern” in a “covered activity,” as each such term is defined in 31 C.F.R. Part 850.

Section 3.27 Scheme Document. The information with respect to the Company or any of its Subsidiaries that has been supplied by or on behalf of the Company for inclusion or incorporation by reference in the Scheme Document will not, at the time it (or any amendment or supplement thereto) is first disseminated to Scheme Shareholders, or at the time of the Scheme Meeting or the Company GM to be held in connection with the Transaction, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any other Person, other than information provided by the Company explicitly for use therein.

Section 3.28 No Other Representations. Except for the representations and warranties contained in Article IV or in any certificates delivered by the Buyer in connection with the Scheme, the Company acknowledges that none of the Buyer or any of its Subsidiaries or Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Buyer or any of its respective Subsidiaries or with respect to any other information (or the accuracy or completeness thereof) provided or made available to the Company in connection with the Transaction, including any information, documents, projections, forecasts or other material provided on behalf of the Buyer or made available to the Company or its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

Except as disclosed (i) in the Buyer’s universal registration document (document d’enregistrement universel) and other than any statements (A) solely in the “Risk factors” section of such universal registration document, except to the extent such information consists of factual or historical statements and (B) in any forward-looking statements in such universal registration document or other disclosures that are cautionary, predicative, forward-looking or that speculate about future developments (it being understood that any matters disclosed in such filings shall not be deemed disclosed for purposes of Section 4.1 and Section 4.2), and (ii) in the corresponding sections or subsections of the disclosure schedule delivered to Company by the Buyer at the time of entering into this Agreement (the “Buyer Disclosure Schedule”), the Buyer hereby represents and warrants to Company as of the date hereof and as of the Closing as follows (provided, however, for the avoidance of doubt, that none of the representations and warranties contained herein shall be considered covenants of the Buyer):

Section 4.1 Qualification, Organization, etc. The Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Buyer is duly qualified or licensed to do business and, if applicable, is in good standing in each jurisdiction in which the ownership, leasing or operation of its properties or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, be reasonably expected to prevent, materially delay or materially impair the ability of the Buyer to consummate the Transaction. The Buyer has made available to the Company prior to the date hereof complete and correct copies as in effect as of the date hereof (i) the certificate of incorporation (extrait k-bis) and (ii) the articles of association (statuts) of the Buyer. The Buyer is not in violation of any provision of its certificate of incorporation or articles of association, other than such violations as would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of the Buyer to consummate the Transaction.

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) The Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the Transaction to which it is or is contemplated to be a party. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Transaction have been duly and validly authorized by all necessary corporate action on the part of the Buyer and, except as contemplated by this Agreement, no other corporate proceedings on the part of the Buyer are necessary to authorize the consummation of the Transaction. As of the date of this Agreement, the Board of Directors of the Buyer has unanimously adopted resolutions (i) determining that this Agreement and the Transaction are in the corporate interest (intérêt social) of the Buyer, (ii) approving the Transaction on the terms and subject to the conditions set forth therein, and (iii) authorizing the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, affecting creditors’ rights generally and (2) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (such exceptions in clauses (1) and (2) above, the “Enforceability Exceptions”). The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the Transaction require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the Buyer agreeing to be bound by the Scheme at the Court hearing to sanction the Scheme, (ii) the filings, consents, approvals, authorizations, clearances or other actions set forth on Section 4.2 of the Buyer Disclosure Schedule and the expiration or termination of any applicable waiting periods thereunder, and (iii) any other actions or filings the absence of which has not had and would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Transaction or the ability of the Buyer to fully perform its covenants and obligations pursuant to this Agreement.

(c) The execution, delivery and performance by the Buyer of this Agreement, and the consummation of the Transaction do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Articles of Association of the Buyer, (ii) assuming that the consents, approvals and filings referred to in Section 4.2(a) and 4.2(b) are made and obtained, contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, or (iii) assuming that the consents, approvals and filings referred to in Section 4.2(a) and 4.2(b) are made and obtained, require any consent or other action by any Person, with only such exceptions, in the case of each of clauses (ii) or (iii), as have not and would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Transaction or the ability of the Buyer to fully perform its covenants and obligations pursuant to this Agreement.

Section 4.3 Litigation. As of the date hereof, there are no Proceedings pending or threatened against or affecting the Buyer or its Subsidiaries and there are no Orders of or before any Governmental Entity, in each case, which would be reasonably likely to prevent or materially impair or delay the consummation of the Transaction.

Section 4.4 Finders and Brokers. Except for the engagement of Citigroup Global Markets Europe AG and Barclays Bank Ireland PLC, acting through its investment bank, none of the Buyer or any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transaction.

Section 4.5 Ownership of Company Capital Stock. Neither Buyer nor any of Buyer’s Subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any shares of capital stock of the Company or any other securities of the Company or any options, warrants or other rights to acquire capital stock or other securities of, or any derivative securities in (in each case other than broadly based equity funds), the Company, except pursuant to this Agreement.

Section 4.6 Sufficiency of Funds. As of the date hereof, the Buyer has executed a bridge facility with financing sources to provide debt financing which, together with cash on hand and other immediately available funds, is sufficient to consummate the Transaction and, the Buyer will have, at Closing, all of the funds necessary to enable it to consummate the Transaction pursuant to the terms of this Agreement, including to pay the Aggregate Consideration, to make all payments in respect of the Company Incentive Compensation and to pay all other amounts incurred or otherwise payable by the Buyer at the Closing and otherwise in connection with the Transaction and the other transactions contemplated by this Agreement. The Buyer acknowledges that in no event will the receipt or availability of any funds or financing by or to the Buyer or any of its Affiliates or any other financing transaction be a condition to any of the obligations of the Buyer hereunder.

Section 4.7 Absence of Certain Agreements. Except as authorized by the Company or as otherwise contemplated by this Agreement, as of the date hereof, neither the Buyer nor any of its Subsidiaries has entered into any contract, arrangement or understanding, whether written or oral, or authorized, committed or agreed to enter into any such contract, arrangement or understanding pursuant to which any Company Shareholder would be entitled to receive consideration of a different amount or nature than the Per Share Consideration or pursuant to which any Company Shareholders agrees to vote to approve the Scheme or agrees to vote against any Company Superior Proposal.

Section 4.8 Scheme Document. None of the information with respect to the Buyer or any of its Affiliates that has been supplied by or on behalf of the Buyer for inclusion or incorporation by reference in the Scheme Document will, at the time it (or any amendment or supplement thereto) is first disseminated to Scheme Shareholders, or at the time of the Scheme Meeting or the Company GM, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that no representation or warranty is made by the Buyer with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company.

Section 4.9 No Disqualification. As of the date hereof, to the knowledge of the Buyer, there are no facts in existence that relate to the qualifications of the Buyer which would, under applicable Law, reasonably be likely to prevent the Buyer from obtaining any of the Requisite Approvals to be obtained by the Buyer from any Governmental Entity or approval to be rendered by the Court or pursuant to the terms of this Agreement.

Section 4.10 No Other Representations. Except for the representations and warranties contained in Article III or in any certificates delivered by the Company in connection with the Scheme, the Buyer acknowledges that none of the Company or any of its Subsidiaries nor any of its or their Representatives makes, and the Buyer acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries, or with respect to any other information (or the accuracy or completeness thereof) provided or made available to the Buyer in connection with the Transaction, including any information, documents, projections, forecasts or other material provided on behalf of the Company or made available to the Buyer or its Representatives in “data rooms” or management. presentations to the Transactions.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING CLOSING

Section 5.1 Conduct of Business by Company Pending Closing.

(a) Between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1 (the “Pre-Closing Period”), except (w) as set forth in Section 5.1 of the Company Disclosure Schedule, (x) as expressly contemplated, required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each Company Subsidiary to, conduct its business in the ordinary course of business consistent with past practice in all material respects, including by using commercially reasonable efforts to (i) preserve in all material respects intact its and their present business organizations, and (ii) preserve in all material respects its present relationships and goodwill with any employees, customers, suppliers, vendors, licensors, licensees, contractors and Governmental Entities with which the Company and the Company Subsidiaries have material business relations; provided that the Company may take actions outside of the ordinary course of business in response to an emergency situation to the extent reasonably necessary to protect the health and safety of the Company’s or the Company Subsidiaries’ employees, in each case as consented to in writing by the Buyer (it being understood and agreed that if the Buyer does not approve or reject such consent request within three (3) Business Days of the Company’s submission of such request, such consent shall be deemed given by the Buyer).

(b) Without limiting the generality and in furtherance of the foregoing, during the Pre-Closing Period, except (w) as set forth in Section 5.1(b) of the Company Disclosure Schedule, (x) as expressly required or expressly permitted by this Agreement, (y) as required by applicable Law or (z) as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not, and the Company shall cause each Company Subsidiary not to:

(i) other than in connection with the Scheme of Arrangement, adopt any amendment or otherwise change (x) the Company Governing Documents or (y) the governing documents of any Company Subsidiary;

(ii) create, split, combine, consolidate, subdivide, reduce, redesignate or reclassify any of its issued or unissued capital stock or other equity interests, or issue or authorize the issuance of any other securities (including preferred shares) in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except as permitted by Section 5.1(b)(vii) or for any such transaction by a wholly-owned Company Subsidiary which remains a wholly-owned Company Subsidiary after consummation of such transaction;

(iii) declare, determine to be paid, set aside, establish a record date for, authorize or pay any dividends on or make any distribution (whether payable in cash, stock, property or otherwise) with respect to its outstanding shares of capital stock or other equity interests;

(iv) enter into any agreement with respect to the voting of its capital stock or other equity interests;

(v) purchase, repurchase, redeem, repay, reduce or otherwise acquire any shares of its capital stock or other equity interests or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests (other than in connection with the vesting, settlement or forfeiture of Company RSUs, in each case in accordance with the terms of the applicable Company Share Plan as in effect on the date of this Agreement);

(vi) adopt, authorize the adoption, or announce an intention to adopt, a plan of complete or partial liquidation, dissolution, merger, continuance overseas, consolidation, restructuring, recapitalization or other reorganization (excluding the Transaction);

(vii) except as required by the terms and conditions of any Company Benefit Plan in effect on the date of this Agreement, (A) grant any long-term incentive awards (including Company RSUs or any other equity or equity-based awards), (B) adopt, amend, modify or terminate any Company Benefit Plan (or any plan, program or arrangement that would be a Company Benefit Plan if it were in existence immediately before the date of this Agreement) other than (x) entry into offer letters or employment agreements, in each case, with employees who have a grade level below level E (level E excluded) or an annual base salary below $200,000 (or the local currency equivalent), provided that such agreements do not provide for severance, equity acceleration or change in control payments and (y) renewals of Company Benefit Plans that provide health and welfare benefits that do not materially increase the cost to the Company or any of the Company Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (C) modify or increase (or commit to modify or increase) the compensation or benefits (including severance) payable or to become payable to any current or former or future Service Provider of the Company or any of the Company Subsidiaries, except for increases in base salary (or base wage rate) in the ordinary course of business consistent with past practice but only for Service Providers who have employee grade levels below level E (level E excluded) or have an annual base salary below $200,000 (or the local currency equivalent) (D) pay or award, or commit to pay or award, any bonuses (including transaction bonuses) or incentive compensation, (E) establish, adopt, enter into, amend or terminate any Collective Bargaining Agreement or other similar Contract, (F) take any action to accelerate the vesting, payment or funding of any payment or benefit payable or to become payable to any Service Provider, (G) terminate the employment of any Service Provider with an annual base salary in excess of $200,000 (or the local currency equivalent) or who have employee grade levels at or above E, other than for cause (or due to death or disability), (H) hire any Service Provider with an annual base salary in excess of $200,000 (or the local currency equivalent) or who have employee grade levels at or above E, or any executive officer of the Company or any Company Subsidiary, or (I) engage in any “plant closing,” “mass layoff” or similar act requiring notice under the WARN Act or any similar federal, state or local Law (whether foreign or domestic);

(viii) make any change in financial accounting policies, principles, practices or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, applicable Law or SEC rules or policies;

(ix) make, authorize or announce an intention to authorize, or enter into agreements providing for, any investments in third parties or any acquisitions of any business (other than any capital expenditures permitted pursuant to Section 5.1(b)(xix) or pursuant to Contracts in effect as of the date hereof that have previously been disclosed to the Buyer prior to the date hereof), whether by merger, consolidation, purchase of property or assets, joint venture, licenses or similar agreements;

(x) enter into any new line of business other than any line of business that is reasonably ancillary to an existing line of business engaged in by the Buyer as of the date of this Agreement or abandon or discontinue any existing line of business;

(xi) issue, deliver, grant, sell, transfer, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, transfer, pledge, disposition or encumbrance of, any shares of capital stock, voting securities or other equity interests in Company or any Company Subsidiary (including, for the avoidance of doubt, treasury shares) or any securities convertible into or exchangeable or redeemable for any such shares, voting securities or equity interests, or any rights, warrants or options to acquire any such shares of its capital stock, voting securities or equity interests or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be vested any otherwise unvested Company RSUs, other than (A) as otherwise required by the terms and conditions of any Company RSU as in effect on the date hereof or granted after the date hereof as expressly permitted hereunder and (B) issuances of Company Shares in respect of the settlement of Company RSUs outstanding on the date hereof and in accordance with their respective terms as in effect on the date hereof or granted after the date hereof as expressly permitted hereunder;

(xii) voluntarily create, incur, assume or otherwise become liable for any Indebtedness (whether evidenced by a note or other instrument, pursuant to an issuance of debt securities, lease, sale-leaseback transaction, royalty, factoring or streaming payments or otherwise), other than (A) Indebtedness solely between Company and a Company Subsidiary or between Company Subsidiaries in the ordinary course of business, (B) borrowings by Company or any Company Subsidiary under the Company Credit Agreements and guarantees of such borrowings issued by the Company Subsidiaries to the extent required under the terms of the Company Credit Agreements as in effect on the date of this Agreement, (C) borrowings under existing uncommitted credit facilities of the Company or the Company Subsidiaries as in effect on the date of this Agreement to fund operating expenses in the ordinary course of business, (D)(1) repayments of Indebtedness at the stated maturity of such Indebtedness and required amortization or mandatory prepayments or (2) repayments or redemption of Indebtedness as may be necessary, in the discretion of the Company (acting reasonably), in order to maintain the investment grade rating of the outstanding Indebtedness of the Company and the Company Subsidiaries, (E) Indebtedness for borrowed money incurred to replace, renew, extend or refinance any existing Indebtedness for borrowed money of the Company and the Company Subsidiaries maturing on or prior to the six (6) month anniversary of the date of such refinancing, in each case (x) in an amount not to exceed the amount of Indebtedness replaced, renewed, extended or refinanced, (y) on terms that are no less favorable to Company or each such Company Subsidiary that the terms of Indebtedness replaced, renewed, extended or refinanced, and (z) only to the extent the proceeds of such Indebtedness is promptly applied to replace, renew, extend or refinance such exiting Indebtedness, or (F) interest rate and currency obligation swaps and hedging arrangements or forward currency or interest rate contracts or other interest rate or currency hedging arrangements entered into in the ordinary course of business consistent with past practice and with the hedging policy of the Company and the Company Subsidiaries; provided that nothing contained herein shall prohibit the Company and the Company Subsidiaries from making guarantees or obtaining letters of credit or surety bonds for the benefit of commercial counterparties in the ordinary course of business;

(xiii) make any capital contributions to, or investments in, any other Person (other than to another Company Subsidiary or pursuant to any upfront payment provisions or contractual productivity-linked payments in customer Contracts made in the ordinary course of business);

(xiv) make any advances or guarantees to any other Person (other than to another Company Subsidiary), in each case, except (A) advances to any officer, director or employee of Company or any Company Subsidiary related to business travel and other business-related expenses in the ordinary course of business consistent with past practice and in compliance with all applicable Laws, (B) extensions of credit to customers in the ordinary course of business consistent with customary trade practices, (C) advancement obligations under any indemnification agreement entered into by the Company or any of its Subsidiaries with any officer or director of the Company or any of its Subsidiaries, (D) in the ordinary course of business consistent with past practice or (E) as otherwise permitted pursuant to Section 5.1(b)(xiv);

(xv) make any loans to any other Person (other than to another Company Subsidiary), in excess of $2,000,000 in the aggregate, except (A) any officer, director or employee of Company or any Company Subsidiary related to business travel and other business-related expenses in the ordinary course of business and in compliance with all applicable Laws, or (B) extensions of credit to customers in the ordinary course of business consistent with past practice;

(xvi) sell, lease, license, transfer, pledge, exchange, swap, let lapse, cancel or otherwise dispose of, or subject to any Lien (other than any Company Permitted Lien), any properties or assets (including any material Intellectual Property), except (A) in the case of Liens, as required in connection with any Indebtedness permitted to be incurred pursuant to Section 5.1(b)(xii), (B) dispositions of obsolete or worthless equipment, in the ordinary course of business, (C) non-exclusive licenses of Intellectual Property in the ordinary course of business, (D) such transactions with a fair market value of the assets or properties or aggregate purchase price that does not exceed (when taken together with all other such transactions) $2,000,000 in the aggregate (valuing any non-cash consideration at its fair market value as of the date of the agreement for such transaction) provided that such transactions are completed at the fair market value of the assets or properties, (E) for transactions among the Company and Company Subsidiaries or among Company Subsidiaries, (F) monetary mutual funds in the ordinary course of business consistent with past practice at fair market value, and (G) the expiration of leases and subleases for real property which are not material to the Company and the Company Subsidiaries taken as a whole in accordance with their terms;

(xvii) other than with respect to any Transaction Litigation, which shall be exclusively governed by Section 6.7, initiate, offer or propose to settle any Proceeding involving or against Company or any of its controlled Affiliates, other than (A) ordinary course disputes with vendors, customers or employees in which no litigation or arbitration commences, (B) settlements or compromises of any Proceeding, in each case, where (1) the amount paid in an individual settlement or compromise by Company or any of its Affiliates (and not including any amount paid by third-party insurance carriers or third parties of the Company or its Affiliates) does not exceed $2,000,000 and (2) there is no non-monetary relief imposed on the Company or its Affiliates or (C) where the amount thereof is fully paid or reimbursed to the Company or its Affiliates by an insurance policy, in each of clauses (A), (B) or (C), only without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Affiliates or any of their respective officers or directors;

(xviii) (A) make, change or revoke any material Tax election, (B) change any Tax accounting period method of Tax accounting or any principles, policies or practices used to determine Tax, (C) file any amended Tax Return that would reasonably be expected to result in a material increase in Tax, (D) settle or compromise any audit or other Proceeding relating to a material amount of Taxes or a material Tax Return,(E) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) with respect to any material Tax or material Tax Return, or (F) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes or a material Tax Return;

(xix) make or commit to any new capital expenditure, other than an amount not in excess of 5% of such amount contemplated by the capital expenditure budget as set forth in Section 5.1(b)(xix) of the Company Disclosure Schedule and without changing the nature of the capital expenditure contemplated in the budget;

(xx) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Company Material Contract, other than any statements of work, quotes, purchase orders or change orders with any customer, in each case, that (1) does not exceed $5,000,000 (2) nor deviate from the underlying Contract of any such statements of work, quotes, purchase orders or change orders with any customer, or (B) modify, amend, supplement or terminate any Company Material Contract or waive, release or assign any material rights, benefits or claims thereunder;

(xxi) enter into any transaction or Contract with any Company Shareholder (solely in their capacity as such), except for any irrevocable undertakings entered into in support of the Transaction;

(xxii) adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement;

(xxiii) grant any material refunds, credits, rebates or other allowances to any supplier, vendor, customer, retailer or distributor, in each case other than in the ordinary course of business consistent with past practice, or pursuant to Contracts in effect as of the date hereof that have previously been made available to the Buyer prior to the date hereof;

(xxiv) amend or modify the material economic terms of the engagement letter of the Company’s financial advisor in a manner that increases the fee or commission payable by the Company or any Company Subsidiary in connection with the Transaction; or

(xxv) agree, resolve or commit, in writing or otherwise, to do any of the foregoing.

(c) If the Company needs to request Buyer’s consent to take any action that is prohibited by this Section 5.1, then, in lieu of the procedure outlined in Section 9.5, the Company may request such consent by having a Representative send an email to each of the individuals set forth on Section 5.1(b) of the Buyer Disclosure Schedule requesting such consent. Any of the individuals set forth on Section 5.1(b) of the Buyer Disclosure may grant such consent on behalf of the Buyer via email without needing to observe the procedure outlined in Section 9.5.

(d) Without in any way limiting any party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give the Buyer, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiaries prior to the Effective Time. Prior to the Effective Time, Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ respective operations.

Section 5.2 Solicitation by the Company.

(a) Except as expressly permitted by this Section 5.2, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, the Company shall, and the Company shall cause the Company Subsidiaries and each of its and the Company Subsidiaries’ respective directors, officers and employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Company Third Party conducted heretofore with respect to any inquiry, proposal or offer that constitutes a Company Competing Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to a Company Competing Proposal. The Company will promptly (and in each case within twenty-four (24) hours from the date of this Agreement) deliver written notice to each Company Third Party (and such Company Third Party’s Representatives) that has executed a confidentiality agreement for purposes of evaluating any transaction that could be a Company Competing Proposal to return or destroy (as provided in the terms of such confidentiality agreement) all confidential information concerning the Company or any Company Subsidiary and shall promptly (and in each case within twenty-four (24) hours from the date of this Agreement) terminate all physical and electronic data access previously granted to each such Company Third Party.

(b) No Solicitation or Negotiation. Except as expressly permitted by this Section 5.2, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, the Company agrees that it shall not, and it shall cause the Company Subsidiaries and each of its and the Company Subsidiaries’ respective officers, directors and employees not to and it shall use reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives not to, directly or indirectly:

(i) initiate, solicit, cause, propose, participate in, encourage, knowingly assist or otherwise knowingly facilitate (including by way of furnishing non-public information), whether publicly or otherwise, any inquiries, discussions or negotiations regarding, or the making or submission of, any Company Competing Proposal, or any inquiry, proposal, offer, indication of interest or request that constitutes, or could reasonably be expected to lead to, any Company Competing Proposal;

(ii) enter into, engage in, conduct, continue, respond to, or otherwise participate in any discussions or negotiations with any Company Third Party with respect to, relating to or in furtherance of any Company Competing Proposal or any inquiry, proposal, offer, indication of interest or request that could reasonably be expected to lead to a Company Competing Proposal;

(iii) provide or otherwise furnish any non-public information or data or access to the businesses, properties, assets, books, records or employees of the Company or its Subsidiaries to any Company Third Party in connection with, related to or in contemplation of any Company Competing Proposal or any inquiry, proposal, offer, indication of interest or request that could reasonably be expected to lead to a Company Competing Proposal;

(iv) discuss with any Company Third Party, approve, endorse or recommend, or propose to discuss, approve, endorse or recommend, or execute or enter into any agreement in principle, letter of intent, heads of terms, memorandum of understanding, term sheet, commitment, merger agreement, acquisition agreement, option agreement, agreement in principle, joint venture agreement, partnership agreement or other agreement (whether written or oral, binding or nonbinding), in each case of the foregoing relating to a Company Competing Proposal or any inquiry, proposal or offer, in each case of the foregoing that could reasonably be expected to lead to a Company Competing Proposal (other than an Acceptable Confidentiality Agreement entered into in compliance with Section 5.2(e)(ii), a “Company Alternative Acquisition Agreement”);

(v) submit any Company Competing Proposal to the vote of the Company Shareholders; or

(vi) resolve, agree, authorize or commit to do any of the foregoing;

provided that notwithstanding anything to the contrary in this Section 5.2, the Company or any of its Representatives may, in response to an unsolicited inquiry or proposal from a Company Third Party inform a Company Third Party or its Representative of the existence of, and the restrictions imposed by, the provisions of this Section 5.2 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

(c) Notice. The Company shall promptly notify the Buyer (in no event later than twenty-four (24) hours) of (i) the receipt by the Company or any of its Subsidiaries or any of its or their Representatives of any Company Competing Proposal or any inquiries, expressions of interest, proposals, offers or requests that are or could reasonably be expected to lead to a Company Competing Proposal, (ii) the receipt by the Company (or any of its Representatives) of any request for information relating to the Company or any of its Subsidiaries from any Company Third Party who has made or could reasonably be expected to make a Company Competing Proposal or (iii) any request for discussions, or any discussions or negotiations with respect to a Company Competing Proposal sought to be initiated or continued by any Company Third Party with the Company, its Subsidiaries or any of their respective Representatives. Each such notice shall indicate the name of such Person, include a copy of the applicable written Company Competing Proposal and, if oral, a written summary of the material financial (including price) and other terms and conditions of any inquiries, expressions of interest, proposals, offers or requests. Following delivery of the initial notice, the Company shall keep the Buyer informed, on a prompt basis (in no event later than twenty-four (24) hours), of the status and material developments or terms and conditions (including any changes to the type and amount of consideration), including by providing a copy of all material documentation relating thereto (and any material amendments to such documentation) provided by the Company Third Party (or its Representatives) making such Company Competing Proposal; provided that, in no event shall the Company provide any information or engage in any discussions or negotiations with such Company Third Party unless as permitted in accordance with Section 5.2(e)(ii). Neither the Company nor any of its Subsidiaries will enter into any agreement with any Person which prohibits the Company from providing any information to the Buyer in accordance with, or otherwise complying with, this Section 5.2.

(d) Except as expressly permitted by this Section 5.2, from the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article VIII, the Company agrees that the Company Board of Directors shall not, directly or indirectly:

(i) change, withhold, withdraw, qualify, amend or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify, amend or modify in a manner adverse to the Buyer, the Company Board Recommendation;

(ii) fail to include the Company Board Recommendation in the Scheme Document;

(iii) request that the Court does not sanction the Scheme of Arrangement, or fail to submit the Scheme of Arrangement to the Court for sanction in accordance with the terms of this Agreement;

(iv) in the event a Company Competing Proposal has been made, fail to issue a press release publicly reaffirming the Company Board Recommendation within three (3) Business Days after a request by the Buyer to do so or fail to include the Company Board Recommendation in the Scheme Document (except if the Company Board of Directors has effected a Company Change of Recommendation in accordance with Section 5.2(e));

(v) approve, adopt, endorse or recommend, or publicly propose or announce any intention to approve, adopt, endorse or recommend, any Company Competing Proposal (it being agreed that the provision by the Company to the Buyer of any notice or information in connection with a Company Competing Proposal or Company Superior Proposal as required or expressly permitted by this Agreement shall not constitute an approval, adoption, endorsement or recommendation of such Company Competing Proposal);

(vi) agree, or propose to enter into, any Company Alternative Acquisition Agreement;

(vii) in the case of a Company Competing Proposal that is structured as a tender offer or exchange offer, fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14d-9, if applicable (or in an equivalent publicly disclosed written statement), against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three (3) Business Days prior to the date the Scheme Meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date the Scheme Meeting is held, including adjournments) and (B) ten (10) business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(viii) cause or permit the Company to enter into a Company Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i) through (vii) above, a “Company Change of Recommendation”); or

(ix) resolve, agree, authorize or commit to do any of the foregoing.

(e) Notwithstanding anything in this Agreement to the contrary:

(i) the Company Board of Directors may, after consultation with, and based upon the advice of, its outside legal counsel (of internationally recognized reputation and experienced in transactions of this nature, including Latham & Watkins LLP), (A) make such limited disclosures as the Company Board of Directors reasonably determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (B) make any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act and (C) make any other disclosure that it determines in good faith is required by applicable Law; provided, however, that that any such communication or disclosure shall include an express reaffirmation of the Company Board Recommendation and that, if such disclosure or communication does not reaffirm the Company Board Recommendation or has the effect of withdrawing or adversely modifying the Company Board Recommendation, such disclosure or communication shall be deemed to be a Company Change of Recommendation, then the Buyer shall have the right to terminate this Agreement as set forth in Section 8.1(c)(ii);

(ii) prior to, but not after, the receipt of the Company Shareholder Approval, if and subject in all cases to the Company complying with its obligations under this Section 5.2, (A) the Company receives a bona fide, written Company Competing Proposal from any Company Third Party that was not solicited in breach of this Section 5.2(b), and (B) the Company Board of Directors determines in good faith, based on the information then available, including the terms and conditions of such Company Competing Proposal and those of this Agreement, and after consultation with, and based on the advice of the Company’s financial advisors and outside legal counsel (in each case, of internationally recognized reputation and experienced in transactions of this nature, including Latham & Watkins LLP), that such Company Competing Proposal constitutes or would be reasonably expected to result in a Company Superior Proposal, and that failure to take the following actions would cause a breach of the statutory or fiduciary duties of the Company Board of Directors, then the Company may (1) discuss, negotiate, execute and enter into an Acceptable Confidentiality Agreement with such Company Third Party, and (2) so long as it has entered into an Acceptable Confidentiality Agreement with such Company Third Party, (i) furnish information with respect to the Company and Company Subsidiaries to such Company Third Party and its Representatives and financing sources and (ii) engage in, respond to, enter into, maintain or participate in discussions and negotiations with the Company Third Party making such a Company Competing Proposal and its Representatives (provided that, any such non-public information shall have previously been made available to, or is made available to the Buyer prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within twenty-four (24) hours) after)) the time such information is made available to such Company Third Party and the Company shall provide to the Buyer unredacted copies of all writings or media containing any material terms or conditions of any proposals or proposed transaction agreements relating to any Company Competing Proposal as promptly as practicable (and in any event, within twenty-four (24) hours) following the receipt or delivery thereof;

(iii) prior to, but not after, the receipt of the Company Shareholder Approval, the Company Board of Directors shall be permitted, through its Representatives or directly, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to provide any non-public information to) any Company Third Party that has made a Company Competing Proposal solely to clarify the terms and conditions of such proposal to provide adequate information for the Company Board of Directors to make an informed determination under Section 5.2(e)(ii);

(iv) prior to, but not after, the receipt of the Company Shareholder Approval, in response to a bona fide, written Company Competing Proposal from a Company Third Party that was not solicited in breach of, and did not otherwise arise from a breach of, the obligations set forth in this Section 5.2, if the Company Board of Directors so chooses, the Company Board of Directors may (x) effect a Company Change of Recommendation or (y) authorize the entry into a Company Alternative Acquisition Agreement and terminate this Agreement pursuant to Section 8.1(d)(ii); provided, however, that no such action may be taken unless and until:

(1) the Company Board of Directors determines in good faith after consultation with, and based on the advice of, its financial advisors and outside legal counsel (in each case, of internationally recognized reputation and experienced in transactions of this nature, including Latham & Watkins LLP) that such Company Competing Proposal constitutes a Company Superior Proposal;

(2) the Company Board of Directors determines in good faith, after consultation with, and based on the advice of, its financial advisors and outside legal counsel in each case, of internationally recognized reputation and experienced in transactions of this nature, including Latham & Watkins LLP that failure to effect a Company Change of Recommendation in response to such Company Superior Proposal would be a breach of the statutory or fiduciary duties of the Company Board of Directors under the Laws of Jersey;

(3) the Company provides the Buyer written notice of such proposed action and the basis thereof at least four (4) Business Days in advance, which notice shall set forth in writing that the Company Board of Directors intends to consider whether to take such action and include all material terms and conditions of the Company Competing Proposal;

(4) after giving such notice and prior to effecting such Company Change of Recommendation, to the extent so requested by the Buyer, the Company shall make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) in good faith with the Buyer to make such adjustments or revisions to the terms of this Agreement as would permit the Company Board of Directors to determine that failure to make a Company Change of Recommendation in response to such Company Competing Proposal would no longer be expected to constitute a breach of the Company Board of Directors’ statutory or fiduciary duties under the Laws of Jersey or that such Company Competing Proposal would cease to constitute a Company Superior Proposal; and

(5) at the end of such four (4) Business Day period, prior to taking action to effect a Company Change of Recommendation, the Company Board of Directors takes into account any adjustments or revisions to the terms of this Agreement proposed to by the Buyer in writing, and any other information offered by the Buyer in response to the notice, and determines in good faith, after consultation with, and based on the advice of, its financial advisors and outside legal counsel (in each case, of internationally recognized reputation and experienced in transactions of this nature, including Latham & Watkins LLP), that the Company Competing Proposal remains a Company Superior Proposal and that failure to (x) effect a Company Change of Recommendation in response to such Company Superior Proposal or (y) authorize the entry into a Company Alternative Acquisition Agreement and terminate this Agreement pursuant to Section 8.1(d)(ii), in either case, would breach the statutory or fiduciary duties of the Company Board of Directors under the Laws of Jersey; provided that, in the event of any material amendment or material modification to any Company Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Company Superior Proposal shall be deemed material), the Company shall be required to deliver a new written notice to the Buyer and to comply with the requirements of this Section 5.2(e)(iii) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.2(e)(iii) shall be reduced to two (2) Business Days; provided, further, that any such new written notice shall in no event shorten the original four (4) Business Day notice period.

(f) The Company shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of, or release any Person from, any confidentiality (solely to the extent entered into in connection with a Company Competing Proposal), “standstill” or similar agreement to which it or any of its Subsidiaries is a party, and the Company shall, or shall cause its applicable Subsidiary or Subsidiaries to, enforce the confidentiality, “standstill” or similar provisions of any such agreement.

(g) Notwithstanding anything to the contrary in this Section 5.2, any action, or failure to take action, that is taken by any Representative of the Company acting at the Company’s direction or on its behalf, in each case, in violation of this Section 5.2, shall be deemed to be a breach of this Section 5.2 by the Company.

Section 5.3 Preparation of the Scheme Document; Scheme Meeting, Company GM.

(a) The Buyer and the Company shall use their respective reasonable best efforts to implement the Scheme of Arrangement and complete the Transaction as soon as practicable following the date hereof.

(b) Without limitation to the Company’s general obligations set forth in Section 5.3(a), the Company shall:

(i) prepare and deliver to the Buyer as promptly as reasonably practicable following the date hereof (and in any event use its best efforts to do so at least ten (10) Business Days prior to the Directions Hearing) a draft of the shareholder circular incorporating the Scheme of Arrangement (the “Scheme Document”), in accordance with applicable Law;

(ii) consult with the Buyer as to the form and content of the Scheme Document and, solely to the extent the Scheme Document reflects (A) terms that are inconsistent with the terms of this Agreement (including any obligations of the Buyer) or (B) disclosures about the Buyer (including communications or other actions by the Buyer) leading to execution of this Agreement, seek the approval of the Buyer (provided that the terms of the Scheme of Arrangement shall be in form agreed by the Parties in all material respects in the form set out in Exhibit A and subject to any amendment that the Parties agree to in accordance with Section 5.3(e)); provided, further, that in no event shall the Company’s obligations pursuant to this Section 5.3(b)(ii)(B) prevent the Company from complying with applicable Laws;

(iii) unless the Company Board of Directors has effected a Company Change of Recommendation pursuant to and in accordance with Section 5.2(e), procure that the Scheme Document includes the Company Board Recommendation and not thereafter withdraw, qualify or modify the Company Board Recommendation;

(iv) include in the Scheme Document notices convening, for the date that is at least twenty-one (21) and no more than thirty (30) calendar days after the dispatch of the Scheme Document (not counting the day notice of the Scheme Meeting is deemed received and the day of the Scheme Meeting itself), (A) the Scheme Meeting and (B) the Company GM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the Company Shareholder Resolutions;

(v) dispatch the Scheme Document to Scheme Shareholders on the Business Day immediately following the receipt by the Company of approval of the Court to convene the Scheme Meeting and the Company GM, provided that the Court approves the draft of the Scheme Document submitted for their approval without amendment that causes a delay (and if the Court requires such amendment to the Scheme Document, dispatch the Scheme Document to Scheme Shareholders as soon as possible and in any event within five (5) Business Days following receipt by the Company of approval from the Court), and, unless the Court directs otherwise, convene the Scheme Meeting and the Company GM, for the date that is at least twenty-one (21) and no more than thirty (30) calendar days after notice of the Scheme Meeting is deemed received by all Scheme Shareholders (not counting the day notice of the Scheme Meeting is deemed received and the day of the Scheme Meeting itself);

(vi) afford the Buyer (or its nominated advisers) reasonably sufficient time to review the Scheme Document in order to provide comments and take into consideration in good faith all comments reasonably proposed by the Buyer;

(vii) not finalize or post the Scheme Document to the Scheme Shareholders on less than three (3) Business Days’ advance written notice to the Buyer;

(viii) as promptly as reasonably practicable following the date hereof provide the Buyer with drafts of the forms of proxy for use by the Scheme Shareholders at the Company GM and the Scheme Meeting (the “Forms of Proxy”), all the necessary evidence and pleadings in relation to the Scheme of Arrangement (the “Court Documentation”) and any supplemental circular or document required to be published or submitted to the Court in connection with the Scheme of Arrangement or any variation or amendment to the Scheme of Arrangement (a “Scheme Supplemental Document”), in each case prepared in accordance with applicable Laws and customary practice;

(ix) afford the Buyer (or its nominated advisers) reasonably sufficient time to review drafts of all such documents detailed in Section 5.3(b)(viii) above and take into consideration in good faith all comments reasonably proposed by the Buyer;

(x) cause the Scheme Document, the Court Documentation and any Scheme Supplemental Document to comply in all material respects with applicable Law (including the Companies Law);

(xi) advise the Buyer as soon as reasonably practicable after it receives any oral or written request by the Court for amendment of any of the Scheme Document, the Forms of Proxy, the Court Documentation and any Scheme Supplemental Document or comments thereon and responses thereto or requests by the Court for additional information, and as soon as reasonably practicable provide the Buyer with copies of any written communication from the Court and use reasonable best efforts to respond as promptly as practicable to any comments, responses or requests by the Court with respect to the such documentation;

(xii) as promptly as reasonably practicable, notify the Buyer of any matter of which it becomes aware that would reasonably be expected to materially delay or prevent the dispatch or filing of the Scheme Document or the Court Documentation; provided that any failure to comply with this Section 5.3(b)(xii) shall not constitute a breach or failure to perform by the Company with respect to the conditions set forth in Article VII, or give rise to any right of termination under Article VIII;

(xiii) as promptly as reasonably practicable, make all necessary applications to the Court in connection with the implementation of the Scheme of Arrangement (including applying to the Court for leave to convene the Scheme Meeting (the “Directions Hearing”) and settling with the Court the Scheme Document, the Forms of Proxy and any Scheme Supplemental Document and taking such other steps as may be required or the Company considers desirable in connection with such applications, in each case as promptly as reasonably practicable), and ensure that the Directions Hearing of such proceedings occurs as promptly as practicable (and in any event the Company shall book (and not cancel) the Directions Hearing for a date which is within thirty (30) calendar days of the date of this Agreement unless the Parties otherwise mutually agree or the Court otherwise requires the Parties to hold the Directions Hearing on a later date) in order to facilitate the dispatch of the Scheme Document and any Scheme Supplemental Document and seek such directions of the Court as the Company considers necessary or desirable in connection with the Scheme Meeting;

(xiv) procure the publication of any advertisements required by applicable Laws and dispatch of the Scheme Document, the Forms of Proxy and any Scheme Supplemental Document to the Company Shareholders on the Register of Members of the Company on the record date as agreed with the Court, as promptly as reasonably practicable after the approval of the Court to dispatch the documents being obtained, and thereafter publish; or post such other document and information (the form of which shall be agreed between the Parties) as the Court may approve or direct from time to time in connection with the implementation of the Scheme of Arrangement in accordance with applicable Law as promptly as reasonably practicable following the approval of the Court to publish or post such documents being obtained;

(xv) hold and conduct the Scheme Meeting and the Company GM in compliance with this Agreement, the Company Articles of Association and applicable Laws and permit representatives of the Buyer or its financial and legal advisors to attend and observe the Scheme Meeting and the Company GM;

(xvi) prior to the Scheme Meeting, keep the Buyer reasonably informed on a regular basis prior to the Scheme Meeting of the number of valid proxy votes received in respect of resolutions to be proposed at the Scheme Meeting or the Company GM (with the number of valid proxy votes for and against being separately identified in respect of each resolution), and in any event provide such number as promptly as reasonably practicable following a request by the Buyer or its Representatives, but not more than one time per Business Day;

(xvii) notify the Buyer as promptly as reasonably practicable if it receives any concerns or issues from the Company Shareholders, any Persons interested (or who may become interested) in securities relating to the Company or any third party in connection with or which may have an impact on the Transaction or the matters contemplated therein, in each case, to the extent that such concerns or issues would have the effect of preventing, materially delaying or impeding the consummation of the Transaction or the other transactions contemplated by this Agreement, and reasonably consult with, and consider in good faith the reasonable views and requests of, the Buyer in connection with addressing any such concerns or issues; provided that any failure to comply with this Section 5.3(b)(xvii) shall not constitute a breach or failure to perform by the Company with respect to the conditions set forth in Article VII, or give rise to any right of termination under Article VIII;

(xviii) except as required by applicable Laws or the Court, not postpone or adjourn the Scheme Meeting or the Company GM; provided, however, that the Company may, without the consent of the Buyer and only in accordance with the Company Articles of Association and applicable Laws, adjourn or postpone the Scheme Meeting or the Company GM: (A) in the case of adjournment, if requested by the Company Shareholders (on a poll) to do so; provided that the adjournment resolution was not directly or indirectly proposed or instigated by or on behalf of the Company, (B) for up to ten (10) Business Days or, where Counsel advises that a longer period is required or desirable, such time period as advised by Counsel, to the extent reasonably necessary to ensure that any required supplement or amendment to the Scheme Document required by applicable Law is provided to the Scheme Shareholders to permit dissemination of information which is material to the Company Shareholders voting at the Scheme Meeting or the Company GM, or (C) if, as of the time for which the Scheme Meeting or the Company GM is scheduled (as set forth in the Scheme Document), there are insufficient Company Shares or Company Shareholders represented (either in person or by proxy) (x) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the Company GM, but only until a meeting can be held at which there is a sufficient number of Company Shares or Company Shareholders represented to constitute a quorum or (y) to obtain the Company Shareholder Approval, but only until a meeting can be held at which there is a sufficient number of votes of the Company Shareholders to obtain the Company Shareholder Approval (provided that, without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, no such postponement or adjournment pursuant to the foregoing clause (C) may be for a period on any single occasion or, on any occasion, to a date after the earlier of forty (40) Business Days after the date on which the Scheme Meeting or the Company GM were originally scheduled, as applicable);

(xix) not propose any matters to be voted on at the Scheme Meeting or the Company GM other than the matters contemplated by this Agreement and the Scheme Document in connection with the Company Shareholder Approvals (and matters of procedure and matters required by or, as determined by the Chair of the Scheme Meeting or Company GM in each case acting reasonably and in good faith after consulting with outside counsel, and having first consulted with the Buyer, advisable under applicable Law to be voted on by the Company Shareholders in connection therewith);

(xx) following the Scheme Meeting and Company GM, assuming the Scheme of Arrangement is duly approved at the Scheme Meeting by the requisite majorities required under Article 125(2) of the Companies Law and the Company Shareholder Resolutions are duly passed at the Company GM and all other Conditions are satisfied or waived where applicable (other than those conditions that by their nature are to be satisfied at the Closing, which shall include the condition set out in Section 7.1(c)), take all necessary steps on the part of the Company to prepare and issue, serve and lodge all such court documents as are required to seek the sanction of the Court of the Scheme of Arrangement as promptly as reasonably practicable thereafter;

(xxi) instruct a King’s Counsel from Erskine Chambers (“Counsel”) for the purpose of assisting with the implementation of the Scheme of Arrangement and promptly providing the Buyer’s Representatives with reasonable access to Counsel (including with the prior agreement of Counsel, a summary of any advice given by such Counsel that is material to the Scheme of Arrangement) and attendance at any key discussions or conferences with Counsel as may be considered appropriate by Counsel and the Company (except to the extent the Counsel is to advise on matters relating to the fiduciary duties of the directors of Company or otherwise in circumstances where a conflict has arisen between the interests of Company and Buyer);

(xxii) give such undertakings as are required by the Court in connection with the Scheme of Arrangement as are reasonably and commercially necessary or desirable to implement the Scheme of Arrangement;

(xxiii) deliver the Court Order to the Registrar of Companies in Jersey for registration on the Closing Date;

(xxiv) promptly provide the Buyer with a certified copy of the resolutions passed at the Scheme Meeting, the Company Shareholder Resolutions and of each order of the Court (including the Court Order) once obtained, in each case no later than one (1) Business Day following the passing of such resolutions or the making of such order; and

(xxv) subject to the foregoing and the other terms of this Agreement, take any other action reasonably necessary to make the Scheme of Arrangement effective as provided for or contemplated by this Agreement.

(c) Without limitation to the Buyer’s general obligations set forth Section 5.3(a), the Buyer shall:

(i) instruct a Jersey advocate to appear on its behalf at the Court hearing to request the convening of the Scheme Meeting and the Court hearing to sanction the Scheme of Arrangement and undertake to the Court to be bound by the terms of the Scheme of Arrangement insofar as it relates to the Buyer; provided that this shall not oblige the Buyer to waive any of the Conditions or treat them as satisfied;

(ii) subject to the terms of this Agreement, afford all such cooperation and assistance as may reasonably be requested of it by the Company in respect of the preparation and verification of any document required for the implementation of the Scheme of Arrangement, including the provision to the Company of such information and confirmations relating to them, their respective Subsidiaries and any of the respective directors or employees of the foregoing entities as the Company may reasonably request (including for the purposes of preparing the Scheme Document or any Scheme Supplemental Document) and to do so in a timely manner;

(iii) review and provide comments (if any) in a reasonably timely manner on all such documentation submitted to it;

(iv) as promptly as reasonably practicable, notify the Company of any matter of which it becomes aware that would reasonably be expected to materially delay or prevent dispatch or filing of the Scheme Document or the Court Documentation; provided that any failure to comply with this Section 5.3(c)(iv) shall not constitute a breach or failure to perform by the Buyer with respect to the conditions set forth in Article VII, or give rise to any right of termination under Article VIII; and

(v) be entitled to deliver the Court Order to the Registrar of Companies in Jersey if the Company has not complied with its obligations pursuant to Section 5.3(b)(xxiii).

(d) Notwithstanding anything to the contrary in this Agreement, the Buyer and the Company shall cooperate to schedule and convene the Scheme Meeting and Company GM for the same date.

(e) If the Buyer or Company, each acting reasonably, considers that an amendment should be made to the provisions of the Scheme of Arrangement or the Scheme Document in order to implement the Transaction in as efficient a manner as practicable either prior to or after consideration by the Court (including in respect of any amendment imposed by the Court), it may notify the other Party and the Parties shall be obliged to consider and negotiate, acting reasonably and in good faith, such amendment (provided that no Party shall be required to consider and negotiate in good faith any amendment that would materially and adversely affect it, its shareholders or the likelihood of consummation of the Transaction and each Party recognizes that any amendments may require the recommencement of the Court approval process or a new notice of the Scheme Meeting to be sent).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access; Confidentiality; Notice of Certain Events.

(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, subject to the Confidentiality Agreement, upon reasonable prior written notice from the Buyer, the Company shall, and shall cause each Company Subsidiary to, (x) afford the Buyer and its Representatives reasonable access during normal business hours and upon reasonable advance notice to the properties, offices, books, Contracts, commitments, personnel and records of the Company and its Subsidiaries and (y) furnish reasonably promptly to the Buyer and its respective Representatives such information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. To the extent reasonably required in connection with the development of the post-closing integration plan pursuant to Section 6.9 (below), the Company shall, and shall cause each of its Subsidiaries to afford to the Buyer and its Representatives reasonable access during normal business hours and upon reasonable advance notice to the personnel of the applicable Party and its Subsidiaries and furnish reasonably promptly to such other Party and its Representatives such information (financial or otherwise) concerning its business and personnel as such other Party may reasonably request. Each of the Company and the Buyer shall use commercially reasonable efforts to minimize any disruption to the businesses of the Company and the Company Subsidiaries that may result from the requests for access, data and information hereunder. Nothing in this Section 6.1(a) or Section 6.9 shall be construed to require the Company, the Company Subsidiaries or any of their respective Representatives to provide (1) any of the foregoing information to the extent related to the negotiation and execution of this Agreement or, except as expressly set forth in Section 5.2, any Company Competing Proposal or any deliberations of the Company Board of Directors regarding any Company Competing Proposal or (2) any opinion to the Buyer or to prepare any reports, analyses or appraisals to the extent such report, analysis or appraisal is not otherwise already available to the Company or its Representatives.

(b) Until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, subject to the Confidentiality Agreement and subject to the requirements of applicable Law (including any Antitrust Law), the Company and the Buyer shall give prompt notice to the other of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transaction, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company or any of the Company Subsidiaries or the consummation of the Transaction, and shall keep the Buyer reasonably informed in the case of any material developments relating to any Tax audit, litigation, ruling request or other Tax Proceeding related to any material amount of Taxes or any material Tax Returns (including any advance pricing agreements), in each case, of the Company or any Company Subsidiary, and the Company shall provide the Buyer with copies of any notices or other documentation provided by or to a Governmental Entity in connection with any such audit, litigation, ruling request or other Proceeding.

(c) Notwithstanding the foregoing, neither the Company nor any of the Company Subsidiaries shall be required by this Section 6.1 to provide the Buyer or its Representatives with access to such properties, offices, books, Contracts, commitments, personnel and records, or to furnish any such information, (i) the disclosure of which would violate any applicable Law (including any Antitrust Law) (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any such Law), or (ii) that is subject to any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege). The Buyer shall not be permitted to conduct any invasive or intrusive sampling or analysis of any environmental media or building materials at any facility of the Company or its Subsidiaries without the prior written consent of the Company.

(d) The failure to deliver any notice or take any action required pursuant to Section 6.1(b) shall not result in or constitute a failure of any of the Conditions or the conditions set forth in Article VII or give rise to any right to terminate under Article VIII.

Section 6.2 Filings; Other Actions; Notification.

(a) Cooperation. Except where an alternative standard is required pursuant to the terms and conditions of this Agreement and subject to the limitations set forth in Sections 6.2(c) and 6.2(d), the Company and the Buyer shall cooperate with each other and use, and shall cause their respective Subsidiaries to use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things necessary, proper or advisable under applicable Law (including any Antitrust Law) to consummate and make effective the Transaction as promptly as reasonably practicable (and in any event prior to the End Date), including:

(i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings required for the Requisite Approvals (including by filing as promptly as reasonably practicable after the date of this Agreement the notifications, filings and other information required to be filed under any applicable Antitrust Laws or FCA regulations as of the date hereof for the Requisite Approvals), and in any event within thirty (30) Business Days after the date hereof with respect to all filings and submissions under the HSR Act;

(ii) using reasonable best efforts to satisfy the conditions set forth in Article VII to consummating the Transaction;

(iii) using reasonable best efforts to obtain as promptly as reasonably practicable (and in any event prior to the End Date) all consents, registrations, approvals, permits, expirations or terminations of waiting periods and authorizations necessary or advisable to be obtained from any Governmental Entity and any third party, in each case in order to consummate the Transaction;

(iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction; and

(v) making a filing for pre-assessment or a merger control filing with the Australian Competition and Consumer Commission at the time the Buyer deems appropriate, but no later than within ten (10) Business Days of it becoming apparent that the Transaction will not be consummated on or prior to December 31, 2025.

In furtherance and not in limitation of the foregoing (but subject to the limitations set forth in Section 6.2(b) and 6.2(d)), each of the Parties shall use its reasonable best efforts to resolve as promptly as reasonably practicable (and in any event prior to the End Date) such objections, if any, as may be asserted by any Governmental Entity in connection with any applicable Laws with respect to the Transaction. Subject to applicable Laws relating to the exchange of information, each of the Company and the Buyer shall (a) have the right to review in advance and, to the extent practicable and permitted by applicable Law, each will consult the other on, any filing made with, or written materials submitted to, any third party or Governmental Entity in connection with the Transaction, (b) provide the other with copies of all material substantive written correspondence between it (or its Subsidiaries or its or their respective Representatives) and any Governmental Entity relating to the Transaction, and (c) consult and reasonably cooperate with one another, and consider in good faith the views of one another, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Party in connection with any applicable Law prior to their submission; provided that nothing in the foregoing shall require the Company and the Buyer to share drafts or copies of their filings made under the HSR Act with the other Party, and that materials furnished pursuant to this Section 6.2 may be redacted as necessary to address reasonable attorney-client or other privilege concerns, or as necessary to address any applicable Law relating to the exchange of information. In addition, without limiting the foregoing, for the purposes of the FCA Change in Control Notification the Buyer shall, and the Buyer shall cause each Controller to, co-operate with the Company and use reasonable best efforts to achieve one of the outcomes in Section 7.1(f)(i), Section 7.1(f)(ii) or Section 7.1(f)(iii) including: submitting the FCA Change in Control Notification as promptly as possible after the date of this Agreement, and in any event within twenty (20) Business Days from the date of this Agreement; promptly notifying the Company of any communication from the FCA in relation to the FCA Change in Control Notification, and keeping the Company regularly and reasonably informed of the progress of the assessment of the FCA Change in Control Notification; responding to any request for information from the FCA in relation to the FCA Change in Control Notification promptly and in any event in accordance with any relevant time limit; and consulting with, and taking into account the views of the Company as to the mode, content and timing of all material communications (whether made orally or in writing) with the FCA in relation to the FCA Change in Control Notification, giving the Company a reasonable opportunity to comment on drafts of such communications and to participate in telephone calls and meetings with the FCA (save to the extent that the FCA expressly requests that the Company should not participate in such meetings or telephone calls).

(b) Notwithstanding anything in this Agreement to the contrary, the Buyer shall (i) be entitled to, on behalf of Parties, control and lead all communications and strategy relating to any process with any Governmental Entity which relate to the Transaction; provided that the Buyer shall consult and reasonably cooperate with, and consider in good faith the views of, the Company with respect to any such communications and strategy, in connection with the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to any Antitrust Law prior to their submission.

(c) Notwithstanding anything in this Agreement to the contrary, the Buyer shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction prior to the End Date, including taking all such further action as may be necessary to resolve such objections, if any, as any Governmental Entity or Person may assert under any Law (including Antitrust Laws) with respect to the Transaction, and to avoid or eliminate each and every impediment under any Law (including Antitrust Laws) that may be asserted by any Governmental Entity or Person with respect to the Transaction, including (A) litigating, defending or otherwise contesting any lawsuits or other legal proceedings, whether judicial or administrative, to prevent the entry of an order by any Governmental Entity preliminarily or permanently enjoining the consummation or post-Closing integration of the Transaction, and (B) taking or agreeing to take any action, or refraining or agreeing to refrain from taking any action, or offer, negotiate, accept, permit, become subject to or suffer to exist any action, restriction, condition, limitation, understanding, consent decree, hold separate order or other arrangement, including those that would reasonably be expected to: (1) require the sale, license, assignment, transfer or divestiture of any business or assets of the Company or its Affiliates; or (2) limit, impair, alter, change or restrict the Company’s (or any of its Affiliates’) freedom of action or commercial practices with respect to, or its or their ability to retain, their respective businesses or any portion thereof (each of clauses (1) and (2) above, (a “Restriction”)); provided that, (1) without the prior written consent of the Buyer, none of the Company or any of the Company Subsidiaries shall agree to any Restriction, (2) that any Restriction may, at the discretion of the Buyer, be conditioned upon consummation of the Transaction, (3) the Company shall be required to become subject to, or consent or agree to or otherwise take any of the foregoing actions if the Buyer requests the Company to take such action so long as such action is conditioned on the Closing, (4) the Buyer shall not be obligated to agree to any Restrictions with respect to the Buyer or any Affiliate or business of the Buyer, other than the Company and its Affiliates, (5) the Buyer shall not be obligated to agree to any Restrictions with respect to the Company and its Affiliates if such Restrictions, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition, or prospects of the Company and its Affiliates and (6) nothing shall require the Buyer to initiate an appeal of any final Order on the merits; it being understood that the Buyer may (I) engage in discussions or negotiations with any applicable Governmental Entity regarding the requirement, scope or terms of such divestiture or other Restriction, or (II) engage in litigation (including any appeals) with any Governmental Entity relating to the matters contemplated by this Section 6.2; provided that, in exercising the foregoing rights in clauses (I) and (II) above, the Buyer shall act reasonably and as promptly as reasonably practicable and in a manner that would not reasonably be expected to delay the consummation of the Transaction beyond the End Date, and, prior to taking such action, consult with the Company.

(d) Without limiting the foregoing obligations, the Buyer shall not, and shall cause its Affiliates not to, acquire or agree to acquire by merging or consolidating with, by purchasing assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any business division or assets, if the entering into an agreement or letter of intent relating to or the consummation of such acquisition, merger or consolidation would, or would reasonably be expected to, prevent the consummation of the Transaction.

(e) Except as otherwise expressly set forth herein or in the Company Disclosure Schedule, the Buyer and the Company shall cooperate with each other and use, and shall cause their respective Subsidiaries to use their respective commercially reasonable efforts to cause all notices to be given to, and all consents to be obtained from, all Persons required pursuant to any Company Material Contract, in the case of the Company, or any material Contract to which the Buyer is a party for which consent is reasonably necessary, proper or advisable to consummate the Transaction and the other Party requests such Party to obtain, as promptly as reasonably practicable; provided, however, that none of the Buyer, the Company nor any of their respective Subsidiaries shall have any obligation to (i) amend or modify any Contract for the purpose of obtaining such a consent, (ii) pay any consideration to or make any accommodation for any Person for the purpose of obtaining such a consent, (iii) pay any costs and expenses of any Person resulting from the process of obtaining such a consent or (iv) commence any Proceeding to obtain such a consent, and none of the Buyer or the Company shall, without the prior written consent of the Company, in the case of the Buyer, and the Buyer, in the case of the Company, take any such action if it would be commercially unreasonable to do so; provided, further, each of the Buyer and the Company acknowledges and agrees that obtaining any such consent or approval shall not be deemed to be condition to the consummation of the Transaction.

(f) As soon as reasonably practicable, and in any event prior to the Effective Time, the Company shall (and shall cause Wings-HealthHelp Philippines Inc. to) send a letter to the Board of Investments in the Philippines (the “BOI”) informing them of the indirect change of control of Wings-HealthHelp Philippines Inc. In the event where the BOI informs the Company (or Wings-HealthHelp Philippines Inc.) that its prior approval is required prior to the change of control of Wings-HealthHelp Philippines Inc, in accordance with item 9(f) of the general terms and conditions of the BOI registration of Wings-HealthHelp Philippines Inc, the Company shall (and shall cause Wings-HealthHelp Philippines Inc. to) use its reasonable best efforts to obtain prior approval from the BOI, including by providing the BOI with all necessary documents and information it might request. The Company shall keep informed the Buyer in writing, regularly and without delay, of the steps taken to perform the above-mentioned actions, of the difficulties encountered, if any, and of the status of the request.

Section 6.3 Publicity. The initial press release relating to this Agreement and the Transaction that will be issued by the Company and the Buyer, respectively, shall be in a form reasonably acceptable to the other Party. Thereafter, to the extent permitted by applicable Law and subject to the immediately following sentence, and other than with respect to the disclosures to financing sources and prospective investors as part of a financing in connection with the Transaction, the Company and the Buyer shall consult with each other and consider, in good faith, the comments of the other before, directly or indirectly, issuing or causing the publication of any press release or making any other public announcement or public communication with respect to the Transaction and, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with, or the listing rules of, a national securities exchange or trading market to issue or cause the publication of such press release or make such other announcement or communication, shall not take any such action without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, neither the Buyer nor the Company will be required to consult with or obtain the consent of the other Party with respect to any such press release, public announcement or other public communication (a) if related to a Company Change of Recommendation, (b) if related to a Company Competing Proposal (provided that the Company gives the Buyer an opportunity to review and comment upon any such communication), (c) if the information contained therein substantially reiterates (and is not inconsistent with) previous press releases, public disclosures, public statements, announcements or communications made by the Company and the Buyer in compliance with this Section 6.3 or (d) in connection with any dispute between the Parties regarding this Agreement or the Transaction.

Section 6.4 Directors’ and Officers’ Insurance and Indemnification. In furtherance and not in limitation of any rights that the past and present directors and officers of the Company and its Subsidiaries (collectively, the “Indemnified Parties”) may otherwise be entitled to pursuant to those agreements set forth on Section 6.4 of the Company Disclosure Schedule:

(a) From and after the Effective Time, the Buyer shall cause the Company or the applicable Company Subsidiary to, indemnify and hold harmless all Indemnified Parties against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened Proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of the Company or any of its Subsidiaries, or serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person, in each case, to the fullest extent permitted by applicable Law and as provided pursuant to the Company Governing Documents, the organizational documents of any Company Subsidiary or any indemnification agreements between the Company or any Company Subsidiary, on the one hand, and an Indemnified Party, on the other hand, if any, in existence on the date of this Agreement and set forth on Section 6.4 of the Company Disclosure Schedule (“Indemnification Agreements”), including advancing reasonable and reasonably documented attorneys’ fees and expenses in advance of the final disposition of any actual or threatened Proceeding to each Indemnified Party to the fullest extent permitted by applicable Law and pursuant to the Company Governing Documents, the organizational documents of any Company Subsidiary or Indemnification Agreements; provided that such Indemnified Party provides a written undertaking, in advance, to return any such funds to which a court of competent jurisdiction or other tribunal has determined in a final, non-appealable judgment such Indemnified Party is not ultimately entitled.

(b) The Parties agree that, for a period of six (6) years after the Effective Time, all rights to elimination or limitation of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificates of incorporation or bylaws (or comparable organizational documents) or in any Indemnification Agreements, shall survive the Transaction and shall continue in full force and effect in accordance with their terms. For six (6) years after the Effective Time, the Buyer shall cause to be maintained in effect the provisions in (i) the Company Governing Documents or the organizational documents of any Company Subsidiary that are in existence on the date of this Agreement and (ii) any Indemnification Agreements, in each case, regarding elimination or limitation of liability, indemnification of Indemnified Parties and advancement of expenses, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time without the consent of such Indemnified Party except to the extent required by applicable Law.

(c) At or prior to the Effective Time, the Company shall, in reasonable consultation with the Buyer, purchase prepaid directors’ and officers’ liability and fiduciary liability “tail” insurance with a reporting period of six (6) years from and after the Effective Time, covering the Company, the Company Subsidiaries and their respective insured persons and providing coverage with respect to matters existing or occurring at or prior to the Effective Time (and, with respect to claims during such period, until final resolution thereof), with levels of coverage, terms, conditions, retentions and limits of liability that are at least as favorable to the insureds thereunder as those contained in the Company’s directors’ and officers’ liability and fiduciary liability insurance policies in effect as of the Effective Time; provided that the aggregate premium for such “tail” insurance shall not exceed 300% of the aggregate annual premium paid by the Company for such insurance primary layer in effect as of the date hereof (“Maximum Amount”); provided, further, that if such “tail” insurance is not reasonably available or the aggregate premium for such “tail” insurance exceeds the Maximum Amount, then the Company, in reasonable consultation with the Buyer, shall obtain the most favorable coverage available for a cost not exceeding the Maximum Amount unless otherwise consented to by the Buyer.

(d) In the event the Buyer, the Company, the Company Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Buyer, the Company or the Company Subsidiaries, as the case may be, shall assume their respective obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Transaction and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The rights of each Indemnified Party under this Section 6.4 shall be in addition to any rights such individual may have under the Companies Law, the Company Governing Documents or the organizational documents of any Company Subsidiary, or any indemnification agreements set forth on Section 6.4 of the Company Disclosure Schedule.

Section 6.5 Post-Closing; Employee Matters.

(a) The Buyer shall, and shall cause each of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries), as applicable, to honor and perform, in accordance with their terms, all Company Benefit Plans in effect immediately prior to the Closing and applicable to Continuing Employees; provided that nothing herein shall restrict the Buyer and its Affiliates (including, following the Closing, the Company and the Company Subsidiaries) from modifying or terminating any Company Benefit Plan at any time following the Closing, (to the extent permitted by its applicable terms) and transitioning Continuing Employees to any employee benefit plans of the Buyer and its Affiliates, including any New Company Plans.

(b) During the period commencing as of the Closing Date and ending on the first anniversary of the Closing Date (or, if earlier, the date of termination of the applicable Continuing Employee), the Buyer shall, or shall cause its applicable Affiliate to, provide the employees who are employed by the Company and the Company Subsidiaries on the Closing Date (the “Continuing Employees”) with (i) an annual base salary or hourly wage rate and a target short-term cash incentive bonus opportunity that are no less favorable in the aggregate than those in effect immediately prior to the Closing Date; provided that in any event, annual base salary or hourly wage rate, as applicable, shall be no less than as provided to such Continuing Employee immediately prior to the Closing Date, (ii) severance benefits that are not materially less favorable in the aggregate (with respect to both applicable severance triggers and payments and benefits payable upon a qualifying termination) than those which would have been provided to such Continuing Employee immediately prior to the Closing Date, and (iii) employee benefits (excluding severance, equity or equity-based incentives, long-term incentives, transaction bonuses, retention benefits, defined benefit plans and post-retiree health and welfare benefits) that are not materially less favorable in the aggregate to those which are provided to such Continuing Employee immediately prior to the Closing Date.

(c) With respect to any employee benefit plan in which any Continuing Employee first becomes eligible to participate on or after the Closing Date (the “New Company Plans”), the Buyer shall, or shall cause its applicable Affiliate to (i) cause to be given to such Continuing Employee credit for all purposes, but not for benefit accruals under defined benefit pension plans or for eligibility for early retirement subsidies or retiree health and insurance benefits, for such employees’ service prior to the Closing Date with the Company or any Company Subsidiary (to the same extent credited by the Company or any Company Subsidiary pursuant to an analogous Company Benefit Plan); provided that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit, (ii) use commercially reasonable efforts to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any New Company Plan that is a group health plan to the extent that the same was waived or satisfied under the analogous Company Benefit Plan, and (iii) if applicable, use commercially reasonable efforts to provide credit under any such group health plan (including medical, dental, pharmaceutical and vision benefits) for any co-payments, co-insurance, deductibles and out-of-pocket expenditures incurred by the Continuing Employee under an analogous Company Benefit Plan during the portion of the plan year occurring prior to the Closing (to the extent such expenditures would have been credited under the Company Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date).

(d) If requested by the Buyer at least five (5) Business Days prior to the Closing Date, the Company shall (or shall cause the applicable Company Subsidiary to) take all actions necessary to terminate the Company 401(k) Plan, or cause such plan to be terminated, effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If such request to terminate the Company 401(k) Plan is made, the Buyer shall have in effect one or more defined contribution plans that include a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (and a related trust exempt from tax under Section 501(a) of the Code) (as applicable, the “Purchaser 401(k) Plan”) in which the Continuing Employees are eligible to participate no later than sixty (60) days following the Closing which shall accept rollover contributions, including rollovers in kind of any outstanding participant loans under the Company 401(k).

(e) To the extent unpaid as of the Effective Time, the Buyer shall, or shall cause its Affiliates to, pay bonuses to the Continuing Employees under each Company Benefit Plan that is a cash incentive plan and is set forth on Section 3.12(a) of the Company Disclosure Schedule (the “Cash Incentive Plans”) with respect to the performance period in effect on the Closing Date, in each case, in accordance with the terms and conditions applicable to such Cash Incentive Plans and in the amounts determined in accordance with such Cash Incentive Plans. For clarity, (i) the Buyer shall continue to accrue bonuses under the applicable Cash Incentive Plans through the end of the applicable performance period in which the Closing occurs in a manner consistent with accruals for such period through the Closing, and (ii) in no event shall the amount of the aggregate bonuses paid under any Cash Incentive Plan be less than the earned amounts determined in accordance with the terms and conditions applicable to such Cash Incentive Plan up to the amounts accrued in respect of such Cash Incentive Plan through the end of the applicable Performance Period. Payment of such bonuses pursuant to the Cash Incentive Plans shall be made by the Buyer or an Affiliate of the Buyer (including, after the Closing, the Company and the Company Subsidiaries) at the times or times that such payments would normally be paid by the Company or the applicable Company Subsidiary, in accordance with all terms and conditions applicable to such Cash Incentive Plan.

(f) The Company shall, and the Company shall cause the Company Subsidiaries to, coordinate in advance with the Buyer or its Affiliates, as applicable, between the date of this Agreement and the Effective Time regarding any communication with any Continuing Employees relating to compensation or benefits to be provided subsequent to the Effective Time (which shall exclude general communications to employees in the ordinary course that are unrelated to the Transaction), and any such communication shall be subject to the prior written approval of the Buyer, which approval shall not be unreasonably withheld, conditioned or delayed.

(g) The Parties shall reasonably cooperate in respect of consultation obligations and similar notice and bargaining obligations owed to any Continuing Employees or employee representative bodies in accordance with all applicable Laws and any Collective Bargaining Agreement. Between the date of this Agreement and the Effective Time, the Parties shall use their commercially reasonable efforts to cooperate with each other as necessary to enable the Parties to comply with the provisions of this Section 6.5 and to furnish to one another such information regarding employment and benefits (including information related to the provision of services by any third-party vendors) as the other may from time-to-time reasonably request. The Parties shall provide each other with a copy of any material written communications intended for broad-based and general distribution to any current or former Service Providers or any of their respective Subsidiaries if such communications relate to the Transaction (which, for clarity, shall exclude general communications to employees in the ordinary course that are unrelated to the Transaction)and will provide the other Party with a reasonable opportunity to review and comment on such communications prior to distribution.

(h) Nothing in this Agreement shall (i) confer upon any Continuing Employee, any Service Provider (or any of their beneficiaries or dependents) or any other Person any right to continue in the employ or service of the Parties or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of the Parties or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the employment or services of any Continuing Employee, any Service Provider (or any of their beneficiaries or dependents) or any other Person at any time for any reason whatsoever, with or without cause, (ii) be treated as an amendment, modification or creation of any employee benefit plan, program, policy, practice, agreement or arrangement of the Parties or any of their respective Affiliates, including of any Company Benefit Plan, or limit the ability of the Parties or any of their respective Affiliates, to amend, modify, or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement at any time, or (iii) create any right or benefit in any Person, other than the Parties to this Agreement.

Section 6.6 Takeover Statutes. If any Takeover Statute is deemed applicable to this Agreement or the Transaction, the Company, the Buyer and their respective boards of directors, in reasonable consultation with the other Parties and with such reasonable assistance as may be required from the other Parties and the other Parties’ Boards of Directors, shall take such actions as are reasonably necessary so that the Transaction may be consummated as promptly as reasonably practicable on the terms of this Agreement (but neither the Company, the Buyer nor their respective boards of directors will be required to take any action that would, or would be reasonably likely to, contravene any applicable Law).

Section 6.7 Transaction Litigation; Notices. The Company shall promptly (and in any event within twenty-four (24) hours) notify the Buyer of any shareholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims) commenced against it, any of its Subsidiaries or its or their respective directors or officers, in each case by any shareholder of the Company, as applicable, relating to this Agreement or any of the Transaction (collectively, the “Transaction Litigation”) and shall keep the Buyer reasonably informed regarding any Transaction Litigation, including with respect to any proposed strategy or significant decisions related thereto (including by promptly furnishing to the Buyer and its Representatives such information relating to such Transaction Litigation as may reasonably be requested by the Buyer and that would not reasonably be expected to result in the waiver of attorney client or other applicable legal privilege; provided that if loss of legal privilege is reasonably expected, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide an alternative means of disclosing or providing such information to the maximum extent that does not result in a loss of such legal privilege and in the event that the Company or any of its Subsidiaries does not provide access or information in reliance on this clause, the Company shall provide notice to the Buyer that information is being withheld). The Company shall (i) give the Buyer the opportunity to consult with it regarding the defense and settlement of any Transaction Litigation, (ii) give the Buyer the opportunity to review and comment on filings and responses related to any Transaction Litigation and consider in good faith the Buyer’s comments, (iii) consider in good faith the Buyer’s advice with respect to such Transaction Litigation and (iv) give the Buyer the opportunity to participate (at the Buyer’s expense) in (but not control) the defense and settlement of such Transaction Litigation, in each case, to the extent any attorney-client, attorney work product or other legal privilege is not undermined or otherwise adversely affected (it being agreed that the Company and the Buyer shall use their respective commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege). Prior to the Effective Time, neither the Company nor any Company Subsidiary shall settle, offer to settle or otherwise permit or participate in, directly or indirectly, the settlement or offer or settlement of any such Transaction Litigation without the prior written consent of the Buyer (which shall not be unreasonably withheld, conditioned or delayed). In the event, and to the extent of, any conflict or overlap between the provisions of this Section 6.7 and Section 5.1, the provisions of this Section 6.7 shall control.

Section 6.8 Stock Exchange Delisting; Deregistration. Prior to the Effective Time, each of the Company and the Buyer agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary, proper or advisable to delist the Company Shares from NYSE and terminate its registration under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.9 Integration Planning. Without limiting Section 5.1 herein and subject to Section 6.1(a) and Section 6.1(d), between the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, except as may be required by applicable Law (including Antitrust Laws), (a) upon the reasonable advance written request of the Buyer to the Company, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate with the Buyer and its respective Subsidiaries to facilitate the Buyer’s bona fide integration planning and (b) without limiting the generality of the foregoing clause (a), the Company shall use commercially reasonable efforts to cause the Representatives of the Company and its Subsidiaries to take reasonable actions and reasonably assist the Buyer with respect to the Buyer’s integration planning. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to take any action that: (A) would unreasonably disrupt the operations of the Company or any of its Subsidiaries, (B) would cause a material violation of any agreement to which the Company or any of its Subsidiaries is a party, or (C) the Company believes in good faith, after consulting with outside counsel and taking into account whether privilege cannot be protected by the Company or its Subsidiaries through exercise of its reasonable efforts (such as redaction of certain information), would reasonably be expected to cause a risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law.

Section 6.10 Financing Cooperation; Payoff Letters.

(a) During the period from the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, the Parties shall cooperate in good faith to mutually determine and use their respective commercially reasonable efforts to implement any necessary, appropriate or desirable actions and arrangements in anticipation of the consummation of the Transaction regarding the Company’s and its Subsidiaries’ Indebtedness and all credit agreements (including the Company Credit Agreements), indentures, notes or other documents or instruments governing or relating to such Indebtedness, including arrangements by way of amendments, consents, offers to exchange, conversion, offers to purchase, redemption or otherwise, and with respect to refinancing, retaining, repaying or terminating the Company’s or its Subsidiaries’ Indebtedness and the credit agreements, indentures, notes or other documents governing or relating to such Indebtedness (including, if and as applicable, the delivery of all required notices and taking of all customary actions reasonably necessary to facilitate the termination of commitments under, the repayment in full of and the release of any Lien, if any, in each case at the Effective Time). The Parties acknowledge that the Buyer may attempt to arrange third-party debt financing for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing”) and, if the Buyer so chooses to seek the Debt Financing, during the period from the date of this Agreement and the earlier of the Effective Time and the time, if any, at which this Agreement is terminated pursuant to Section 8.1, the Company agrees, at the Buyer’s sole expense, to use its reasonable best efforts, and shall cause each Company Subsidiary and its and their respective Representatives to use their respective reasonable best efforts to provide all customary cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by the Buyer, including, but not limited to, the following:

(i) assisting in the preparation of customary definitive financing documentation (including customary schedules, closing certificates and solvency certificates) (collectively, the “Debt Financing Documents”);

(ii) upon reasonable prior written notice and at reasonable times during normal business hours and at locations to be mutually agreed, participation, including by directors, managers or officers of appropriate seniority and experience, in and assistance with the preparation, negotiation, execution and delivery of the Debt Financing Documents;

(iii) participation, including by officers of appropriate seniority and experience, in and assistance with marketing of the Debt Financing as reasonably requested by the Buyer, provided that, in case of such participation or assistance, the Company shall have a reasonable opportunity to review and provide comments on information relating to the Company and the Company Subsidiaries included in the materials related to the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity);

(iv) at least three (3) Business Days prior to the Closing, providing (1) such documentation and information regarding the Company required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and (2) certifications regarding beneficial ownership required by 31 C.F.R. § 1010.230, in each case as reasonably requested by Buyer at least ten (10) Business Days prior to the Closing;

(v) taking such actions as are reasonably requested by the Buyer to facilitate the satisfaction on a timely basis of all conditions precedent to obtaining the Debt Financing as outlined in the in the Debt Financing Documents that are within its control;

(vi) providing pertinent financial information regarding the Company and the Company Subsidiaries reasonably required in connection with the Debt Financing, including in connection with the preparation of the pro forma financial statements (it being understand agreed that the Company shall not be required to provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (or otherwise prepare pro forma financial information or post-Closing financial information)); or

(vii) following the Buyer’s reasonable request, using reasonable best efforts to cause directors, managers and officers who will continue to hold such offices and positions from and after the Closing Date to execute resolutions or consents of the Company and its Subsidiaries that do not become effective until the Closing Date with respect to entering into the Debt Financing Documents and otherwise as necessary to authorize consummation of the Debt Financing.

(b) The foregoing notwithstanding, nothing in Section 6.10(a) above shall require the Company or any of its Subsidiaries to take or permit the taking of any action that: (1) could reasonably be expected to cause any director, officer, manager, employee, or stockholder of the Company or any of its Subsidiaries to incur or be subjected to any actual or potential personal liability in connection therewith; (2) would conflict with, violate or result in a breach of or default under the organizational documents of the Company or any of its Subsidiaries or any material contract or any Laws to which the Company or any of its Subsidiaries, or the property thereof, is bound; (3) it determines in good faith could reasonably be expected to unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries; (4) would commit the Company or any of its Subsidiaries to take any action that is not effective or contingent, as applicable, upon the Closing (including the approval, execution or delivery of any Debt Financing Document or any other agreement related to the Debt Financing), that would not terminate without liability to the Company or its Subsidiaries or Affiliates upon the termination of this Agreement, or that would be effective prior to the Closing (other than customary authorization letters unrelated to the Debt Financing); (5) would require the Company to incur any liability or obligation (including any indemnification obligation) in connection with the Debt Financing that is not contingent on the Closing, or pay any commitment or other fee in connection with the Debt Financing prior to the Closing; (6) would create an obligation to provide any financial (or other) information that (i) is not produced in the ordinary course of business or (ii) cannot be produced or provided without unreasonable cost or expense; (7) would require the access to or disclosure of information that the Company determines in good faith (after consultation with counsel) would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to, the Company or any of its Subsidiaries; (8) could reasonably be expected to cause any representation or warranty in this Agreement to be breached, cause any condition to the Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement; (9) would permit any investigative procedures that involve physical disturbance or damage to any property or other assets of the Company or any of its Subsidiaries; or (10) would require the Company to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with the Debt Financing.

(c) Expense Reimbursement. The Buyer shall, promptly upon written request by the Company pursuant to its terms, reimburse each of the Company and its Subsidiaries, as applicable, for all reasonable and reasonably documented out-of-pocket third-party costs and expenses incurred by it in connection with its cooperation with any Debt Financing pursuant to this Section 6.10, except, in each case, to the extent such costs and expenses, result from the gross negligence, fraud or willful misconduct of the Company or any of its Subsidiaries, or any of their respective Representatives.

(d) Indemnification. The Buyer shall indemnify and hold harmless, the Company, the Company Subsidiaries, and their respective directors, officers, managers, employees and representatives, from and against any and all liabilities or losses suffered or incurred by them in connection with the arrangement of any Debt Financing and any information in connection therewith, except to the extent resulting from the gross negligence, fraud or willful misconduct of the Company or any of its Affiliates or representatives, arising from incorrect or misleading information provided by the Company or any of its Affiliates, or to the extent that the indemnity relates to matters with respect to which the Buyer is entitled to indemnity hereunder.

(e) Payoff Letters. At least five (5) Business Days prior to the anticipated Closing Date, the Company shall, or shall cause its Subsidiaries to, use reasonable best efforts to deliver to the Buyer a draft copy of one or more payoff letters, in customary form, from the holders (or an agent or other representative on their behalf) of the indebtedness relating to the Company Credit Agreements notified by the Buyer to the Company within thirty (30) Business Days prior to the Closing Date (the “Repaid Indebtedness”) (such letters, when fully executed in form and substance reasonably satisfactory to the Buyer, the “Payoff Letters”). Unless otherwise agreed in writing to by the Buyer, the Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs and any other monetary obligations then due and payable under the Repaid Indebtedness as of the anticipated Closing Date (and, if applicable, the daily accrual thereafter) (the “Payoff Amount”), together with wire transfer and payment instructions, (ii) state that, upon receipt of the Payoff Amount in accordance with such Payoff Letters, (x) all such obligations and the loan documents relating thereto shall be discharged and terminated and (y) all Liens and guarantees in connection with such obligations or loan documents relating to the Company, any Subsidiaries of the Company or any of their respective assets or properties shall be released and terminated, and (iii) provide for the return of all possessory collateral relating to the Company or any of its Subsidiaries or any of their respective assets or properties (if any) in connection with such obligations or loan documents on the Closing Date (to the extent reasonably practicable, or otherwise, promptly thereafter). Prior to the Closing, the Company shall deliver the Payoff Letters to the Buyer.

(f) In the event, and to the extent of, any conflict or overlap between the provisions of this Section 6.10 and Section 5.1, the provisions of this Section 6.10 shall control.

(g) Financing Not a Condition. Notwithstanding anything to the contrary in this Agreement, any breach of or non-compliance with this Section 6.10 by the Company, any of the Company Subsidiaries, any of its Affiliates or their Representatives shall not be taken into account in determining whether the conditions to the consummation of the Transactions contemplated by this Agreement set forth in Article VII have been satisfied, except for any intentional and material breach that remains uncured after notice from the Buyer for at least a period of five (5) Business Days which may be taken into account in determining whether the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VII have been satisfied. The Buyer acknowledges and agrees that obtaining any Debt Financing is not a condition to its obligations under this Agreement. If any Debt Financing has not been obtained, the Buyer shall continue to be obligated, until such time as the Agreement is terminated in accordance with its terms and subject to the waiver or fulfillment of the conditions set forth herein, to complete the transactions contemplated by this Agreement.

Section 6.11 Existing Company Credit Agreements.

(a) Subject to Section 6.11(b) below, and for any Company Credit Agreements that are not Repaid Indebtedness subject to the delivery of a Payoff Letter in accordance with Section 6.10(e) (“Continued Credit Agreements” and such Indebtedness thereunder being “Continued Indebtedness”), the Company shall (and shall cause the Company Subsidiaries to) use reasonable best efforts to ensure the Transaction will satisfy the requirements of a permitted change of control under the Continued Credit Agreements, including obtaining any consent, amendment, modification or waiver under the Continued Credit Agreements in order to permit the Transaction thereunder. Any such consent, amendment, modification or waiver under the Continued Credit Agreements shall be in form and substance reasonably satisfactory to the Buyer.

(b) Neither the Company nor any of the Company Subsidiaries shall permit any amendment, restatement, replacement, supplement or modification to be made to, or any waiver of any material terms or provisions that could hinder or delay the Closing of the Continued Credit Agreements (including any increases to the amounts outstanding under such Continued Credit Agreements that would be in violation of Section 5.1(b)(xii)) or that would prevent, delay or otherwise frustrate the consummation of the Transaction, without the Buyer’s prior written consent, such consent not to be unreasonably withheld. The Company shall give the Buyer prompt notice of any amendment, restatement, replacement, supplement or modification to be made to, or any waiver of, any provision under the Continued Credit Agreements. The Company shall, and shall cause the Company Subsidiaries and its and their respective officers, employees, advisors and other representatives to, use its reasonable best efforts to maintain in full force and effect the Continued Credit Agreements, including, but not limited to, taking all actions necessary, proper or advisable thereunder to maintain in full force and effect the Continued Credit Agreements. Without limiting the generality of the foregoing, the Company shall promptly, and in any event within two (2) Business Days following the occurrence thereof, notify the Buyer in writing if at any time prior to the Closing, (i) any of the Continued Credit Agreements are terminated or accelerated for any reason, (ii) the Company, any of the Company Subsidiaries, or, to the knowledge of the Company, any other Person party to the Continued Credit Agreements defaults or breaches any of the terms or conditions set forth in the Continued Credit Agreements, (iii) a Default (as defined in the Continued Credit Agreements) or Event of Default (as defined in the Continued Credit Agreements) occurs, (iv) the Company or any of the Company Subsidiaries has a reasonable expectation that a Default or Event of Default will occur under any of the Continued Credit Agreements, or (v) the Company or any of the Company Subsidiaries knows or has a reasonable expectation that a Change of Control will not be permitted under any of the Continued Credit Agreements. The Company shall, and shall cause the Company Subsidiaries to, at all times on and after the date hereof, take such actions (or omit to take actions, as applicable) as are within their respective control to ensure that no Default or Event of Default occurs under any of the Continued Credit Agreements.

(c) On and after the date hereof, the Company shall keep the Buyer reasonably informed, as requested in writing by the Buyer from time to time, as to the status of any obtaining any consent, amendment, modification or waiver under the Continued Credit Agreements as described in Section 6.11(a).

(d) The Buyer shall, promptly upon written request by the Company, reimburse each of the Company and the Company Subsidiaries, as applicable, for all reasonable and reasonably documented out-of-pocket third-party costs and expenses incurred by it in connection with obtaining any consent, amendment, modification or waiver under the Continued Credit Agreements in order to permit the Transaction to constitute a permitted Change of Control.

(e) Notwithstanding anything to the contrary in this Agreement, any breach or non-compliance with this Section 6.11 by the Company, any of the Company Subsidiaries, any of its Affiliates or their Representatives shall not be taken into account in determining whether the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VII have been satisfied, except for any intentional and material breach that remains uncured after notice from the Buyer for at least a period of five (5) Business Days, which may be taken into account in determining whether the conditions to the consummation of the transactions contemplated by this Agreement set forth in Article VII have been satisfied.

Section 6.12 Scheme Implementation by Way of Offer.

(a) If, prior to a Scheme Meeting, a takeover offer (under Article 116 of the Companies Law) is made by any Person not affiliated with Buyer or its Affiliates, the Buyer may elect, with the prior written approval of the Company (which shall not be unreasonably withheld, conditioned or delayed), to effect the Transaction by way of a contractual takeover offer (which, for the avoidance of doubt, would be made in respect of all Company Shares) (the “Offer”), whether or not the Scheme Document has been published; provided that the Offer is made in accordance with the terms and conditions set forth in this Agreement (with any additions, deletions, modifications or amendments to such terms and conditions as may be necessary solely as a result of a switch from the Scheme of Arrangement to the Offer) and provided that the Buyer shall comply with Section 6.12(b) to Section 6.12(d). If the Buyer elects to implement the Transaction by way of an Offer in accordance with this Section 6.12(a), Section 5.2(g) (only with respect to the Scheme Document) shall cease to have any effect (but without prejudice to the Parties’ obligations to take any relevant actions in accordance with this Agreement to approve or implement the Offer), and the terms and conditions set out in this Agreement shall be deemed to be modified or amended in so far as is necessary as a result of the switch from the Scheme of Arrangement to the Offer.

(b) In the event that the Transaction is implemented by way of an Offer pursuant to and in accordance with Section 6.12(a), the Buyer shall prepare the document to be dispatched to (among others) the Company Shareholders under which any Offer would be made (the “Offer Document”) and shall consult with the Company in relation to the preparation thereof. The Buyer agrees to submit, or cause the submission of, drafts and revised drafts of the Offer Document to the Company for review and comment and, where necessary, to discuss any reasonable comments with the Company for the purposes of preparing revised drafts. The Buyer shall provide the Company reasonably sufficient time to consider the drafts and revised drafts of the Offer Document and include in the Offer Document all comments reasonably proposed by the Company.

(c) The Company shall afford all such cooperation and assistance as may reasonably be requested of it by the Buyer in respect of the preparation and verification of any document required for the implementation of the Offer, including the provision to the Buyer of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as the Buyer may reasonably request (including for the purposes of preparing the Offer Document and any amendments or supplements to either the Offer Document) and to do so in a timely manner. The Company shall review and provide comments (if any) in a reasonably timely manner on all such documentation submitted to it.

(d) If the Transaction is implemented by way of an Offer pursuant to and in accordance with Section 6.12(a):

(i) the acceptance condition to the Offer shall be set at 90% (or such lesser percentage as the Company and the Buyer may agree) of the Company Ordinary Shares to which the Offer relates;

(ii) the Buyer shall ensure that, unless the Parties agree otherwise in writing, the only conditions of the Offer shall be those set out in Article VII (the “Conditions,” and “Condition” means any one of the Conditions) (with (i) the condition set forth in Section 7.1(a), Section 7.1(b) and Section 7.1(c) replaced with the acceptance condition specified in Section 6.12(d)(i) and (ii) any other additions, deletions, modifications or amendments to such conditions as the Parties agree are reasonably necessary or desirable as a result of a switch from the Scheme of Arrangement to the Offer);

(iii) The Buyer shall keep the Company reasonably informed, on a regular basis and in any event as promptly as reasonably practicable following a request by the Company or its Representatives, of the number of Company Shareholders that have validly returned their acceptance or withdrawal forms or incorrectly completed their acceptance or withdrawal forms and the identity of such shareholders;

(iv) except where the Company Board of Directors has effected a Company Change of Recommendation pursuant to and in accordance with Section 5.2(e)(iii), (i) the Company Board of Directors shall duly and validly adopt a resolution declaring that the Company Board of Directors has resolved that it will recommend that the Company Shareholders accept the Offer and such recommendation shall be deemed to be the Company Board Recommendation; (ii) the Company agrees that the Company Board Recommendation shall be included in the Offer Document; and (iii) neither the Company Board of Directors nor any committee thereof shall withhold, withdraw or modify in a manner adverse to the Buyer the Company Board Recommendation; and

(v) any failure to provide the Company Board Recommendation in accordance with clause (iv) above shall be deemed to be a Company Change of Recommendation.

Section 6.13 Transaction Implementation by Way of Merger.

(a) The Parties may, in the circumstances set out in Section 6.12(a), prior to any election by the Buyer, with the prior written approval of the Company (which shall not be unreasonably withheld, conditioned or delayed), to implement the Transaction by way of an Offer under such terms, agree to implement the Transaction by way of a merger pursuant to Part 18B of the Companies Law (the “Merger”), rather than by way of a Scheme of Arrangement and whether or not the Scheme Document has been published. If the Parties agree to implement the Transaction by way of a Merger in accordance with this Section 6.13, the Parties shall enter into a merger agreement on substantially the same terms as this Agreement but modified or amended insofar as is necessary solely as a result of the switch from the Scheme of Arrangement to the Merger and otherwise to incorporate the information required by Article 127D of the Companies Law and convene the relevant meeting(s) of the Company in order to pass the relevant Company Shareholder Resolutions to approve the Merger, and the terms and conditions set out in this Agreement shall be deemed to be modified or amended in so far as is necessary as a result of the switch from the Scheme of Arrangement to the Merger.

(b) For the purposes of the Merger, the merged body (as defined in Article 127A(1) of the Companies Law) shall be the Company and the merging bodies (as defined in Article 127A(1) of the Companies Law) shall be:

(i) the Company; and

(ii) a Jersey company to be incorporated by the Buyer as a wholly-owned subsidiary of the Buyer which such company is permitted to so merge with the Company pursuant to: (a) the laws of its jurisdiction of incorporation or establishment; and (b) the Companies Law.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Obligations of Each Party. The obligation of each Party to consummate the Transaction contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by each Party, at or prior to the Closing, of the following conditions:

(a) the Company Shareholder Approval shall have been obtained at the Scheme Meeting and the Company GM;

(b) the Scheme of Arrangement shall have been sanctioned by the Court;

(c) a copy of the Court Order shall have been delivered to the Registrar of Companies in Jersey;

(d) no Governmental Entity of a competent jurisdiction over any Party shall have (i) issued any Order or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Transaction, (ii) adopted any applicable Law (other than any Law that is listed as a Requisite Approval) that makes consummation of the Transaction illegal or otherwise prohibited or (iii) commenced a Proceeding (that is pending at the time Closing would have otherwise occurred pursuant to the terms of this Agreement) in a court of competent jurisdiction in any of the jurisdictions set forth on Section 7.1(d) of the Company Disclosure Schedules that, in each case, is seeking an Order to restrain, enjoin or otherwise prohibit the consummation of the Transaction under the applicable Laws of the applicable jurisdiction;

(e) any waiting period under the HSR Act (and any extensions thereof) applicable to the Transaction, and all other consents required (or, as the case may be, confirmation from the relevant authority that it does not consider its consent would be required) under the Antitrust Laws of the jurisdictions set forth on Section 7.1(e) of the Company Disclosure Schedule (together with one of the outcomes in Section 7.1(f)(i), Section 7.1(f)(ii) or Section 7.1(f)(iii), the “Requisite Approvals”) shall have been obtained or any applicable waiting period (and any extensions thereof) thereunder shall have expired or been terminated, in each case on terms that permit Closing to occur and without imposing any terms, condition or requirement to which the Buyer would not be required to agree pursuant to Section 6.2;

(f) the Buyer and such other person who would become a controller (as such term is defined under Section 422 of FSMA) of WNS Assistance Limited (together the “Controllers” and each a “Controller” for the purposes of this clause) as of the Closing, and who is under a duty to give notice in relation to the acquisition of the Company Shares, each as scheduled on Section 7.1(f) of the Buyer Disclosure Schedule, having given a notice under Section 178 of FSMA to the FCA and the FCA (the “FCA Change in Control Notification”):

(i) having given notice for the purpose of section 189(4)(a) of FSMA that it has determined to unconditionally approve the acquisition of control of WNS Assistance Limited by each Controller on the terms set out in this Agreement;

(ii) having given notice for the purpose of Section 189(4)(7) of FSMA that it has determined to approve the acquisition of control of WNS Assistance Limited by each Controller, on the terms set out in this Agreement; or

(iii) being treated, by virtue of Section 189(6) of FSMA, as having approved the acquisition of control of WNS Assistance Limited by each Controller on the terms set out in this Agreement, and in each case where such approval has not been revoked and is in full force and effect on the Closing Date and where references to FSMA are read, where applicable, with the Financial Services and Markets Act 2000 (Controllers) (Exemptions) Order 2009 and “acquired control” for the purposes of Section 178 of FSMA is determined in accordance with Section 181 of FSMA.

Section 7.2 Conditions to the Obligations of the Buyer. The obligation of the Buyer to consummate the Transaction contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by the Buyer, at or prior to Closing, of the following conditions:

(a)

(i) the representations and warranties of the Company set forth in Section 3.2(a)-(g) shall be true and correct in all respects, except for de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all respects, except for de minimis inaccuracies, only as of such earlier date);

(ii) the representations and warranties of the Company set forth in the Fundamental Representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date);

(iii) the representations and warranties of the Company set forth in Section 3.13(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on each such date; and

(iv) the representations and warranties of the Company set forth in Article III of this Agreement (other than the Fundamental Representations and the representations and warranties of the Company set forth in Section 3.2(a)-(g) and Section 3.13(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except in each case where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect; and

(d) the Buyer shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

Section 7.3 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Transaction contemplated by this Agreement is subject to the satisfaction or, to the extent permitted by applicable Law, waiver in writing by the Company, at or prior to Closing, of the following conditions:

(a)

(i) the representations and warranties of the Buyer set forth in the Fundamental Representations shall be true and correct in all material respects on the date of this Agreement and the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects only as of such earlier date); and

(ii) the representations and warranties of the Buyer set forth in Article IV of this Agreement (other than the Fundamental Representations of the Buyer) shall be true and correct on the date of this Agreement and the Closing Date as if made on each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct only as of such earlier date), except where the failure of such representations and warranties to be so true and correct (disregarding all qualifications or limitations as to “materiality” or words of similar import) would not, individually or in the aggregate, prohibit, prevent or materially delay the consummation of the Transaction or the ability of the Buyer to fully perform their respective covenants and obligations pursuant to this Agreement;

(b) The Buyer shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing; and

(c) The Company shall have received at the Closing a certificate signed on behalf of the Buyer by an executive officer of the Buyer certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Section 7.4 Frustration of Closing; Conditions.

(a) Neither Party may rely, either as a basis for not consummating the Transaction or for terminating this Agreement, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such Party’s breach in any material respect of any representation, warranty, covenant or agreement set forth in this Agreement was the principal cause of such failure.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Scheme and the Transaction may be abandoned at any time prior to the Effective Time and (except in the case of Section 8.1(b)(iii), Section 8.1(d)(ii) and Section 8.1(c)(ii)) whether before or after the Company Shareholder Approval has been obtained:

(a) by mutual written consent of the Company and the Buyer;

(b) by either the Company or the Buyer, upon written notice to the other Party, if:

(i) the Effective Time shall not have occurred by the End Date; provided that the End Date shall be automatically extended (A) in two (2) month increments until no later than that date that is thirteen (13) months from the date of this Agreement if (x) the Conditions set forth in Section 7.1(e) and Section 7.1(f) shall not have been satisfied as of the close of business on the Business Day immediately prior to the then-current End Date or (y) the Company Shareholder Approval has been obtained but (i) no court date for the Court hearing to obtain the Court Order is available by the then-current End Date, (ii) the Company has not sought the sanction of the Scheme of Arrangement by the Court or (iii) the Court Order has been obtained but the Company has not delivered the Court Order to the Registrar of Companies in Jersey to make the Scheme of Arrangement effective by the then-current End Date or (B) if all the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing (which shall include the condition set out in Section 7.1(c))) have been satisfied or waived prior to the End Date, to the date that is at least seven (7) Business Days following the date on which all such conditions have been satisfied or waived; and provided further that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of the failure of the Transaction to be consummated by the End Date;

(ii) (x) any Governmental Entity of competent jurisdiction shall have issued a final and non-appealable Order that is in effect and permanently restrains, enjoins or otherwise prohibits the consummation of the Scheme or (y) any Governmental Entity having jurisdiction over a Party shall have enacted, entered, promulgated, enforced or adopted a Law that is in effect that makes illegal or otherwise permanently prohibits the consummation of the Scheme; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any Party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of the issuance, promulgation, enforcement or entry of such Order or Law;

(iii) if the Company Shareholder Approval shall not have been obtained at the Scheme Meeting or the Company GM (as applicable) or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(iv) if the Court (or any competent court of appeal therefrom) definitively declines or refuses to make any orders directing the Company to convene the Scheme Meeting or affirmatively definitively declines or refuses to sanction the Scheme; provided that the right to terminate this Agreement pursuant to this Section 8.1(b)(iv) shall not be available, (i) if the Company or Buyer appeals the decision of the Court within any applicable time limits, in which case such termination right pursuant to this Section 8.1(b)(iv) shall not be available until a final, non-appealable Order is given declining the Scheme of Arrangement, (ii) in the event the Buyer agrees in writing to implement the Transaction by way of the Offer or a Merger, or (iii) to any Party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the principal cause of such declination or refusal;

(c) by the Buyer upon written notice to the Company:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any Condition in Section 7.2(a) or Section 7.2(b) to be satisfied and (B) is either incapable of being cured or is not cured by the earlier of (x) the End Date and (y) thirty (30) days following written notice by the Buyer thereof; provided that the Buyer is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement which breach would give rise to the failure of any Condition in Section 7.3(a) or Section 7.3(b);

(ii) prior to the receipt of the Company Shareholder Approval, if (A) there has occurred a Company Change of Recommendation by the Company or (B) an intentional and material breach of Section 5.2 or the first sentence of Section 5.3(b)(xv) shall have occurred;

(iii) if there has been an intentional and material breach of Section 6.2 (to the extent relating to the Requisite Approvals) by the Company, which is either incapable of being cured or is not cured within thirty (30) days following written notice by the Buyer, provided that the Buyer is not then in breach of its obligations under Section 6.2; or

(d) by the Company upon written notice to the Buyer:

(i) if the Buyer shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of any Condition in Section 7.3(a) or Section 7.3(b) and (B) is either incapable of being cured or is not cured by the earlier of (x) the End Date and (y) 30 days following written notice by the Company thereof; provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement which breach would give rise to the failure of any Condition in Section 7.2(a) or Section 7.2(b);

(ii) prior to the receipt of the Company Shareholder Approval, if (A) the Company has received a Company Superior Proposal after the date of this Agreement; provided that the Company is in compliance in all respects with Section 5.2, (B) the Company Board of Directors has authorized the Company to enter into a definitive agreement to consummate the transaction contemplated by that Company Superior Proposal in accordance with the terms of this Agreement, (C) concurrently with (and as a condition to) such termination, the Company pays or causes to be paid to the Buyer the Company Termination Fee in accordance with Section 8.2; or

(iii) if there has been an intentional and material breach of Section 6.2 (to the extent relating to the Requisite Approvals) by the Buyer, which is either incapable of being cured or is not cured within thirty (30) days following written notice by the Company, provided that the Company is not then in breach of its obligations under Section 6.2.

Section 8.2 Effect of Termination.

(a) In the event this Agreement is to be terminated pursuant to Section 8.1, written notice thereof shall be given to the other Party, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail, and, if this Agreement is properly and validly terminated, and except as set forth in this Section 8.2 and Section 9.2, this Agreement shall become void and of no effect with no liability on the part of any Party (or of any of its respective Representatives); provided that no such termination shall relieve the Company from any obligation to pay, if applicable, the Company Termination Fee pursuant to Section 8.2(b) or such reimbursable costs and expenses or indemnification obligations under Section 6.10(c) and Section 6.10(d); provided, further, that no such termination shall relieve or otherwise affect the liability of any Party for fraud or any Intentional Breach of this Agreement by such Party prior to termination.

(b) If this Agreement is terminated (y) by the Buyer pursuant to Section 8.1(c)(ii) or (z) by the Company pursuant to Section 8.1(d)(ii), then the Company shall, within two (2) Business Days after such termination in the case of clause (y) above or prior to or concurrently with such termination in the case of clause (z) above, pay the Buyer a fee equal to $118,000,000 (the “Company Termination Fee”). In addition, if (i) this Agreement is terminated (A) by the Company or the Buyer pursuant to Section 8.1(b)(i), Section 8.1(b)(iii) or Section 8.1(b)(iv) or (B) by the Buyer pursuant to Section 8.1(c)(i) in respect of an intentional and material breach, (ii) prior to such termination referred to in clause (i) of this sentence, but after the date of this Agreement, a bona fide Company Competing Proposal shall have been publicly announced, made, disclosed or otherwise publicly communicated (whether or not conditional and whether or not withdrawn) to the Company, any of the Company Subsidiaries, the Company Board of Directors or the Company Shareholders, or shall have publicly announced an intention (whether or not conditional and whether or not withdrawn) to make a bona fide Company Competing Proposal or in the case of termination by the Buyer pursuant to Section 8.1(c)(i), a Company Competing Proposal shall have been made or otherwise communicated publicly or privately to the Company, any of the Company Subsidiaries, the Company Board of Directors or the Company Shareholders, and (iii) within 12 months after the date of a termination in either of the cases referred to in clauses (i)(A) and (i)(B) of this sentence of Section 8.2(b), the Company consummates a Company Competing Proposal or enters into a definitive agreement providing for a Company Competing Proposal, then the Company shall pay the Company Termination Fee concurrently with the earlier of such entry or consummation; provided that solely for purposes of the second sentence of this Section 8.2(b), the term “Company Competing Proposal” shall have the meaning assigned to such term in Annex A, except that the references to “15% or more” shall be deemed to be references to “more than 50%.” Further, if this Agreement is terminated by the Buyer pursuant to Section 8.1(c)(iii), and, as of the time of such termination, (1) the conditions set forth in Section 7.1 and Section 7.3 are satisfied (other than Section 7.1(d) (but solely in the case that the applicable Order, decree, ruling or other final action is pursuant to, arising out of or from a Proceeding involving an Antitrust Law that is identified as a Requisite Approval), Section 7.1(e) or Section 7.1(f) and those conditions that by their nature are to be satisfied at the Closing (provided, that such conditions were capable of being satisfied if the Closing were able to take place at the time of such termination)), and (2) the Company’s breach of Section 6.2 has been a principal cause of, or resulted in, the failure of any one or more of the conditions set forth in Section 7.1(d) (but solely in the case that the applicable Order, decree, ruling or other final action is pursuant to, arising out of or from a Proceeding involving an Antitrust Law that is identified as a Requisite Approval), Section 7.1(e) or Section 7.1(f) to be satisfied, then the Company shall pay, or cause to be paid, to the Buyer, by wire transfer of immediately available funds, the Company Termination Fee within three (3) Business Days following such termination. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(c) If this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii), and, as of the time of such termination, (1) the conditions set forth in Section 7.1 and Section 7.2 are satisfied (other than Section 7.1(d) (but solely in the case that the applicable Order, decree, ruling or other final action is pursuant to, arising out of or from a Proceeding involving an Antitrust Law that is identified as a Requisite Approval), Section 7.1(e) or Section 7.1(f) and those conditions that by their nature are to be satisfied at the Closing (provided, that such conditions were capable of being satisfied if the Closing were able to take place at the time of such termination)), and (2) the Buyer’s breach of Section 6.2 has been a principal cause of, or resulted in, the failure of any one or more of the conditions set forth in Section 7.1(d) (but solely in the case that the applicable Order, decree, ruling or other final action is pursuant to, arising out of or from a Proceeding involving an Antitrust Law that is identified as a Requisite Approval), Section 7.1(e) or Section 7.1(f) to be satisfied, then the Buyer shall pay, or cause to be paid, to the Company, by wire transfer of immediately available funds, a fee equal to $169,000,000 (the “Buyer Termination Fee”) within three (3) Business Days following such termination.

(d) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transaction contemplated by this Agreement, and that, without these agreements, no Party would have entered into this Agreement. Accordingly, if the Company fails to pay when due the Company Termination Fee, if any (any such amount, a “Payment”), and, in order to obtain such Payment, the Buyer entitled to receive such Payment commences a suit which results in a judgment against the Company for the Payment, or any portion thereof, the Company shall pay to the Buyer its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the Payment at the prime rate of as published in The Wall Street Journal in effect on the date such Payment was required to be paid from such date through the date of full payment thereof.

(e) Subject to the remainder of this Section 8.2(e) and without limiting the Buyer’s rights pursuant to Section 9.14, but notwithstanding anything else to the contrary in this Agreement, the Buyer’s right to receive payment from the Company of the Company Termination Fee pursuant to Section 8.2(b), under circumstances in which such Payment is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 8.2(d), shall constitute the sole and exclusive remedy of the Buyer against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder, and upon payment of such amount, such amount is the sole and exclusive remedy of the Buyer against the Company Related Parties in connection with the circumstances giving rise to such payment in respect of the Transaction, and none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 9.3. The Parties acknowledge and agree that the right of the Buyer to receive a Payment or any other expense reimbursement under this Agreement shall not limit or otherwise affect the Buyer’s right to specific performance as provided in Section 9.14(b).

(f) Subject to the remainder of this Section 8.2(f) and without limiting the Company’s rights pursuant to Section 9.14, but notwithstanding anything else to the contrary in this Agreement, the Company’s right to receive payment from the Buyer of the Buyer Termination Fee pursuant to Section 8.2(c), under circumstances in which such Payment is payable in accordance with this Agreement, together with any costs, fees or expenses payable pursuant to Section 8.2(d), shall constitute the sole and exclusive remedy of the Company against the Buyer and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Buyer Related Parties”) for all Damages suffered as a result of a breach or failure to perform hereunder, and upon payment of such amount, such amount is the sole and exclusive remedy of the Company against the Buyer Related Parties in connection with the circumstances giving rise to such payment in respect of the Transaction, and none of the Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (whether at law, in equity, in contract, in tort or otherwise) other than as contemplated by Section 9.3. The Parties acknowledge and agree that the right of the Company to receive a Payment or any other expense reimbursement under this Agreement shall not limit or otherwise affect the Company’s right to specific performance as provided in Section 9.14(b).

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification; Waiver.

(a) Subject to applicable Law, at any time prior to the Effective Time, this Agreement may only be amended, modified or supplemented in writing signed on behalf of each of the Company and the Buyer.

(b) At any time and from time to time prior to the Effective Time, the Buyer may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the Company, (ii) waive any inaccuracies in the representations and warranties made to the Buyer, as applicable, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the Buyer contained herein. Any agreement on the part of the Buyer to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Buyer.

(c) At any time and from time to time prior to the Effective Time, the Company may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the Buyer, (ii) waive any inaccuracies in the representations and warranties made to the Company, contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of the Company contained herein. Any agreement on the part of the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Company.

(d) Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 9.2 Survival(a) . This Article IX and the agreements of the Parties contained in Article II and Section 6.4 (Directors’ and Officers’ Insurance and Indemnification) shall survive the Effective Time. This Article IX (other than Section 9.1 (Amendment and Modification; Waiver), and Section 9.13 (Assignment)) and the agreements of the Parties contained in Section 6.3 (Publicity), Section 6.10(c) and Section 6.10(d) (Financing Cooperation; Payoff Letters) and Section 8.2 (Effect of Termination) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

Section 9.3 Expenses. Except as set forth in this Section 9.3, Section 6.10(c), Section 6.10(d) or Section 8.2, all fees and expenses incurred in connection with this Agreement, the Scheme and the other Transaction shall be paid by the Party incurring such expenses, whether or not the Scheme is consummated. The Buyer must pay any stamp duty (including any fees, fines, penalties and interest) payable or assessed as being payable in connection with this Agreement or the Scheme.

Section 9.4 Other Tax Provision. The Company Termination Fee shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever relating to Tax except as may be required by applicable Law; provided that the Company shall promptly notify the Buyer in the event that it determines any deduction, withholding, set-off or counterclaim of Taxes whatsoever is required by applicable Law and shall cooperate with the Buyer to reduce or eliminate any such deduction, withholding, set-off or counterclaim whatsoever to the extent permitted by applicable Law. If any deductions, withholdings, set-offs or counterclaims whatsoever are required by applicable Law, the Company shall timely remit such amount to the relevant Governmental Entity.

Section 9.5 Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (a) on the date sent by email of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a Party at the following address for such Party (or at such other address for a Party as shall be specified by like notice):

if to the Buyer, to:

Capgemini S.E.

11 rue de Tilsitt, 75017 Paris

Attention: Fernando Alvarez Tabio, Maria Pernas Martinez, Isabelle Rivière

Email: fernando.alvarez@capgemini.com; maria.pernas@capgemini.com; isabelle.riviere@capgemini.com with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher and Flom LLP

68, rue du Faubourg Saint-Honoré

75008 Paris, France

Attention: Armand W. Grumberg

Email: armand.grumberg@skadden.com

Skadden, Arps, Slate, Meagher and Flom LLP

One Manhattan West

395 9th Ave, New York

NY 10001, United States

Attention: Stephen F. Arcano and Dohyun Kim

Email: stephen.arcano@skadden.com; dohyun.kim@skadden.com

Skadden, Arps, Slate, Meagher and Flom (UK) LLP

22 Bishopsgate

London EC2N 4BQ, United Kingdom

Attention: Simon Toms

Email: simon.toms@skadden.com

if to the Company, to:

WNS (Holdings) Limited

Gate 4, Godrej & Boyce Complex

Pirojshanagar, Vikhroli (W) Mumbai, India

Attention: Gopi Krishnan

Email: Gopi.Krishnan@wns.com

with a copy to (which shall not constitute notice):

Latham & Watkins LLP

1271 Avenue of the Americas New York, NY 10020

Attention: Sharon Lau; Ian Nussbaum

Email: Sharon.Lau@lw.com; Ian.Nussbaum@lw.com

Section 9.6 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement or in the Company Disclosure Schedule or the Buyer Disclosure Schedule are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context requires otherwise. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean (except where expressly noted) such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” With respect to the determination of any period of time, the word “from” means “from and including.” Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and if the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The phrase “ordinary course of business” as used in this Agreement shall be deemed to mean “the ordinary course of business consistent with past practice.” All references to “dollars” and “$” will be deemed to be references to the lawful currency of the United States of America. The term “made available” and words of similar import mean that the relevant documents, instruments or materials were (a) posted and made available to the other Parties or their Representatives on the Datasite data site maintained by the Company for the purpose of the Transaction, in each case on or prior 11:59 p.m. Eastern time on July 2, 2025 and including any information in the designated “clean team” areas of such data sites or (b) provided via electronic mail or in person prior to the date hereof. The word “or” means “and/or,” unless the context otherwise requires, and shall in any event not be deemed to be exclusive.

Section 9.7 Counterparts. This Agreement may be executed manually, by email with .pdf attachments or by other electronic signatures (including, DocuSign and AdobeSign) by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. Delivery of an executed counterpart of a signature page to this Agreement by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.8 Entire Agreement; Third-Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Schedule and Buyer Disclosure Schedule), and all annexes and exhibits hereto (including the Scheme), and the Confidentiality Agreement, constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) This Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, other than (i) as provided in Section 6.4 (Directors’ and Officers’ Insurance and Indemnification) (which shall be enforceable by the Indemnified Parties), and (ii) from and after the Effective Time, the right of the Scheme Shareholders to receive the Per Share Consideration and the right of the holders of Company RSUs to receive the Company Incentive Consideration.

Section 9.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

Section 9.10 Governing Law

(a) This Agreement shall be governed by, and all disputes, claims, disagreements, controversies and causes of action (whether at Law, in contract, in tort or otherwise) arising in connection with or out of this Agreement (including the formation, existence, validity, enforceability, performance, or termination of this Agreement) (collectively, “Relevant Matters” and each a “Relevant Matter”) shall be resolved in accordance with the Laws of the State of Delaware, including its statutes of limitations, without giving effect to any Laws or other rules that would result in the application of the Laws or statutes of limitations of a different jurisdiction; provided, however, that (i) the Scheme and matters related thereto and (ii) fiduciary duties of the Company Board of Directors, in each case, shall, solely to the extent required by the Laws of Jersey be governed by, and construed in accordance with, the Laws of Jersey (but are, for the avoidance of doubt, Relevant Matters).

Section 9.11 Dispute Resolution

(a) Any Relevant Matter and any dispute regarding the existence, scope or validity of this agreement to arbitrate or the arbitrability of any Relevant Matter, shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (the “ICC” and such rules, the “Rules”). The seat of arbitration shall be New York City, New York, USA. The language of the arbitration shall be English.

(b) The arbitral tribunal shall be composed of three arbitrators. One arbitrator shall be nominated by the claimant(s) in the Request for Arbitration (as defined in the Rules). The second arbitrator shall be nominated by the respondent(s) within twenty (20) days of its receipt of the Request for Arbitration. The third arbitrator, who shall be the president of the arbitral tribunal, shall be jointly nominated by the two other arbitrators within twenty (20) days from the date of the confirmation of the second arbitrator. If any arbitrator is not nominated within these time periods, the ICC Court of Arbitration shall appoint such arbitrator(s).

(c) The Parties agree that any service or written communication (including, the answer, any reply or exchange of information) under the ICC or the Rules shall be made in a manner provided by Section 9.5 of this Agreement, or as otherwise agreed by the Parties in writing. The arbitrators shall be empowered to award monetary damages and to grant specific performance of this Agreement and other equitable relief, including interim relief pending the final award.

(d) Any award of the arbitrators shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any Relevant Matters presented to the arbitrators. Judgment upon any award may be entered in any court having jurisdiction over any Party or any of its assets. Notwithstanding anything to the contrary set forth herein, any Party to an award may apply to any court of competent jurisdiction for the enforcement of such award and, exclusively for purposes of the enforcement of such award, the Parties hereto irrevocably and unconditionally submit to the jurisdiction of any state or federal court of competent jurisdiction in New York or Delaware, and waive any defenses to such enforcement based on lack of personal jurisdiction, inconvenient forum, improper venue or any right of objection to jurisdiction on account of its place of incorporation or domicile.

(e) Each of the Parties hereby irrevocably consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if such court declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any Delaware state court sitting in New Castle County) and any appellate court from any of such courts (the “Delaware Courts”) for provisional, interim or conservatory measures in aid of arbitration. In any such suit, action or proceeding, each of the Parties: (i) irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue in any such court, that any such court is an inconvenient forum, or any right of objection to the jurisdiction of any such court on account of a Party’s place of incorporation or domicile; and (ii) irrevocably consents to service of. process anywhere in the world by the means provided in Section 9.5, which shall be deemed effective service of process; provided that nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable Law. Without prejudice to such provisional remedies that may be granted by the Delaware Courts, the arbitrators shall have full authority to grant provisional, interim or conservatory measures, to order a party to request that a court modify or vacate any temporary or preliminary relief issued by such court and to award damages for the failure of any party to comply with the arbitrators’ orders to that effect.

(f) Any arbitral proceedings conducted hereunder shall be confidential, and the Parties, their agents, Subsidiaries and Affiliates agree not to disclose to any third party (i) the existence or status of the arbitration, (ii) all information made known, documents produced, and submissions made in the arbitration not otherwise in the public domain, and (iii) all awards arising from the arbitration, except and to the extent that disclosure is required by applicable law or is required to protect or pursue a legal right.

(g) The prevailing party shall be entitled to recover its reasonable costs, including administrative fees and expenses, arbitrators’ fees and expenses, and fees and expenses of legal representation, incurred in any arbitration proceeding under this Section 9.11 and in any action to enforce this Section 9.11 or any award made under this Section 9.11 in any judicial or arbitration proceeding.

(h) Notwithstanding anything to the contrary in this Agreement, if any Party initiates an arbitration to enforce specifically the terms of this Agreement, then the End Date will be automatically extended by (A) the amount of time during which such arbitration lasts plus twenty (20) Business Days; or (B) such other time period established by the arbitral tribunal presiding over such Relevant Matter.

Section 9.12 Waiver of Jury Trial. FOR THE AVOIDANCE OF DOUBT, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTION AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

Section 9.13 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other Parties; provided that, prior to the Closing, the Buyer may assign or delegate its obligations under this Agreement, in whole or in part, to any wholly-owned direct or indirect subsidiary of the Buyer; provided that no such assignment shall relieve the Buyer of any of its obligations under this Agreement.

Section 9.14 Enforcement; Remedies; Limitation of Liability; Subsidiaries.

(a) Except as otherwise expressly provided in this Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury will occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII and in the absence of an obligation to make payment of the Company Termination Fee pursuant to Section 8.2(e), each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c) The Parties’ rights in this Section 9.14 are an integral part of the Transaction and each Party hereby waives any objections to any remedy referred to in this Section 9.14 on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity. For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event that any Party seeks any remedy referred to in this Section 9.14, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(d) Whenever this Agreement requires a Subsidiary of the Buyer or the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Buyer or the Company, as applicable, to cause such Subsidiary to take such action.

Section 9.15 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, each of the Parties to this Agreement, on behalf of itself and each of its Affiliates, hereby:

(a) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim or any proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and irrevocably submits itself and its property with respect to any such proceeding to the exclusive jurisdiction of such courts;

(b) agrees that any such proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state);

(c) agrees that service of process upon such Person in any such proceeding shall be effective if notice is given in accordance with Section 9.5;

(d) knowingly, intentionally and voluntarily waives, to the fullest extent permitted by applicable law, trial by jury in any proceeding brought against any Debt Financing Source in any way arising out of or relating to, this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder;

(e) agrees that notwithstanding anything to the contrary contained herein, none of the Company, any Company Subsidiary, any of their Affiliates or any of their respective stockholders, partners, members, officers, directors, employees, controlling persons, agents and representatives shall have any rights or claims against any Debt Financing Source relating to or arising out of this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether at law or equity, in contract, in tort or otherwise;

(f) KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY PROCEEDING BROUGHT AGAINST ANY DEBT FINANCING SOURCE IN ANY WAY ARISING OUT OF OR RELATING TO, THIS AGREEMENT, THE DEBT FINANCING OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE PERFORMANCE OF ANY SERVICES THEREUNDER; and

(g) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions herein reflecting the foregoing agreements in this Section 9.15 (and such provisions shall not be amended in any respect that is materially adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources). This Section shall not limit the rights of the parties to the Debt Financing under any of the agreements related to the Debt Financing.

[Remainder of page intentionally left blank; signature pages follow]

[Signature pages to be included]

1

Annex A

DEFINITIONS

As used in this Agreement, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement to which the Company or any Company Subsidiary is a party that (i) contains obligations on the Company Third Party that are at least as restrictive to the other party as the terms in the Confidentiality Agreement (including with respect to standstill provisions, it being specified that such standstill provisions would not prohibit the submission of or any amendment to a confidential Company Competing Proposal so long as such submission or proposal would not reasonably be likely to require public disclosure by either party) are on the Buyer, and that does not prohibit the Company or any Company Subsidiary, as applicable, from otherwise complying with Section 5.2 or call for an exclusive right to negotiate with the Company prior to the termination of this Agreement, or (ii) was entered into prior to the date of this Agreement so long as such confidentiality agreement permits the Company to comply with its obligations under Section 5.2 and contains obligations on the Company Third Party that are at least as restrictive to the other party as the terms in the Confidentiality Agreement (including with respect to any standstill provisions) are on the Buyer.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Aggregate Consideration” means the product of (x) the number of Company Shares outstanding immediately prior to the Effective Time (excluding treasury shares) multiplied by (y) the Per Share Consideration.

“AI Technologies” means any (a) techniques that enable computers to mimic human intelligence, including deep learning, machine learning, automation, and other artificial intelligence (“AI”) technologies and algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms or reinforcement learning, and (b) software and hardware used to train, test, and deploy any AI solution.

“Anti-Corruption Legislation” means any and all of the following: the FCPA; all laws and regulations implementing the Organisation For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transaction; the relevant common law or legislation in England and Wales relating to bribery or corruption, including the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; the (Indian) Prevention of Corruption Act 1988, and relevant provisions of the Indian Penal Code, 1860, or the Bhartiya Nyaya Sanhita 2023 in relation to anti-corruption or anti-bribery, including all amendments, modifications and re-enactments thereto from time to time, and any other anti-bribery or anti-corruption related provisions in criminal and anti-competition laws or anti-bribery, anti-corruption or anti-money laundering laws, or any applicable law of similar effect.

“Anti-Money Laundering Laws” means all laws relating to money laundering or terrorist financing in every jurisdiction in which the Company or any Company Subsidiary is organized or conducts business, including the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA PATRIOT ACT of 2001, as amended, the Anti-Money Laundering Act of 2020, the (Indian) Prevention of Money Laundering Act of 2002, as amended, and the Benami Transaction (Prohibition) Act of 1988, including all amendments, modifications and re-enactments thereto from time to time.

“Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act of 1914, the Federal Trade Commission Act, the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, and all other U.S. federal, state and foreign statutes, rules, regulations, orders, decrees and other laws and orders that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or competition.

“Applicable Date” means in respect of the Company, the Company Subsidiaries and any predecessor entities, January 1, 2022.

“Big Four Accounting Firm” means any of (i) Ernst & Young LLP, (ii) Pricewaterhouse Coopers LLP or Pricewaterhouse Coopers Pvt Ltd, (iii) KPMG LLP or (iv) Deloitte Touche Tohmatsu Limited or any of their Affiliates.

“Book-Entry Share” means a non-certificated Company Share represented by book-entry.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in Jersey, Paris, France or New York, New York, United States of America.

“Buyer Disclosure Schedule” means the disclosure schedule that has been prepared by the Buyer and delivered to the Company prior to or simultaneously with the execution of this Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement, works council agreement, arrangement or other Contract with a labor union, trade union agreement, works council or other employee representative body.

“Companies Law” means the Companies (Jersey) Law 1991, as amended.

“Company 401(k) Plan” means WNS 401(k) Profit Sharing Plan.

“Company Benefit Plan” means each employment, consulting, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, salary continuation, change-in-control, retention, severance, termination, garden leave, pay in lieu, gross-up, pension, profit-sharing, savings, retirement vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, relocation, repatriation, restrictive covenant, clawback, educational assistance or fringe benefit plan, program, policy, practice, agreement or arrangement, whether written or oral, including, without limitation, each “employee benefit plan” within the meaning of Section 3(3) of ERISA, each Multiemployer Plan and any other employee benefit plan, program, policy, practice, agreement or arrangement, whether or not subject to ERISA, in each case, (i) under which any Service Provider (or any dependent or beneficiary thereof) has any present or future right to compensation or benefits, (ii) that is maintained, sponsored or contributed to by Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary have any obligation to maintain, sponsor or contribute, or (iii) with respect to which the Company or any Company Subsidiary has any direct or indirect liability, whether contingent or otherwise.

“Company Board of Directors” means the board of directors of the Company.

“Company Board Recommendation” means any recommendation that the Company Shareholders vote in favor of all the resolutions comprising the Company Shareholder Approval at duly held meetings of such shareholders for such purposes.

“Company Competing Proposal” means any inquiry, contract, proposal, offer or indication of interest from any Company Third Party relating to any transaction or series of related transactions (other than transactions only with the Buyer or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, equity purchase, merger, scheme of arrangement or otherwise) by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that constitute 15% or more of the Company’s and its Subsidiaries’ consolidated assets (by fair market value), or generated 15% or more of the Company’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months; (b) any acquisition of beneficial ownership by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of 15% or more of the outstanding Company Shares or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 15% or more of the outstanding Company Shares entitled to vote on the election of directors; (c) any tender offer or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of the Company; (d) any merger, consolidation, share exchange, business combination, scheme of arrangement, recapitalization, liquidation, dissolution (or the adoption of a plan of liquidation or dissolution) or similar transaction involving the Company, or any of its Subsidiaries whose business or assets constitute 15% or more of the Company’s and its Subsidiaries’ consolidated assets (by fair market value), or generated 15% or more of the Company’s and its Subsidiaries’ net revenue or earnings for the preceding 12 months; (e) or any combination of the foregoing.

“Company Credit Agreements” mean the credit facilities set forth on Schedule 3.19(a)(xiv) of the Company Disclosure Schedule.

“Company Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and delivered to the Buyer prior to or simultaneously with the execution of this Agreement.

“Company GM” means the general meeting of the Company Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme of Arrangement, expected to be held immediately after the Scheme Meeting shall have been concluded or adjourned or postponed (it being understood that if the Scheme Meeting is adjourned or postponed, the Company GM shall be correspondingly adjourned or postponed).

“Company Material Adverse Effect” means any event, change, effect, circumstance, condition, fact, development or occurrence (each, an “Effect”) that, individually or in the aggregate, (A) does, or would reasonably be expected to prevent the consummation by the Company of the Transaction and the Scheme, or otherwise would have a material adverse effect on the ability of the Company to perform its obligations hereunder and consummate the Closing (disregarding any such Effect that arises out of, or results from, Buyer’s intentional and material breach of this Agreement), or (B) has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, assets, properties and liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided that no Effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute a Company Material Adverse Effect under clause (B) or shall be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect under clause (B): (i) any changes in global, national or regional economic conditions, including changes generally affecting financial, credit or capital market conditions, (ii) conditions (or changes therein) generally affecting any industry or the industries in which the Company or any of its Subsidiaries operate, (iii) general legal, tax, economic, political or regulatory conditions (or changes therein), (iv) any changes or prospective changes in GAAP or IFRS or the implementation or interpretation thereof or other accounting principles and policies, (v) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law of and by any Governmental Entity (including with respect to Taxes), (vi) the negotiation, execution and delivery of this Agreement or the announcement, pendency or consummation of the Transaction or compliance with the terms of this Agreement (it being understood that this clause (vii) shall not apply with respect to any representation or warranty contained in this Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement or the consummation of the Transaction or the compliance with the terms of this Agreement), (vii) any change in the price or trading volume of Company Shares, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account), (viii) any failure by the Company to meet, or any change in, any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the Effects giving rise or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account), (ix) Effects arising out of changes in geopolitical conditions, the outbreak of a pandemic, epidemic, endemic or other widespread health crisis (including COVID-19), acts of terrorism or sabotage, civil or political unrest, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, hurricane, earthquake, flood, calamity or other natural disasters, acts of God, natural disasters or other similar force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement, (x) any action taken at the request of Buyer in writing, (xi) any reduction in the credit rating or credit rating outlook of the Company or the Company Subsidiaries or any increase in credit default swap spreads with respect to the indebtedness of the Company or the Company Subsidiaries, in and of itself (it being understood that the Effects giving rise or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account) or (xii) any Transaction Litigation, except, in the case of clauses (i), (ii), (iii), (iv), (v) or (ix) above, to the extent the Company and the Company Subsidiaries, taken as a whole, are disproportionately impacted thereby relative to other entities operating in the same industry or industries in which Company and the Company Subsidiaries operate (in which case, only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been or would reasonably be expected to be a Company Material Adverse Effect).

“Company RSU” means any restricted share unit award (including restricted share unit awards that are subject to performance-based vesting conditions) in respect of Company Shares granted under the Company Share Plans.

“Company Share Plan” means each of (i) the Company’s 2016 Incentive Award Plan (as amended and restated as of July 15, 2021) and (ii) the Company’s Second Amended and Restated 2006 Incentive Award Plan.

“Company Shareholder” means a holder of Company Shares from time to time.

“Company Shareholder Approval” means (i) the approval of the Scheme of Arrangement by a resolution of a majority in number of the Company Shareholders representing three-quarters (75%) or more of the votes cast by those Company Shareholders who (being entitled to do so) vote in person or by proxy at the Scheme Meeting (or at any adjournment or postponement of such meeting), and (ii) the approval of the Company Shareholder Resolutions by the requisite majority of the Company Shareholders at the Company GM (or at any adjournment or postponement of such meeting).

“Company Shareholder Resolutions” means the resolutions to alter the Company Articles of Association and such other matters as may be necessary to facilitate the implementation of the Transaction or the Scheme of Arrangement; provided that should the Transaction be implemented by way of a Merger, the resolutions required to implement the Merger.

“Company Shares” means the ordinary shares, par value 10 pence per share, of the Company.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Company Superior Proposal” means a bona fide written Company Competing Proposal (except that, for purposes of this definition, each reference in the Company Competing Proposal to “15% or more” shall be “more than 50%”) that did not result from a breach of this Agreement and is made after the date of this Agreement by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Buyer or any of its Affiliates) that the Company Board of Directors determines in good faith, after consultation with, and based on the advice of, its financial advisors and outside legal counsel (in each case, of internationally recognized reputation and experienced in transactions of this nature, including Latham & Watkins LLP), (a) is reasonably likely to be consummated in accordance with its terms and (b) if consummated, would result in a transaction that is more favorable, from a financial point of view, to the Company Shareholders (solely in their capacity as such) than the Transaction (in each case, after taking into account all financial legal, regulatory and other aspects of such proposal and this Agreement, including the time likely to be required to consummate such proposal, the sources, availability and terms of any financing, financing market conditions and the existence of a financing contingency, the likelihood of termination, the timing or certainty of closing, the regulatory approvals, the identity of the Person or Persons making the proposal and any adjustments or revisions to the terms of this Agreement offered by the Buyer in response to such proposal or otherwise).

“Company Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than the Buyer or any of its Affiliates or any of its or their Representatives acting on behalf of the Buyer or such Affiliate in connection with the Transaction.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 16, 2025, between the Company and the Buyer, as it may be amended from time to time.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

“COVID-19” means the disease caused by SARS-CoV-2 or COVID-19 (and all related strains and sequences), including any intensification, resurgence or any evolutions or mutations thereof, or related or associated epidemics, pandemics, disease outbreaks or public health emergencies.

“Damages” means all damages, costs, expenses, liabilities or losses of any kind.

“Debt Financing Sources” means, collectively, any Person that provides, or has entered into, or in the future enters into, any binding agreement with the Buyer or any of its Affiliates in connection with, or that is otherwise acting as a lender, arranger, bookrunner, manager, agent or any other similar representative in respect of, all or any part of the Debt Financing, together with any of such Person’s Affiliates and any of such Person’s or any of its Affiliates’ respective direct or indirect, former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives and their respective successors or assignees; provided that neither the Buyer nor any of its Affiliates shall be a Debt Financing Source.

“Directors” means those directors of the Company listed in Annex B.

“DOL” means the United States Department of Labor.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“End Date” means 11:59 p.m. Eastern time on April 7, 2026, as may be extended pursuant to Section 8.1(b)(i).

“Environmental Laws” means all Laws which relate to pollution, protection of the environment, or public or worker health or safety (regarding Hazardous Substances) applicable to the Company or any Company Subsidiary.

“Environmental Permits” means any permit, license, consent, certificate, registration, variance, exemption, authorization or approval required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means with respect to the Company, any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

“ERISA Affiliate Liability” means any and all liabilities (a) under a Multiemployer Plan, (b) under Title IV of ERISA, (c) under Section 302 of ERISA or Section 412 and 4971 of the Code, or (d) as a result of the failure to comply with the continuation of coverage requirements of ERISA Section 601 et seq., and Section 4980B of the Code.

“Ex-Im Laws” means all Laws relating to export, re-export, transfer or import controls, including the International Traffic in Arms Regulations administered by the U.S. Department of State, the Export Administration Regulations administered by the U.S. Department of Commerce, the customs and import Laws administered by U.S. Customs and Border Protection, and similar Laws of Canada, the European Union, the United Kingdom, Jersey, Argentina, India and any other relevant jurisdiction.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“FCA” means the UK Financial Conduct Authority.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977.

“FLSA” means the Fair Labor Standards Act of 1938 and similar state and local Laws.

“fraud” means actual fraud (as defined under Delaware law).

“FSMA” means the UK Financial Services and Markets Act 2000, as amended.

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Qualification, Organization, etc.), 3.3(a) (Corporate Authority Relative to this Agreement), 3.3(c)(i) (No Violation), Section 3.18(a) (Required Vote; Takeover Provisions), 3.21 (Finders and Brokers), Section 4.1 (Qualification, Organization, etc.), Section 4.2(a) (Corporate Authority Relative to this Agreement) and Section 4.4 (Finders and Brokers).

“GAAP” means the United States generally accepted accounting principles, consistently applied.

“Government Contract” means any Contract to which the Company or any Company Subsidiary is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Entity (including any subcontract with a prime contractor or other subcontractor who is party to such Contract).

“Governmental Entity” means (a) any national, U.S. federal, union, state, county, municipal, local or foreign government or any entity exercising executive, legislative, judicial, quasi-judicial, regulatory, taxing or administrative functions of, or pertaining to, government, including any arbitral body (public or private), central banks, and any securities exchange, body or authority regulating such securities exchange, in each case in any part of the world, (b) any public international governmental organization or (c) any agency, commission, division, instrumentality, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clause (a) or (b) of this definition.

“Hazardous Substance” means any material, substance or waste that is subject to regulation, or for which liability or standards of conduct may be imposed, under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board, consistently applied.

“Indebtedness” means, with respect to any Person,

(a)	all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)	all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guarantees, surety bonds and similar instruments;

(c)	any interest rate, swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements;

(d)	all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)

indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness will have been assumed by such Person or is limited in recourse;

(f)	all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, IFRS or other accounting principles and policies, recorded as leases liabilities; and

(g)

any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument; provided that Indebtedness shall not include (i) any performance guarantee or any other guarantee that is not a guarantee of other Indebtedness, (ii) in the case of the Company or any of its Subsidiaries, any guarantee provided for the benefit of the Company or any of its wholly-owned Subsidiaries or (iii) in the case of the Buyer or any of its Subsidiaries, any guarantee provided for the benefit of the Buyer or any of its wholly-owned Subsidiaries.

“Indian Resident Shareholder” means a Scheme Shareholder who qualifies as a resident under Section 6 of the IT Act.

“Intellectual Property” means all intellectual property rights existing anywhere in the world, including with respect to (a) patents, utility models, and any other governmental grant for the protection of inventions or industrial designs, applications for the foregoing, and all reissues, reexaminations, divisionals, continuations, and continuations-in-part thereof, (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, corporate names, social media addresses and handles and other similar designations of source or origin, together with the goodwill associated therewith and symbolized thereby, as well as any rights to domain names, (c) copyrights, copyrightable works and other works of authorship, (d) trade secrets and other confidential information, including know-how, inventions (whether or not patentable), concepts, methods, processes, apparatuses, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans (“Trade Secrets”), (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases), (f) Software and documentation therefor, and (g) in each case of (a) through (f) above, whether registered or unregistered, and including all applications for any such rights as well as the right to apply for such rights and all goodwill associated with, any of the foregoing.

“Intentional Breach” or “intentional and material breach” means, with respect to any agreement or covenant of a Party in this Agreement, an action or omission intentionally taken or omitted to be taken by such Party in material breach of such agreement or covenant that the breaching Party takes (or fails to take) with actual knowledge (determined without regard to the definition of “knowledge” in this Agreement) that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

“IRS” means the U.S. Internal Revenue Service.

“IT Act” means the (Indian) Income Tax Act, 1961, together with any statutory modifications or re-enactment thereof and with all applicable by-laws, rules, regulations, orders, circulars, notifications, ordinances and the like issued thereunder.

“IT Assets” means any and all of the following which are owned, used or held for use by the Company or any of its Subsidiaries: computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Jersey” means the British Crown Dependency the Bailiwick of Jersey, otherwise known as the Island of Jersey.

“Kipi Asset Transfer Agreements” means that certain (i) Asset Transfer Agreement, dated April 27, 2022, by and between Apisero Global Integration Solutions Private Limited, through its authorized signatory, Ms. Subhadra Thummalasetty, as transferor, and Kipi.Bi India Private Limited, through its authorized signatory Ms. Kusuma Kumari Ponnam, as transferee, (ii) Asset Transfer Agreement, dated October 1, 2024, by and between Kipi.Bi India Private Limited, through its authorized signatory, Ms. Amruta Sadanand Shastri, as transferor, and Seroda India Private Limited, through its authorized signatory Subhadra Tummala, as transferee, (iii) Asset Transfer Agreement, dated December 31, 2024, by and between Kipi.Bi India Private Limited, through its authorized signatory, Ms. Amruta Sadanand Shastri, as transferor, and Seroda India Private Limited, through its authorized signatory Subhadra Tummala, as transferee, and (iv) Asset Transfer Agreement, dated November 1, 2022, by and between Kipi.Bi India Private Limited, through its authorized signatory, Ms. Kusuma Kumari Ponnam, as transferor, and Koantek Cloud And AI Services Private Limited, through its authorized signatory Ms. Sohini Avirneni, as transferee.

“knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the Persons listed in Section 1-A of the Company Disclosure Schedule with respect to the Company, or (b) the Persons listed in Section 1-A of the Buyer Disclosure Schedule with respect to the Buyer, in each case after reasonable inquiry of such individual’s direct reports with operational responsibility for the fact or matter in question.

“Law” means any law (including common law), enactments, statute, code, rule, regulation, Order, ordinance or other pronouncement of any Governmental Entity having the effect of law or stock exchange rule.

“Lien” means any lien, charge, pledge, hypothecation, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or encumbrance or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“MEWA” means a “multiple employer welfare arrangement” within the meaning of Section 3(4) of ERISA or any similar plans under any applicable laws.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or any similar plans under any applicable laws.

“Multiple Employer Plan” means an employee benefit plan maintained by more than one employer within the meaning of Section 413(c) of the Code or that is or has been subject to Section 4063 or 4064 of ERISA or any similar plans under any applicable laws.

“NYSE” means the New York Stock Exchange.

“Order” means any order, judgment, injunction, ruling, writ, determination, award or decree of any Governmental Entity.

“PBGC” means the United States Pension Benefit Guaranty.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Personal Information” means any information that identifies or could reasonably be used to identify an individual, and any other personal information that is identified in applicable Laws as being ‘personal information’, ‘personal data’ or similar terms and subject to such Laws.

“Pillar 2 Tax” means any Tax charged in accordance with the rules set out in the model rules published by the Organisation for Economic Co-operation and Development as “Tax Challenges Arising from the Digitalisation of the Economy – Global Anti-Base Erosion Model Rules (Pillar Two): Inclusive Framework on BEPS” on 20 December 2021, as amended from time to time, and any accompanying commentary, examples and administrative guidance as such rules, commentary, examples and guidance implemented into domestic law by any relevant Governmental Entity (including any qualified domestic minimum top-up tax and any undertaxed profits rule and any similar rules).

“Privacy Laws” means all applicable Laws and binding guidelines and guidance relating to the processing, privacy or security of Personal Information, including (a) the EU General Data Protection Regulation (2016/679) (together with relevant national implementing legislation), (b) the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019, (c) the (Indian) Information Technology Act 2000, including the Information Technology (Reasonable Security Practices and Procedures and Sensitive Personal Data or Information) Rules 2011 and the Cyber Security and Incident Reporting Direction issued by the Indian Computer Emergency Response Team on 28 April 2022. as amended from time to time, and (d) any other data protection or privacy laws, regulations, or regulatory requirements applicable to the processing of Personal Information, as amended or replaced from time to time.

“Register of Members” means the register of members of the Company from time to time.

“Registrar of Companies” means the Registrar of Companies in Jersey operated by the Jersey Financial Services Commission.

“Representatives” means, when used with respect to any Person, the Affiliates, directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person.

“Restricted Person” means any person or entity identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List, Military End-User List, or Entity List or the U.S. Department of State’s Debarred Parties List.

“Sanctioned Country” means, at any time, any country or region that is itself the subject or target of any Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, so-called Donetsk People’s Republic, and so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” means any Person that is the target of any Sanctions, including, without limitation: (a) any Person listed on any Sanctions-related list of designated Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (including the List of Specially Designated Nationals and Blocked Persons and the Non-SDN lists), His Majesty’s Treasury of the United Kingdom (including the Consolidated List of Financial Sanctions Targets in the UK), the United Nations Security Council (including the United Nations Security Council Consolidated List), the European Union (including the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions), or any EU Member State; (b) any Person located, organized, or resident in a Sanctioned Country; (c) the Government of Venezuela or any Person otherwise subject to Sanctions; or (d) any Person owned (50% or more) or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by relevant Governmental Entities, including, but not limited to, the United States (including by OFAC or the U.S. Department of State), the United Kingdom, the United Nations Security Council, the European Union, any EU Member State, Canada or Jersey.

“Scheme” or “Scheme of Arrangement” means the proposed scheme of arrangement under article 125 of the Companies Law between the Company and Company Shareholders, in form agreed by the Company and the Buyer in accordance with the terms of this Agreement, subject to any alterations or conditions made or required by the Court and agreed to in writing by the Company and the Buyer, each acting reasonably and in good faith, in accordance with the terms of this Agreement.

“Scheme Implementation” means the implementation of the Scheme upon the terms and subject to the conditions hereof.

“Scheme Meeting” means such meeting(s) of the Company Shareholders as the Court may direct in relation to the approval of the Scheme of Arrangement by the Company Shareholders.

“Scheme Shareholders” has the meaning given to it in the Scheme Document.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Service Provider” means any current or former employee, officer, director, consultant or independent contractor of the Company or any Subsidiary of the Company.

“Small Shareholder” means a Scheme Shareholder that (i) is a non-resident under the IT Act; and (ii) individually or together with any of its associated enterprises (as defined under the IT Act), at any time in the twelve months preceding the Closing Date, neither holds the right of management or control in relation to the Company nor holds voting power or share capital or interests exceeding 5 per cent of the total voting power or total share capital or total interest in the Company or the entity that directly owns assets situated in India.

“Software” means computer software of any kind or nature, including any and all programs, applications, software implementation of algorithms, models and methodologies, whether in source code or object code form and all documentation relating to the foregoing.

“Specific Shareholder(s)” means a Scheme Shareholder that is a non-resident under the IT Act, which (i) individually or together with any of its associated enterprises (as defined under the IT Act), at any time in the twelve months preceding the Closing Date, holds the right of management or control in relation to the Company, or (ii) holds voting power or share capital or interests exceeding 5 (five) per cent of the total voting power or total share capital or total interest in the Company, at any time in the twelve months preceding the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, (a) of which at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, of which such Person or any other Subsidiary of such Person is a general partner or (c) in case of any other organization (including a branch office) where that organization has been established by, or controlled by, such Person or one or more of its Subsidiaries.

“Takeover Statutes” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the Delaware Code or similar Law, and any restrictive provision in the Company Governing Documents.

“Tax” or “Taxes” means (i) all taxes, direct and indirect, duties, contributions, levies and imposts of any kind or nature imposed by any Governmental Entity (including Pillar 2 Tax), either as a primary, secondary or joint liability, including but not limited to taxes on income, deduction, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs and export duties, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, any tax amounts pursuant to a European Union “state aid” claim or a “false claims” act and any other similar taxes of any kind whatsoever, including any similar levies, duties, tariffs, imposts, charges and fees, together with any interest, penalty, charge, fine, fee, additions to tax or additional amounts attributable to or imposed with respect to any of the foregoing, in each case, whether disputed or not; (ii) liability for the payment of any amount of the type described in the foregoing clause (i) as a result of being a member or a former member of an affiliated, consolidated, combined, unitary or aggregate group for any period (including pursuant to Treasury Regulations Section 1.1502-6 and any similar provision of state, local or non-U.S. Law); and (iii) liability for the payment of any amount of the type described in the foregoing clause (i) (whether or not paid to a Governmental Entity) as a result of being a transferee of or successor to any person or as a result of any obligation to indemnify or pay any other person, including pursuant to a contractual arrangement or otherwise by operation of Law.

“Tax Return” means any report, return, information return, certificate, claim for refund, election, estimated tax filing or declaration (including any schedule, supporting material and attachment thereto) with respect to Taxes that is filed, has to be prepared and kept, or required to be filed with any Governmental Entity, including any amendments with respect to any of the foregoing.

“Transfer Regulations” means any Law in any jurisdiction which provides for the transfer of employment in the event of a transfer of a business or services, including but not limited to the U.K. Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006, as amended.

“Treasury Regulations” means the U.S. Department of Treasury regulations promulgated under the Code.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder, and similar state and local Laws.

Terms Defined Elsewhere.

Each of the following terms is defined in the Section set forth opposite such term:

Defined Term	Paragraph
Agreement	Preamble
Book-Entry Shares	Section 2.2(a)(ii)
Buyer	Preamble
Buyer Disclosure Schedule	Article IV
Buyer Related Parties	Section 8.2(e)
Certificates	Section 2.2(a)(ii)
Closing	Section 1.2
Closing Date	Section 1.2
Company	Preamble
Company Alternative Acquisition Agreement	Section 5.2(b)(iv)
Company Balance Sheet Date	Section 3.6
Company Capitalization Date	Section 3.2(a)
Company Change of Recommendation	Section 5.2(d)(viii)
Company Competing Proposal	Section 8.2(b)
Company Disclosure Documents	Section 3.17(a)

Company Governing Documents	Section 3.1
Company Intellectual Property	Section 3.16(a)
Company Leased Real Property	Section 3.17(a)
Company Material Adverse Effect	Section 7.2(a)(iv)
Company Material Contracts	Section 3.19(a)
Company Permits	Section 3.9(b)
Company Permitted Lien	Section 3.17(a)
Company Related Parties	Section 8.2(e)
Company SEC Documents	Section 3.4(a)
Company Termination Fee	Section 8.2(b)
Continuing Employees	Section 6.5(a)
Controllers	Section 7.1(f)
Counsel	Section 5.3(b)(xxi)
Court	Section 1.3
Court Documentation	Section 5.3(b)(vii)
Court Order	Section 1.3
Debt Financing	Section 6.10(a)
Effective Time	Section 1.3
Enforceability Exceptions	Section 4.2(b)
Forms of Proxy	Section 5.3(b)(vii)
Indemnification Agreements	Section 6.4(a)
Indemnified Parties	Section 6.4
International Employee Plan	Section 3.11(i)
Irrevocable Undertakings	Recitals
Maximum Amount	Section 6.4(c)
Merger	Section 6.13(a)
New Company Plans	Section 6.5(c)
Offer	Section 6.12(a)
Offer Document	Section 6.12(b)
Owned Intellectual Property	Section 3.16(a)
Owned Software	Section 3.16(c)
Parties	Preamble
Paying Agent	Section 2.2(a)(i)
Paying Agent Agreement	Section 2.2(a)(i)
Payment	Section 8.2(d)
Payoff Amount	Section 6.10(e)
Payoff Letters	Section 6.10(e)
Per Share Consideration	Section 1.1
Pre-Closing Period	Section 5.1(a)
Proceedings	Section 3.14
Repaid Indebtedness	Section 6.10(e)
Scheme Document	Section 5.3(b)(i)
Scheme Supplemental Document	Section 5.3(b)(vii)
Transaction	Recitals
Transaction Litigation	Section 6.7

Annex B

COMPANY DIRECTORS

1.	Timothy L. Main

2.	Keshav R. Murugesh

3.	Diane de Saint Victor

4.	Françoise Gri

5.	Jason Liberty

6.	Judy Marlinski

7.	Keith Haviland

8.	Lan Tu

9.	Mario P. Vitale

10.	Sylvie Ouziel

C-1

Exhibit A

Scheme of Arrangement

[See attached.]

E-1